Exhibit 10.1

Execution Version

BK LC Lux Finco 1 S.à r.l.,

as Issuer

The Initial Guarantors named herein

BK LC Lux Finco 2 S.à r.l.

as Parent

5.25% Senior Notes due 2029

SENIOR NOTES INDENTURE

Dated as of April 29, 2021

GLAS Trust Company LLC,

as Trustee

Goldman Sachs Bank USA,

as Security Agent

and

GLAS Trust Company LLC,

as Principal Paying Agent, Transfer Agent and Registrar

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE
Exhibit E	AGREED SECURITY PRINCIPLES
Exhibit F	FORM OF SOLVENCY CERTIFICATE

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THIS SENIOR NOTES INDENTURE (this “Indenture”), dated as of April 29, 2021, among BK LC Lux Finco 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L—2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252262 (the “Issuer”), the Initial Guarantors named herein, BK LC Lux Finco 2 S.à r.l., as Parent (the “Parent”), GLAS Trust Company LLC, as trustee (the “Trustee”), Goldman Sachs Bank USA, as security agent (the “Security Agent”), GLAS Trust Company LLC, as paying agent (in such capacity, the “Principal Paying Agent”), transfer agent (in such capacity, the “Transfer Agent”) and as registrar (in such capacity, the “Registrar”).

Each party agrees as follows for the benefit of each other and for the other parties and for the equal and ratable benefit of the Holders of the Issuer’s euro-denominated 5.25% Senior Notes due 2029 (the “Notes”).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions

“144A Global Note” means a 144A Global Note that will be issued in an initial amount equal to the aggregate principal amount of the Notes initially resold in reliance on Rule 144A, substantially in the form of Exhibit A hereto, and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 and Section 2.06.

“ABL Facility” means (x) the credit facilities made available under the ABL Facility Agreement and (y) one or more debt facilities or other financing arrangements (including indentures) providing for loans or other indebtedness that replaces or refinances such Credit Facility Incurred pursuant to Section 4.08(b)(1)(A)(iii).

“ABL Facility Agreement” means the asset-backed loan credit agreement, dated on or about the Issue Date, by and among, among others, German Newco and U.S. Newco, as original borrowers, certain guarantors party thereto and the lenders named therein, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such ABL Facility Agreement or one or more successors to the ABL Facility Agreement or one or more new ABL Facility Agreements.

“Acceptable Nation” means Australia, Canada, any member state of the EU, Japan, Switzerland, the UK, the US, or any other state, country or sub-division of a country which has a rating for its short-term unsecured and noncredit-enhanced debt obligations of A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s or by an instrumentality or agency of any such government having an equivalent credit rating.

“Accounting Principles” means, in respect of any member of any Financial Reporting Group, at its election, GAAP, International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the EU or the International Accounting Standards Board (or any variation thereof), or generally accepted accounting principles in its jurisdiction of incorporation, in each case to the extent applicable to the relevant financial statements and as applied by such Financial Reporting Entity or that member of the Financial Reporting Group from time to time.

“Acquired Indebtedness” means Indebtedness:

(a)	of a person or any of its Subsidiaries existing at the time such person becomes a Restricted Subsidiary;

(b)

assumed in connection with the acquisition of assets from such person, in each case whether or not Incurred by such person in connection with such person becoming a Restricted Subsidiary or such acquisition; or

(c)	of a person at the time such person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary,

provided that Acquired Indebtedness shall be deemed to have been Incurred, with respect to:

(i)	clause (a) above, on the date such person becomes a Restricted Subsidiary;

(ii)	clause (b) above, on the date of consummation of such acquisition of assets; and

(iii)	clause (c) above, on the date of the relevant merger, consolidation or other combination.

“Acquisition” means the direct or indirect acquisition by German Newco and any other members of the Group of assets of and shares in the BIRKENSTOCK Group in accordance with the terms of the Acquisition Documents.

“Acquisition Agreement” means the sale and purchase agreement dated 25/26 February 2021 between German Newco and the Vendor.

“Acquisition Closing Date” means the date on which the Acquisition is completed in accordance with the terms of the Acquisition Agreement.

“Acquisition Documents” means the Acquisition Agreement, any other document ancillary to or entered into in connection with the Acquisition Agreement and each other document or agreement designated in writing as an Acquisition Document by the Issuer.

“Additional Assets” means:

(a)

any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful (including Investments in property or assets for potential future use) in a Similar Business (it being understood that capital expenditures on property or assets already used, or to be used, in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)

the Capital Stock of a person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(c)	Capital Stock constituting a minority interest in any person that at such time is a Restricted Subsidiary.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with the terms hereof, including Sections 2.01, 2.02 and 4.08.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-Registrar, Transfer Agent, Paying Agent or additional paying agent.

“Agreed Co-Investor” means Christian Birkenstock and any investment vehicles controlled by him, including CB Verwaltungs GmbH and CB Beteiligungs GmbH & Co. KG, together with any of its successors, Affiliates, Related Funds or direct or indirect Subsidiaries.

“Agreed Security Principles” means the agreed security principles as set out in Exhibit E.

“Applicable Metric” means any financial covenant or financial ratio or Incurrence-based permission, test, basket or threshold in this Indenture (including any financial definition or component thereof and any financial ratio, test, basket or threshold or permission based on the calculation of Consolidated EBITDA, LTM EBITDA, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio), any Default, Event of Default or other relevant breach of this Indenture.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary with respect thereto that apply to such transfer or exchange.

“Applicable Reporting Date” means, as at any date of determination, at the Issuer’s election (which election the Issuer may revoke and re-make at any time and from time to time):

(a)	if no report or financial statements have yet been delivered pursuant to Section 4.02(a)(1), Section 4.02(a)(2) or Section 4.02(a)(3) since the Acquisition Closing Date, the Acquisition Closing Date;

(b)

the last day of the most recent fiscal quarter in respect of which a report or financial statements have been delivered pursuant to Section 4.02(a)(1), Section 4.02(a)(2) or Section 4.02(a)(3) with such Applicable Metric determined by reference to such report or financial statements, whichever is more recent; or

(c)

the last day of the most recently completed Relevant Period for which the Group has sufficient available information to be able to determine such Applicable Metric, with such Applicable Metric determined by reference to such available information.

“Applicable Test Date” means the Applicable Transaction Date or, at the Issuer’s election (which election the Issuer may revoke and re-make at any time and from time to time), the Applicable Reporting Date prior to any Applicable Transaction Date.

“Applicable Transaction” means any Investment, acquisition, disposition, sale, merger, joint venture, consolidation or other business combination transaction, Incurrence, Change of Control, assumption, commitment, issuance, repayment, repurchase or refinancing of Indebtedness (including for the avoidance of doubt an additional facility under the Senior Term Facilities Agreement), Disqualified Stock or Preferred Stock and the use of proceeds thereof, any creation of a Lien, any Restricted Payment, any Affiliate Transaction, any designation of a Restricted Subsidiary or Unrestricted Subsidiary, any Asset Disposition or any other transaction for which an Applicable Metric falls to be determined; provided that, if any such transaction (the “first transaction”) is being effected in connection with another such transaction (the “second transaction”), the second transaction shall also be an Applicable Transaction with respect to the first transaction.

“Applicable Transaction Date” means, in relation to any Applicable Transaction, at the Issuer’s election (which election the Issuer may revoke and re-make at any time and from time to time):

(a)	the date of any letter, definitive agreement, instrument, put option, scheme of arrangement or similar arrangement in relation to such Applicable Transaction (unilateral, conditional or otherwise);

(b)	the date that any commitment, offer, announcement, communication or declaration (unilateral, conditional, or otherwise) with respect to such Applicable Transaction is made or received;

(c)	the date that any notice, which may be revocable or conditional, of any repayment, repurchase or refinancing of any relevant Indebtedness is given to the holders of such Indebtedness;

(d)	the date of consummation, Incurrence, payment or receipt of payment in respect of the Applicable Transaction;

(e)	any other date determined in accordance with this Indenture; or

(f)	any other date relevant to the Applicable Transaction determined by the Issuer in good faith.

“Asset Disposition” means:

(a)

the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer or any of the Restricted Subsidiaries (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or

(b)

the issuance, sale, transfer or other disposition of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.08 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions, in each case, other than:

(i)	a disposition by the Issuer or a Restricted Subsidiary to the Issuer or a Restricted Subsidiary;

(ii)	a disposition of cash or Cash Equivalent Investments;

(iii)

a disposition of inventory, receivables, trading stock, equipment or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business or consistent with past practice, including any disposition of disposed, abandoned or discontinued operations;

(iv)

a disposition of obsolete, worn-out, uneconomic, damaged, retired or surplus property, equipment, facilities or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Issuer and the Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Issuer and the Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Issuer or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Issuer or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(v)	transactions permitted under Article 5 or a transaction that constitutes a Change of Control;

(vi)

a disposition, issuance, sale or transfer of Capital Stock (A) by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity-based, equity-linked, profit sharing or performance based, incentive or compensation plan approved by the Board of Directors of the Issuer or (B) relating to directors’ qualifying shares and shares issued to individuals as required by applicable law;

(vii)

any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) not exceeding the greater of (x) €37.63 million and (y) an amount equal to 17.5% of LTM EBITDA;

(viii)	any Restricted Payment that is permitted to be made, and is made, under Section 4.06 and the making of any Permitted Payment or Permitted Investment;

(ix)	dispositions in connection with Liens not prohibited by Section 4.11;

(x)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by the Issuer or a Restricted Subsidiary upon the foreclosure of a Lien granted in favor of the Issuer or any Restricted Subsidiary;

(xi)

conveyances, sales, transfers, licenses or sublicenses, lease or assignment or other dispositions of intellectual property rights, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(xii)	the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with past practice;

(xiii)	foreclosure, condemnation, forced dispositions, taking by eminent domain or any similar action with respect to any property or other assets;

(xiv)

the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(xv)

any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or a Subsidiary that is not a Material Subsidiary (as defined in the Senior Term Facilities Agreement);

(xvi)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xvii)	dispositions of property to the extent:

(A)	that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased;

(B)	that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased); or

(C)	allowable under Section 1031 of the Code (or any similar provision under applicable tax law) and constituting any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xviii)

any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(xix)

any disposition pursuant to a Sale and Leaseback Transaction or any other financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including asset securitizations, permitted by this Indenture;

(xx)

dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(xxi)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(xxii)	the unwinding or termination of any Cash Management Services or Hedging Obligations;

(xxiii)

the disposition of any assets made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition; and

(xxiv)

a disposition of property or assets if the acquisition of such property or assets was financed with Excluded Contributions and the Net Available Cash from such disposition is used to make a Restricted Payment, in each case, provided that in the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 4.06, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 4.06.

“Associate” means (i) any person engaged in a Similar Business of which the Issuer or the Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary.

“Authority” means The International Stock Exchange Authority Limited.

“Available Amount” means at any time, an amount equal to, without duplication or double counting (including without double counting amounts which would increase the capacity to make Restricted Payments, Permitted Payments or Permitted Investments pursuant to Section 4.06(a)), the sum of:

(a)	Retained Cash (as defined in the Senior Term Facilities Agreement); plus

(b)	the amount of any Equity Contribution made after the Acquisition Closing Date (excluding the Transaction Equity Contribution); plus

(c)	Closing Overfunding; plus

(d)	IPO Proceeds; plus

(e)

Permitted Debt (excluding (i) any intra-Group Indebtedness and (ii) any Indebtedness of a member of the Group outstanding or committed on the Acquisition Closing Date under Facility B and/ or the Notes that are applied by the Issuer towards (x) the payment of the cash consideration to the Vendor under the Acquisition Agreement, (y) the refinancing of existing Indebtedness of the BIRKENSTOCK Group on or about the Acquisition Closing Date or (z) the payment of costs, fees or expenses in connection with the Transaction); plus

(f)

cash and Cash Equivalent Investments held by members of the Group, provided that such cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment (excluding the Available Amount permission); plus

(g)

the aggregate principal amount of any Indebtedness of the Issuer or any Restricted Subsidiary issued after the Acquisition Closing Date (other than Indebtedness issued to the Issuer or a Restricted Subsidiary), which has been converted into or exchanged for equity and/or shareholder loans, together with the fair market value of any Cash Equivalent Investments and the fair market value (as reasonably determined by the Issuer) of any property or assets received by the Issuer or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Acquisition Closing Date through and including such time; plus

(h)	the aggregate amount of net cash proceeds received by the Issuer or any Restricted Subsidiary during the period from and including the day immediately following the Acquisition Closing Date through and including such time in connection with the disposal to a person (other than the Issuer or any Restricted Subsidiary) of any investment funded made using the Available Amount (in whole or in part); plus

(i)

to the extent not already reflected as a return of capital with respect to such investment for purposes of determining the amount of such investment, the aggregate amount of proceeds received by the Issuer or any Restricted Subsidiary during the period from and including the day immediately following the Acquisition Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts (including cash interest and/or principal repayments of loans), in each case received in respect of any investment made after the Acquisition Closing Date using the Available Amount (in whole or in part) (in an amount not to exceed the original amount of such investment); plus

(j)	an amount equal to the sum of:

(i)

the amount of any investment made by the Issuer or any Restricted Subsidiary using the Available Amount in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Issuer or any Restricted Subsidiary; and

(ii)

the fair market value (as reasonably determined by the Issuer) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the investment in such Unrestricted Subsidiary) to the Issuer or any Restricted Subsidiary,

in each case, during the period from and including the day immediately following the Acquisition Closing Date through and including such time.

“Bankruptcy Law” means, in respect of any person, the law of any applicable jurisdiction accepting jurisdiction in respect of the bankruptcy, insolvency, receivership, winding up, liquidation or relief of debtors in respect of such person and, in respect of the Issuer and any Guarantor incorporated in Luxembourg, the laws of the Grand Duchy of Luxembourg relating to the state of cessation de paiements or the loss of commercial creditworthiness (ébranlement de credit), the opening of bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée)) or any amendment to, succession to or change in any such law.

“BIRKENSTOCK Group” means (x) prior to the Acquisition Closing Date, Birkenstock GmbH & Co. KG, Birkenstock Immobilien GmbH & Co. KG and Birkenstock Cosmetics GmbH & Co. KG, together with their respective Subsidiaries and (y) after the Acquisition Closing Date, Birkenstock Holding B.V. & Co. KG together with its Subsidiaries, as the context may require.

“Borrowing Base” means, at any given time, an amount equal to the sum of (a) 90% of the face amount of all accounts receivable; (b) the lesser of (i) 85% of the net orderly liquidation value and (ii) 75% of the book value of all inventory and in-transit inventory; (c) the lesser of (i) 85% of the net orderly liquidation value and (ii) 75% of the book value of all raw materials inventory; and (d) 100% of all cash of borrowers and the guarantors under the ABL Facility as of the most recently ended fiscal month or such other date upon which a borrowing base certificate is delivered under the ABL Facility Agreement. The Borrowing Base shall be calculated on a pro forma basis to include any accounts receivable, inventory, raw materials and cash owned by an entity that is to be merged with or into the Issuer or a Restricted Subsidiary or is to become a Restricted Subsidiary on the date of determination.

“Board of Directors” means:

(a)	with respect to the Issuer or any company or corporation, the board of directors or managers, as applicable, of that company or corporation, or any duly authorized committee thereof;

(b)

with respect to any limited liability company, the sole member, sole manager, board of managers or other governing body, as applicable, of that limited liability company, or any duly authorized committee thereof;

(c)

with respect to any partnership, the board of directors or other governing body of the general partner of that partnership or any duly authorized committee thereof, except if a manager or a board of managers have been appointed in accordance with the constitutional documents of such partnership, in which case clause (a) above shall apply; and

(d)	with respect to any other person, the board or any duly authorized committee of that person serving a similar function.

Whenever any provision of this Indenture requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors or equivalent (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting (or equivalent) or as a formal board approval (or equivalent)). The obligations of the “Board of Directors” under this Indenture may be exercised by the Board of Directors of the Issuer, the Parent, German Newco, Lux SPV or any Financial Reporting Entity, including, in each case, its successors and assigns.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in (i) Luxembourg, (ii) Frankfurt, Germany, (iii) London, United Kingdom or (iv) New York, New York, United States are authorized or required by law to close.

“Business Successor” means (i) any former Subsidiary of the Issuer and (ii) any person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Issuer (that results in such Subsidiary ceasing to be a Subsidiary of the Issuer), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Issuer.

“Capital Stock” of any person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalent Investments” means, at any time when held by a member of the Group or the BIRKENSTOCK Group (as applicable), any Cash Equivalents, Temporary Cash Investments or Investment Grade Securities and (without double counting):

(a)	debt securities or other investments in marketable debt obligations issued or guaranteed by an Acceptable Nation or any agency thereof and having not more than one year to final maturity;

(b)	certificates of deposit maturing within one year after the relevant date of calculation and issued by any lender party to a Credit Facility or by any bank or trust company;

(i)

whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “F1” or the equivalent thereof by Fitch or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization); or

(ii)	(in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €250 million;

(c)

any investment in marketable debt obligations issued or guaranteed by any government of any Acceptable Nation, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognized trading market exists;

(ii)	which matures within one year after the relevant date of calculation; and

(iii)

which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)

bills of exchange issued in any Acceptable Nation or, in each case, any agency thereof and eligible for rediscount at the relevant central bank and accepted by a bank (or their dematerialized equivalent);

(f)	any investment which:

(i)	is an investment in money market funds:

(A)	with a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s; or

(B)	which invests substantially all their assets in securities of the types described in clauses (a) to (e) above;

(ii)

is any other money market investment (including repurchase agreements) and substantially all of the assets or collateral in respect of that investment have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s; or

(iii)	can be turned into cash on not more than 30 days’ notice,

in each case, to which any member of the Group or member of the BIRKENSTOCK Group (as applicable) is alone (or together with other members of the Group or BIRKENSTOCK Group (as applicable)) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or BIRKENSTOCK Group (as applicable) or subject to any Security (other than a Permitted Lien).

“Cash Equivalents” means:

(a)

Australian dollars, Canadian dollars, euro, Japanese yen, Swiss francs, UK pounds sterling, U.S. dollars or any national currency of any member state of the EU or any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(b)

securities or other direct obligations issued or directly and fully Guaranteed or insured by the government of Australia, Canada, Japan, Norway, Switzerland, the UK or the US, the EU or any member state of the EU on the Issue Date or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(c)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company:

(i)

whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “F1” or the equivalent thereof by Fitch or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization); or

(ii)	(in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €250 million;

(d)

repurchase obligations for underlying securities of the types described in clauses (b), (c) and (g) of this definition entered into with any bank meeting the qualifications specified in clause (c) above;

(e)	securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any person referenced in clause (c) above;

(f)

commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (c) above (or by the Parent Entity thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least “A-1” or higher by S&P or at least “F1” or the equivalent thereof by Fitch or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) maturing within one year after the date of creation thereof;

(g)

interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (a) through (f) above; and

(h)	for purposes of clause (ii) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Issuer and its Subsidiaries on the Acquisition Closing Date.

“Cash Management Services” means any of the following: automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services, daylight or overnight draft facilities and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Change of Control” means:

(1)

the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, being or becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Issuer other than in connection with any transaction or series of transactions in which the Issuer shall become the Wholly Owned Subsidiary of a Parent Entity so long as no Person or group, as noted above, other than a Permitted Holder, holds more than 50% of the total voting power of the Voting Stock of such Parent Entity; or

(2)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries taken as a whole to a Person, other than the Issuer or any of the Restricted Subsidiaries or one or more Permitted Holders.

Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control solely as a result of the Issuer becoming a direct or indirect Wholly Owned Subsidiary of a Parent Holding Company if (A) the direct or indirect holders of the Voting Stock of such Parent Holding Company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company and (b) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Charged Property” means the Collateral and any other assets subject to Security Interests that may in the future be granted to secure obligations under the Notes, any Note Guarantees and this Indenture in accordance with the provisions of the Intercreditor Agreement.

“Clean-up Period” means the date which falls 180 days after the Acquisition Closing Date.

“Clearstream” means Clearstream Banking S.A. or any successor thereof.

“Closing Overfunding” means the aggregate amount invested in Lux SPV or German Newco (without double-counting) by way of Equity Contribution on or around the Acquisition Closing Date and identified as “Closing Overfunding” or similar in the funds flow statement, plus (without double-counting) the amount of cash on the balance sheet of the Group (including the BIRKENSTOCK Group) as at the Acquisition Closing Date (other than, for the avoidance of doubt, any cash attributable (as determined by Lux SPV (acting reasonably)) to amounts invested in Lux SPV or German Newco (as applicable) by way of Equity Contribution or the proceeds from any Notes or any other Indebtedness that are applied by Lux SPV or German Newco (as applicable) on the Acquisition Closing Date towards (i) the payment of cash consideration to the Vendor under the Acquisition Agreement, (ii) the refinancing of existing Indebtedness of the BIRKENSTOCK Group or (iii) the payment of costs, fees or expenses in connection with the Transaction).

“Collateral” means the SUN Collateral and the Shared Collateral.

“Common Depositary” means, with respect to any Global Note representing the Notes, an entity appointed as common depositary by Euroclear and Clearstream, their nominees and their respective successors.

“Consolidated Depreciation and Amortization Expense” means with respect to any person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of:

(a)	intangibles and non-cash organization costs;

(b)	deferred financing fees or costs; and

(c)

capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any person for any period, the Consolidated Net Income of such person for such period:

(a)	increased (without duplication) by:

(i)

provision for taxes based on income or profits, revenue or capital, including federal, state, provincial, territorial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such person paid or accrued during such period, including any penalties and interest relating to any tax examinations (including any additions to such taxes, and any penalties and interest with respect thereto), deducted (and not added back) in computing Consolidated Net Income; plus

(ii)	Fixed Charges of such person for such period, including:

(A)	net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk;

(B)	bank fees and other financing fees; and

(C)	costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a)(A) through (a)(I) thereof,

in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)	Consolidated Depreciation and Amortization Expense of such person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)	any:

(A)	Transaction Expenses; and

(B)

any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company), Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), in each case including such fees, expenses or charges (including rating agency fees and related expenses) related to the Senior Term Facilities, the ABL Facility, any Notes, any other Credit Facility, any Receivables Facility, any Securitization Facility, any other Indebtedness not prohibited by this Indenture or any Equity Offering and any amendment, waiver or other modification of any of the foregoing, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(v)	the amount of any:

(A)

restructuring charge, accrual or reserve (and adjustments to existing reserves), transaction or integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), operational and technology systems development and establishment costs, future lease commitments and costs related to the opening, pre-opening, abandonment, disposal, discontinuation and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing; and

(B)	fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(vi)

any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting; provided that if any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid or other items classified by the Issuer as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)

the amount of board of director fees, management, monitoring, advisory, consulting, refinancing, subsequent transaction, advisory and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to any member of the Board of Directors of the Issuer, any Permitted Holder or any Affiliate of a Permitted Holder to the extent permitted under Section 4.10; plus

(viii)

the “run rate” adjustment required to give effect to synergies, cost savings, operating expense reductions, restructuring charges, operating cost improvements, operating improvements, revenue increases, revenue enhancements or other adjustments, similar initiatives or effects of synergies (together, being “Synergies”) that have been realized (in full or in part) for some, but not all, of such period and that are related to any acquisition (including under a letter of intent), disposition, divestiture, restructuring, new or revised contract, information and technology systems establishment, modernization or modification or the implementation of any operating improvements, efficiency or cost savings initiative or any other adjustments or similar initiatives, as applicable, as if such Synergies had been realized from the first day of such period and during the entirety of such period (which adjustments, without double-counting may be incremental to pro forma adjustments made pursuant to Section 4.15); net of the amount of actual benefits realized during such period from such actions; plus

(ix)

the pro forma adjustment (whether on a “run rate” basis or otherwise) for Synergies that are expected (in good faith) to be realized as a result of actions taken or committed or expected to be taken in relation to any acquisition (including under a letter of intent), disposition, divestiture, restructuring, new or revised contract, information and technology systems establishment, modernization or modification or the implementation of an operating improvements, efficiency or cost savings initiative or any other adjustments or similar initiative (for the avoidance of doubt, whether or not any action has been taken in relation to the same), calculated on a pro forma basis as if such Synergies had been realized from the first day of such period and during the entirety of such period (which adjustments, without double-counting, may be incremental to pro forma adjustments made pursuant to Section 4.15); plus

(x)

the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing or Receivables Facility; plus

(xi)

any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; plus

(xii)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xiii)	any net loss included in the Consolidated Net Income attributable to non-controlling interests; plus

(xiv)

realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus

(xv)	net realized losses from Hedging Obligations or embedded derivatives; plus

(xvi)

the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto; plus

(xvii)

with respect to any joint venture, an amount equal to the proportion of those items described in sub-clauses (i) and (iii) above relating to such joint venture corresponding to the Issuer’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(xviii)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(xix)

any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost), and any other items of a similar nature; plus

(xx)

the amount of expenses relating to payments made to option holders of the Issuer or any Parent Entity in connection with, or as a result of, any distribution being made to equity holders of such person or its Parent Entities, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus

(xxi)

to the extent not already otherwise included herein, adjustments and add-backs (including anticipated synergies) for costs or expenses (or, in each case, similar items) made in calculating “Adjusted EBITDA” (or any similar or equivalent term) included in the Offering Memorandum and other adjustments of a similar nature to the foregoing and/or any base case model or quality of earnings report related to a Permitted Acquisition (including any annexures to such report) prepared by an independent third party; plus

(xxii)

the amount of incremental contract value of the Group that the Issuer in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA contribution from (x) increased pricing or volume initiatives and/or (y) the entry into binding and effective new agreements with new customers or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers (collectively, “New Contracts”) during such period had such New Contracts been effective as of the beginning of such period (including, without limitation, 100% of such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as Consolidated EBITDA contribution during such period) as long as such incremental contract value is reasonably identifiable and factually supportable; provided that such incremental contract value shall be calculated on a pro forma basis as though the full “run rate” effect of such incremental contract value had been realized as Consolidated EBITDA contributed on the first day of such period; provided that any amounts calculated pursuant to this clause (xxii) shall not exceed an amount equal to 10% of Consolidated EBITDA for the relevant period after giving effect to all other adjustments permitted by this definition of “Consolidated EBITDA”; plus

(xxiii)	earn out obligations Incurred in connection with any Permitted Acquisition or other Investment permitted under this Indenture and paid or accrued during such period; plus

(xxiv)

losses, charges and expenses related to the pre-opening and opening of new facilities, and start-up period prior to opening, that are operated, or to be operated, by the Issuer or any Restricted Subsidiary; plus

(xxv)	any other items classified by the Issuer as extraordinary, one-off, one-time, exceptional, unusual or nonrecurring items decreasing Consolidated Net Income of such person for such period; and

(b)

decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated Interest Expense” means, with respect to any person for any period, without duplication, the sum of:

(a)

consolidated interest expense of such person and its Restricted Subsidiaries for such period (in each case, determined on the basis of GAAP), to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including:

(i)	amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par;

(ii)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances;

(iii)

non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP);

(iv)	the interest component of Capitalized Lease Obligations;

(v)	net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness; and

(vi)	interest actually paid by the Issuer or any Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other person,

and excluding:

(A)	Securitization Fees;

(B)	interest and other fees in respect of Receivables Facilities;

(C)	penalties and interest relating to taxes;

(D)	any additional cash interest owing pursuant to any registration rights agreement;

(E)	accretion or accrual of discounted liabilities other than Indebtedness;

(F)

any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transaction or any acquisition;

(G)

amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated Hedging Obligations and other commissions, financing fees and expenses and original issue discount with respect to any Indebtedness the Incurrence of which is permitted by Section 4.08 and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(H)	any expensing of bridge, commitment and other financing fees; and

(I)	interest with respect to Indebtedness of any parent of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under GAAP; plus

(b)

consolidated interest expense of any Parent Entity to the extent such interest expense was funded with the proceeds of dividends, distributions or other payments to any Parent Entity pursuant to Section 4.06(a)(1)(C); plus

(c)

consolidated capitalized interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any interest capitalized, accrued, accreted or paid in respect of Subordinated Shareholder Funding); less

(d)	interest income for such period,

provided that, for purposes of this definition interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any person for any period, the net income (loss) of such person and its Subsidiaries that are Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided that there will not be included in such Consolidated Net Income:

(a)

any net income (loss) of any person if such person is not a Restricted Subsidiary (including any net income (loss) from Investments recorded in such person under the equity method of accounting), except that the Issuer’s equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalent Investments actually distributed or that (as reasonably determined by an Officer of the Issuer) could have been distributed by such person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment; provided that, for the purposes of Section 4.06(a)(C) such dividend, other distribution or return on investment does not reduce the amount of Investments outstanding under the definition of Permitted Investments;

(b)

any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed or discontinued operations of the Issuer or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business or consistent with past practice (as determined in good faith by the Issuer);

(c)

any extraordinary, exceptional, one-off, one-time, unusual or nonrecurring gain, loss, charge or expense, including Transaction Expenses or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions and the build-out, renovation and expansion of facilities), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, losses related to closure/consolidation or disruption of facilities, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel and facilities (to the extent such disruption of facilities, temporary decreases in work volume and/or underutilized personnel and facilities are the result of an extraordinary, exceptional, one-off, one-time, unusual or nonrecurring event or circumstance), internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), litigation, contract terminations and professional and consulting fees incurred with any of the foregoing;

(d)	the cumulative effect of a change in law, regulation or accounting principles;

(e)	any:

(i)

non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation; and

(ii)	income (loss) attributable to deferred compensation plans or trusts;

(f)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)

any unrealized gains or losses in respect of any Hedging Obligations or other financial instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(h)

any fees, charges and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, reorganization, restructuring, disposition of assets or securities, issuance or repayment or redemption of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(i)

any unrealized or realized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any person denominated in a currency other than the functional currency of such person, and any unrealized foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary and any unrealized or realized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j)	any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;

(k)

any recapitalization accounting or purchase accounting effects, including, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition (including the Transaction), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(l)

any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to GAAP;

(m)	any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(n)

accruals and reserves that are established or adjusted (including any adjustment of estimated pay-outs on existing earn-outs) that are so required to be established as a result of the Transaction in accordance with GAAP, or changes as a result of adoption or modification of accounting policies;

(o)	any costs associated with the Transaction;

(p)

any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transaction, or the release of any valuation allowances related to such item;

(q)	any:

(i)	payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed; and

(ii)

effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates);

(r)	any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations; and

(s)

the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding, provided that, in addition, to the extent not already included in the Consolidated Net Income of such person and its Subsidiaries that are Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include:

(A)

any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is:

(1)	not denied by the applicable payor in writing within 180 days; and

(2)	in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); and

(B)

to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is:

(1)	not denied by the applicable carrier in writing within 180 days; and

(2)

in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Contingent Obligations” means, with respect to any person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other person (the “primary obligor”), including any obligation of such person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(iii)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Controlled Investment Affiliate” means, as to any person, any other person, which directly or indirectly is in control of, is controlled by, or is under common control with such person and is organized by such person (or any person controlling such person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures, instruments or other arrangements (including the Senior Term Facilities, ABL Facility or commercial paper facilities and overdraft facilities) with banks, other financial institutions, funds, governmental or quasi-governmental agencies or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Senior Term Facilities, the ABL Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Equivalent” means, with respect to any monetary amount in a currency (the “second currency”) other than a specified currency (the “first currency”), at any time for determination thereof, the amount of the first currency obtained by converting the amount of the second currency into the first currency at the spot rate for the purchase of the first currency with the second currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Debt Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Debt Pushdown” means the novation, transfer or push down of all or part of the rights and obligations of a borrower of Facility B to another member of the Group in accordance with the provisions of the Senior Term Facilities Agreement.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases, Decreases or Exchanges of Interests in the Global Note” attached hereto.

“Depositary” means, with respect to any Global Note representing the Notes, Euroclear and Clearstream, including, in each case, any successor thereto appointed as Depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalent Investments received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of Cash Equivalent Investments in compliance with Section 4.09.

“Designated Preferred Stock” means Preferred Stock of the Issuer or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(b)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of:

(i)	the Stated Maturity of the Notes; or

(ii)	the date on which there are no Notes outstanding;

provided that:

(A)

only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and

(B)

any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant person with Section 4.06.

provided, further, that if such Capital Stock is issued to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, contractor or consultant) or Immediate Family Members), of the Issuer, any of its Subsidiaries, any Parent Entity or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members)) of the Issuer or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory, contractual or regulatory obligations.

“dollar” or “$” means the lawful currency of the United States of America.

“Equity Contribution” means the portion of funding for the Transaction to be provided to German Newco through intermediate holding companies by way of an equity contribution (which shall include, for the avoidance of doubt, any Subordinated Shareholder Funding), including:

(a)

any subscription for shares issued by, and any capital contributions (including by way of premium and/ or contribution to the capital reserves and on a cash or cashless basis) to, the Issuer via the Parent; and/ or

(b)

any loans, notes, bonds or like instruments issued by or made to the Issuer via the Parent which are subordinated to the Notes as Subordinated Liabilities pursuant to the Intercreditor Agreement or otherwise on terms satisfactory to the Trustee (acting reasonably) (including, for the avoidance of doubt, any Subordinated Shareholder Funding).

“Equity Documents” means the constitutional documents of the Issuer and any document evidencing an Equity Contribution as described in paragraph (b) of the definition of “Equity Contribution.”

“Equity Offering” means:

(a)

a sale of Capital Stock of the Issuer (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions); or

(b)

the sale of Capital Stock or other securities by any person, the proceeds of which are contributed to the equity of the Issuer or any of the Restricted Subsidiaries by any Parent Entity in any form other than Indebtedness, Excluded Contributions or a Parent Debt Contribution.

“Escrowed Proceeds” means the proceeds from the offering or Incurrence of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events, provided that the term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“euro” or “€” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euroclear” means Euroclear Bank SA/NV, as currently in effect, or any successor securities clearing agency.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Issuer or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Issuer) on the date of such determination.

“European Government Obligations” means any security denominated in euro that is (1) a direct obligation of any country that is a member of the European Monetary Union and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another Nationally Recognized Statistical Rating Organization on the date of this Indenture, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“European Union” means all members of the European Union as of December 31, 2018 (including for the avoidance of doubt the United Kingdom).

“Exchange” means The International Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Issuer or any Restricted Subsidiary as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary) after the Issue Date or from the issuance or sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock), or Subordinated Shareholder Funding of the Issuer (other than the Transaction Equity Contribution) or any Restricted Subsidiary, in each case, following the Issue Date to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer.

“Existing Debt” means the outstanding Indebtedness (and any interest, coupon, premia, fees, costs or expenses accruing thereon) under (a) any Existing Debt Document and (b) any hedging agreement or related or ancillary agreement entered into in connection with any Existing Debt Document.

“Existing Debt Document” means any document or instrument constituting, documenting or evidencing any indebtedness made available to or guaranteed or secured by any member of the BIRKENSTOCK Group and existing immediately prior to the Acquisition Closing Date.

“Facility B” means Facility B (EUR) and Facility B (USD).

“Facility B (EUR)” means the euro-denominated senior secured term loan facility B made available under the Senior Term Facilities Agreement on or about the Acquisition Closing Date.

“Facility B (USD)” the U.S. dollar-denominated senior secured term loan facility B made available under the Senior Term Facilities Agreement on or about the Acquisition Closing Date.

“fair market value” wherever such term is used (except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Issuer setting out such fair market value as determined by such Officer or Board of Directors in good faith.

“Finance Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Financial Reporting Group” means the applicable Financial Reporting Entity and each of its Subsidiaries from time to time, but excluding any Unrestricted Subsidiaries.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means the ratio of LTM EBITDA to the Fixed Charges of the Group as at the Applicable Reporting Date for the Relevant Period ending on such Applicable Reporting Date (the “reference period”), provided that, for purposes of calculating the Fixed Charge Coverage Ratio, Fixed Charges may, at the Issuer’s option, exclude any interest expenses related to leases incurred during the reference period. In the event that the Issuer or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or has caused any Reserved Indebtedness Amount to be deemed to be Incurred or issues or redeems Disqualified Stock or Preferred Stock, in each case, subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, Guarantee, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the reference period; provided that the pro forma calculation shall not give effect to:

(a)

any Fixed Charges attributable to Indebtedness Incurred on such determination date pursuant to Section 4.08(b) (other than Indebtedness Incurred in reliance upon the Fixed Charge Coverage Ratio pursuant to Section 4.08(b)(1)(D), Section 4.08(b)(1)(E) or Section 4.08(b)(5)(B)(1);

(b)	any Fixed Charges attributable to Indebtedness Incurred pursuant to Section 4.08(b)(4)(A) or Section 4.08(b)(14)(B); or

(c)

any Fixed Charges attributable to any Indebtedness discharged on such determination date of any Indebtedness to the extent that such discharge results from the application of the proceeds of Indebtedness Incurred on the determination date pursuant to Section 4.08(b) (other than Indebtedness Incurred in reliance upon the Fixed Charge Coverage Ratio pursuant to Section 4.08(b)(1)(D), Section 4.08(b)(1)(E) or Section 4.08(b)(5)(B)(1)).

For purposes of making the computation referred to above, any Purchase or Sale that has been made by the Issuer or any of the Restricted Subsidiaries, during the reference period or subsequent to the reference period shall be calculated on a pro forma basis assuming that such Purchase or Sale (and the change in any associated fixed charge obligations and the change in LTM EBITDA resulting therefrom) had occurred on the first day of the reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

For the purposes of this definition, “Consolidated Interest Expense” will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

All Applicable Metrics described in this definition will be calculated as set forth in Section 4.15.

“Fixed Charges” means, with respect to any person for any period, the sum of:

(a)	Consolidated Interest Expense of such person for such period;

(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such person during such period; and

(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“GAAP” means generally accepted accounting principles in Germany (Grundsatz ordnungsgemäßer Buchführung) under the German Commercial Code (HGB) or any variation thereof with which the Financial Reporting Entity or the Restricted Subsidiaries are, or may be, required to comply, as in effect on the Issue Date, provided that:

(a)	except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date;

(b)

at any time after the Issue Date, the Issuer may elect to establish that GAAP shall mean GAAP as in effect on or prior to the date of such election; provided, further, that any such election, once made, shall be irrevocable; and

(c)

at any time after the Issue Date, the Issuer may elect to apply other Accounting Principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean such other Accounting Principles (except as otherwise provided in this Indenture), including as to the ability of the Issuer to make an election pursuant to clause (b) above, provided, further, that any calculation or determination in this Indenture that require the application of GAAP for periods that include financial quarters ended prior to the Financial Reporting Entity’s election to apply such other Accounting Principles shall remain as previously calculated or determined in accordance with GAAP.

“German Newco” means Birkenstock Group B.V. & Co. KG.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the 144A Global Notes and the Regulation S Global Notes.

“Group” means the Issuer and its Restricted Subsidiaries, collectively.

“Group Initiative” means any action or step (including any restructuring, reorganization, new or revised contract, information and technology systems establishment, modernization or modification or the implementation of an operating improvement initiative, efficiency initiative, cost savings initiative, opening and/ or development of any facility, site or operation, capacity increases, capacity utilization or any other adjustments or similar initiative) taken, committed or expected (unilaterally, conditionally or otherwise) to be taken by the Group.

“Guarantee” means, any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person, including any such obligation, direct or indirect, contingent or otherwise, of such person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” will not include:

(i)	endorsements for collection or deposit in the ordinary course of business or consistent with past practice; and

(ii)	standard contractual indemnities or product warranties provided in the ordinary course of business or consistent with past practice,

and provided, further, that the amount of any Guarantee shall be deemed to be the lower of:

(A)	an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made; and

(B)

the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Limitations” means, in respect of any Guarantor and any payments such Guarantor is required to make in its capacity as a guarantor or as the provider of an indemnity or as debtor of costs or disbursements or with respect to any other payment obligation under this Indenture or any other Note Document, the limitations and restrictions applicable to such entity pursuant to the guarantee provisions of this Indenture and any relevant wording in any supplemental indenture applicable to such additional Guarantor.

“Guarantor” means any Restricted Subsidiary that provides a Note Guarantee in accordance with the provisions of this Indenture and its successors and assigns, in each case, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any person, the obligations of such person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement, commodity cap agreement, commodity collar agreement, commodity purchase agreement, commodity futures or forward agreement, commodity option agreement, commodities derivative agreement, foreign exchange contracts, currency swap agreement, currency futures agreement, currency option agreement, currency derivatives or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holdco Financing” means any debt or equity financing (howsoever borrowed, incurred or provided) provided to any Parent Holding Company of the Issuer by any Person, including any vendor, shareholder of the BIRKENSTOCK Group (or their Affiliates) or third-party financing.

“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the respective nominee of the Relevant Clearing System, as applicable.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder, subject to the definition of Reserved Indebtedness Amount and related provisions.

“Indebtedness” means, with respect to any person on any date of determination (without duplication):

(a)	the principal of indebtedness of such person for borrowed money;

(b)	the principal of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)

all reimbursement obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(d)

the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligation, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)	Capitalized Lease Obligations of such person;

(f)

the principal component of all obligations, or liquidation preference, of such person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)

the principal component of all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided that the amount of such Indebtedness will be the lesser of (x) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (y) the amount of such Indebtedness of such other persons;

(h)

Guarantees by such person of the principal component of Indebtedness of the type referred to in clauses (a), (b), (c), (d) and (e) above and clause (i) below of other persons to the extent Guaranteed by such person; and

(i)

to the extent not otherwise included in this definition, net obligations of such person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such person at the termination of such agreement or arrangement), with respect to clauses (a), (b), (d) and (e) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP.

The amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (B) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)

all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit or other similar instruments unless and until a valid demand for reimbursement has been made under such instrument and remains unpaid for 30 days;

(iii)	Cash Management Services;

(iv)	any prepayments of deposits received from clients or customers in the ordinary course of business;

(v)	obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Acquisition Closing Date or in the ordinary course of business;

(vi)

in connection with the purchase by the Issuer or any Restricted Subsidiary of any business or any other Permitted Acquisition, any post-closing payment adjustments to which the seller or investor may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vii)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(viii)	obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(ix)	Indebtedness of any Parent Entity appearing on the balance sheet of the Issuer solely by reason of push down accounting under GAAP;

(x)	Capital Stock (other than Disqualified Stock of the Issuer and Preferred Stock of a Restricted Subsidiary);

(xi)

amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, that complies with Article 5;

(xii)	Subordinated Shareholder Funding;

(xiii)

any joint and several liability or any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity between Restricted Subsidiaries solely for corporate income tax or value added tax purposes in any jurisdiction of which the Issuer or a Restricted Subsidiary is or becomes a member;

(xiv)	liabilities in relation to the minority interests line in the balance sheet of any member of the Group; or

(xv)	any utilization of a Credit Facility drawn to fund original issue discount flex.

“Independent Debt Fund” means any trust, fund or other entity which has been established primarily for the purpose of purchasing or investing in loans or debt securities (but which has not been formed specifically with a view to investing in the Notes) and which is managed independently from all other trusts, funds or other entities managed or controlled by an Investor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies (and, for the avoidance of doubt, but without limitation, an entity trust or fund shall be treated as being managed independently from all other trusts, funds, or other entities managed or controlled by an Investor or any of its Affiliates, if it has a different general partner (or equivalent)).

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third-party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the Issuer.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Guarantors” means Lux SPV, German Newco and U.S. Newco.

“Initial Investors” means:

(a)

one or more funds, limited partnerships, co-investment vehicles and/or other similar vehicles entities or accounts entities managed by or otherwise advised by any of or collectively BK LC Lux SCA, Financière Agache S.A., Catterton Management Company, L.L.C., LC9 International AIV, LP, L Catterton Europe IV, SLP, L Catterton Asia 3 Pte. Ltd, and/or any of their respective “associates” (as defined in the Companies Act 2006) or Related Funds and/or any of their respective successors; and

(b)	an Agreed Co-Investor,

in each case, other than any portfolio operating companies and their subsidiary undertakings.

“Initial Notes” means the €430.0 million 5.25% Senior Notes due 2029 issued by the Issuer on the Issue Date.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of a member of the Group, a “Pushdown Entity” (as defined in the Intercreditor Agreement) or any Parent Entity or any successor of such member of the Group, Pushdown Entity or any Parent Entity (the “IPO Entity”) following which there is a public market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Intercreditor Agreement” means the Intercreditor Agreement dated April 28, 2021, by and among, inter alios, the Issuer, the Trustee, the Initial Guarantors, the Security Agent, the agent under the Senior Term Facilities Agreement and the agent under the ABL Facility Agreement, as amended, restated, replaced, supplemented, modified or otherwise changed from time to time.

“Investment” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, managers, officers or employees of any person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a person that is a Restricted Subsidiary such that, after giving effect thereto, such person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 4.08 and Section 4.12:

(a)

“Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii)

the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Issuer) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Issuer.

“Investment Grade Securities” means:

(a)

securities issued or directly and fully Guaranteed or insured by Australia, the Canadian government, the EU or a member state of the EU, Japan, Norway, Switzerland, the UK, the US government or, in each case, any agency or instrumentality thereof (other than Cash Equivalent Investments);

(b)

debt securities or debt instruments with a rating of “A-” or higher from S&P or Fitch or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s, Fitch or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(c)

Investments in any fund that invests exclusively in investments of the type described in clause (a) and (b), above which fund may also hold cash and Cash Equivalent Investments pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(a)	a rating of “BBB-” or higher from S&P;

(b)	a rating of “Baa3” or higher from Moody’s; or

(c)	a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Investors” means the Initial Investors and any other person holding (directly or indirectly) any issued share capital of the Issuer from time to time.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“IPO Proceeds” means the cash proceeds received by members of the Group or any Parent Holding Company of the Issuer from a Listing or a primary issue of shares in connection with such a Listing after deducting:

(a)

all taxes incurred and required to be paid or reserved against (as reasonably determined by the Issuer on the basis of their existing rates) by the seller in relation to a Listing (including any Taxes incurred as a result of the transfer of any cash consideration intra-Group);

(b)

fees, costs and expenses (including, for the avoidance of doubt, reasonable legal fees, reasonable agents’ commission, reasonable auditors’ fees, reasonable out of pocket reorganization costs (including redundancy, closure and other restructuring costs, both preparatory to, and in consequence of, a Listing));

(c)

any amount required to be applied in repayment or prepayment of any Indebtedness other than Facility B (including to an entity the subject of a disposal, amounts to be repaid or prepaid to the entity disposed of in respect of intra-Group indebtedness and any third party debt secured on the assets disposed of which is to be repaid or prepaid out of those proceeds) or amounts owed to partners in permitted joint ventures as a consequence of that Listing; and

(d)	any reasonable amounts retained to cover indemnities, contingent and other liabilities in connection with the Listing.

“Issue Date” means April 29, 2021.

“Issuer” has the meaning assigned to it in the preamble to this Indenture, and any and all successors thereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Listing” means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Parent Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Initial Investors) on any recognized investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Parent Holding Company of any member of the Group (other than the Initial Investors and their Parent Holding Companies) in any jurisdiction or country.

“LTM EBITDA” means on any day, Consolidated EBITDA of the Group for the Relevant Period ending on the Applicable Reporting Date; provided that in the event any indebtedness, loan, investment, disposal, guarantee, payment or other transaction is committed, incurred or made by any member of the Group based on the amount of LTM EBITDA as determined for a given Applicable Test Date, that indebtedness, loan, investment, disposal, guarantee, payment or other transaction shall not constitute, or be deemed to constitute, or result in, a breach of any provision of this Indenture or the other Finance Documents if there is a change in the amount of LTM EBITDA for any Relevant Period ending subsequent to such Applicable Test Date.

“Lux SPV” means BK LC Lux SPV S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252419.

“Luxembourg Guarantor” means Lux SPV and any other Subsidiary of the Issuer incorporated in Luxembourg which becomes a Guarantor under this Indenture.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, managers, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Issuer or any Restricted Subsidiary, or to any management equity plan, stock option plan, any other management or employee benefit, bonus or incentive plan or any trust, partnership or other entity of, established for the benefit of or the beneficial owner of which (directly or indirectly) is the directors, managers, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Issuer or any Restricted Subsidiary:

(a)	in respect of any expenses (including travel, entertainment and moving expenses) Incurred in the ordinary course of business or consistent with past practice;

(b)

for purposes of funding any such person’s purchase (or the purchase by any management equity plan) of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Issuer, its Subsidiaries or any Parent Entity with the approval of the Board of Directors of the Issuer, or otherwise relating to any management equity plan, stock option plan any other management or employee benefit, bonus or incentive plan;

(c)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(d)	otherwise in an amount not exceeding the greater of (i) €16.13 million and (ii) an amount equal to 7.5% of LTM EBITDA in the aggregate outstanding as of the Applicable Test Date.

“Management Stockholders” means the members of management of Lux SPV, the Issuer (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Issuer or of any Parent Entity on the Acquisition Closing Date or will become holders of such Capital Stock in connection with the Transaction.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)

all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes and Permitted Tax Distributions;

(b)

all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c)

all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Issuer or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(d)

the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition; and

(e)

any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes and Permitted Tax Distributions).

“Net Short” means a Holder or a beneficial owner of any Notes (or any affiliate of such Person (provided that for purposes of this paragraph, affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Holders or beneficial owner and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Notes. For purposes of determining whether a Holder has a “net short position” on any date of determination: (i) derivative contracts with respect to the Notes and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in euro, (ii) notional amounts in other currencies shall be converted to the Euro Equivalent thereof by such Holder or beneficial owner in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Issuer or the Guarantors or any instrument issued or guaranteed by any of the Issuer or the Guarantors shall not be deemed to create a short position with respect to the Notes or any Notes Guarantee, so long as (x) such index is not created, designed, administered or requested by such Holder or beneficial owner or its respective Affiliates and (y) the Issuer or the Guarantors and any instrument issued or guaranteed by any of the Issuer or the Guarantors, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Notes or the Note Guarantees if such Holder or beneficial owner is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Notes or the Notes Guarantees are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Notes or the Notes Guarantees would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Issuer or the Guarantors (or any of its or their respective successors) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Notes and/or the Notes Guarantees if such transactions are functionally equivalent to a transaction that offers the Holder or beneficial owner or its affiliates protection against a decline in the value of the Notes or the Notes Guarantees, or as to the credit quality of any of the Issuer or the Guarantors other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Holder or beneficial owner and (y) the Issuer or the Guarantor and any instrument issued or guaranteed by any of the Issuer or the Guarantors, collectively, shall represent less than 5% of the components of such index. Notwithstanding the foregoing, no Holder or beneficial owner of Notes that is a regulated bank shall be deemed “Net Short” for any purpose under this Indenture.

“Note Documents” means the Notes (including Additional Notes), this Indenture (including the Note Guarantees), the Transaction Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement.

“Note Guarantee” means the joint and several guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture (including the Guarantees of the Notes by the Initial Guarantor).

“Notes” means the Initial Notes and any Additional Notes that are actually issued under this Indenture. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated as of April 27, 2021, relating to the offering of the Notes.

“Officer” means, with respect to any Person, (1) the chairman of the Board of Directors, the CEO, the president, the CFO, any vice president, the treasurer, any director, authorized signatory, managing director or the company secretary (or, in each case, any person holding a similar or equivalent role): (a) of such Person; and/or (b) if such person is owned or managed or represented by a single entity, of such entity, and/or (2) any other individual designated as an “Officer” or an “authorized signatory” with respect to such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion (which may be subject to customary assumptions and exclusions) from legal counsel that is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Parent” means:

(a)

BK LC Lux Finco 2 S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252195 (or any successor entity); and

(b)

any other person that has provided Transaction Security over any of its assets, but is not the Issuer or a Guarantor and has acceded to this Indenture as “Parent” and acceded to the Intercreditor Agreement as a “Investor Subordinated Creditor” and “Topco Independent Obligor” (each term as defined in the Intercreditor Agreement), and, in each case, which entity has not ceased to be “Investor Subordinated Creditor” and “Topco Independent Obligor” in accordance with the terms of the Intercreditor Agreement.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Parent Entity Expenses” means:

(a)

costs (including all legal, accounting and other professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, any agreement or instrument relating to any Indebtedness of the Issuer or any Restricted Subsidiary or a Parent Entity (including the Senior Term Facilities, the ABL Facility and any Notes), including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(b)

customary indemnification obligations of any Parent Entity owing to directors, managers, officers, employees or other persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such person to the extent relating to the Issuer and its Subsidiaries;

(c)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;

(d)

any (i) general corporate overhead expenses, including all legal, accounting and other professional fees and expenses and (ii) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Issuer or any of the Restricted Subsidiaries; and

(e)

expenses Incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Subordinated Shareholder Funding, Capital Stock or Indebtedness and (ii) any related compensation paid to officers, directors, managers and employees of such Parent Entity.

“Parent Holding Company” means, in relation to any Person, any other Person of which it is a Subsidiary.

“Pari Passu Indebtedness” means:

(a)	with respect to the Issuer, any Indebtedness that ranks equally in right of payment with the Notes; and

(b)	with respect to any Guarantor, any Indebtedness that ranks equally in right of payment with the Note Guarantees.

“Participant” means with respect to any Depositary, a Person who is a participant of or has an account with such Depositary.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Acquisition” means any Permitted Investment under paragraphs (a)(ii) or (b) of the definition of “Permitted Investment” or any other acquisition or Investment not prohibited by this Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalent Investments between the Issuer or any of the Restricted Subsidiaries and another person; provided that any cash or Cash Equivalent Investments received in excess of the value of any cash or Cash Equivalent Investments sold or exchanged must be applied in accordance with Section 4.09.

“Permitted Collateral Liens” means Liens on the Charged Property:

(a)

that are described in one or more of clauses (b), (c), (d), (e), (f), (g), (h), (k), (o), (q), (r), (x), (z), (hh) and (kk) of the definition of “Permitted Liens” and Liens arising by operation of law that would not materially interfere with the ability of the Security Agent to enforce the Security Interests in the Charged Property;

(b)	to secure all obligations (including paid-in-kind interest) in respect of:

(i)	the Notes and the Note Guarantees (in each case excluding any Additional Notes);

(ii)	the Indebtedness described under:

(A)	Section 4.08(a); or

(B)

Section 4.08(b)(1), Section 4.08(b)(2) (to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition) Section 4.08(b)(4), Section 4.08(b)(5), Section 4.08(b)(6), Section 4.08(b)(7) (other than with respect to Capitalized Lease Obligations), Section 4.08(b)(10), Section 4.08(b)(13), or Section 4.08(b)(19) (clauses (A) and (B) together, the “PCL Debt Baskets”);

provided, in each case, that such Indebtedness constitutes Pari Passu Indebtedness or Subordinated Indebtedness of the Issuer; provided that (y) if such Indebtedness is Pari Passu Indebtedness such Liens rank equal with or junior to the Liens securing the Notes and (z) if such Indebtedness is Subordinated Indebtedness, such Liens rank junior to the Liens securing the Notes;

(iii)

Indebtedness of the Issuer permitted to be incurred under the PCL Debt Baskets to the extent that such Indebtedness constitutes Subordinated Indebtedness of the Issuer; provided that such Liens rank junior to the Liens securing the Notes;

(iv)	Indebtedness of a Guarantor in the form of a guarantee of Pari Passu Indebtedness of the Issuer; provided that such Liens rank equal with or junior to the Liens securing the Note Guarantees;

(v)	Indebtedness of a Guarantor in the form of a guarantee of Subordinated Indebtedness of the Issuer; provided that such Liens rank junior to the Liens securing the Note Guarantees; or

(vi)

any Refinancing Indebtedness in respect of Indebtedness referred to in clauses (i) to (v) above; provided that any Lien securing such Refinancing Indebtedness shall have the same priority to the Lien on such Charged Property securing the Notes, as the Lien securing the original Indebtedness would be permitted to have; or

(c)	Liens on the Shared Collateral (or any other Charged Property which secures the Notes or the Notes Guarantees on a junior-ranking basis) to secure:

(i)	the Senior Term Facilities and the ABL Facility, including any Guarantees thereof;

(ii)

Indebtedness of the Issuer described under the PCL Debt Baskets or Section Section 4.08(b)(4); provided that (x) if such Indebtedness is Pari Passu Indebtedness of the Issuer, such Liens rank equal to or junior to the Liens securing the Notes, and (y) if such Indebtedness is Subordinated Indebtedness of the Issuer, such Liens rank junior to the Liens securing the Notes;

(iii)

Indebtedness of a Guarantor permitted to be incurred under the PCL Debt Baskets or Section 4.08(b)(4) provided that (x) if such Indebtedness is Pari Passu Indebtedness of such Guarantor, such Liens rank equal with or junior to the Liens on such Charged Property securing the Notes or the Note Guarantees and (y) if such Indebtedness is Subordinated Indebtedness of such Guarantor, such Liens rank junior to the Liens on such Collateral securing the Notes or the Note Guarantees;

(iv)

Indebtedness permitted to be incurred under the PCL Debt Baskets or Section 4.08(b)(4) of a Restricted Subsidiary that is not a Guarantor to the extent such Indebtedness is permitted under this Indenture; provided that such Liens rank (1) equal with all other Liens on such Charged Property securing Senior Indebtedness or Indebtedness of any Restricted Subsidiary that is not a Guarantor or (2) equal with or junior to the Liens on such Collateral securing the Notes or the Note Guarantees; and

(v)

any Refinancing Indebtedness in respect of Indebtedness set forth in the foregoing sub-clauses (i) to (iv); provided that any Lien securing such Refinancing Indebtedness shall have the same priority, relative to the Lien on the same Charged Property securing the Notes or the Note Guarantees, as the Lien securing the original Indebtedness would be permitted to have;

(vi)

any Refinancing Indebtedness in respect of Indebtedness referred to in clauses (i) to (v) above (provided that, if such Indebtedness is secured on a basis equal or senior to the Notes, to the extent such Indebtedness would have been permitted to be so secured); or

(d)

Liens on the Charged Property incurred in the ordinary course of business of the Issuer or any of the Restricted Subsidiaries with respect to obligations that in total do not exceed the greater of (x) €10.75 million and (y) 5% of LTM EBITDA at any time outstanding; or

(e)	Liens granted in compliance with Section 4.11(a)(1)(B);

provided that, in the case of clauses (b) and (c) above, each of the secured parties to any such Indebtedness that individually exceeds an aggregate principal amount of the greater of (x) €32.25 million and (y) 15% of LTM EBITDA that is to share in all or substantially all of the Transaction Security will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement; and provided, further, that for purposes of determining compliance with this definition, in the event that a Permitted Collateral Lien meets the criteria of more than one of the categories of Permitted Collateral Liens described in clauses (a) through (e) above, the Issuer will be permitted to classify such Permitted Collateral Lien on the date of its Incurrence and reclassify such Permitted Collateral Lien at any time and in any manner that complies with this definition.

“Permitted Holders” means, collectively:

(a)	the Initial Investors;

(b)

any one or more persons, together with such persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control offer is made in accordance with the requirements of this Indenture;

(c)	the Management Stockholders;

(d)	any person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any IPO Entity, acting in such capacity;

(e)

any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, no person other than persons referred to in clauses (a) to (d) above collectively, has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent Entity held by such group;

(f)

any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder; and

(g)	any Related Person of any of the persons referred to in clauses (a), (b), (c) and (f) above, but excluding, for the avoidance of doubt, the Vendor and any Rollover Investor.

“Permitted Investment” means (in each case, by the Issuer or any of the Restricted Subsidiaries):

(a)	Investments in:

(i)	a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Issuer; or

(ii)	a person (including the Capital Stock of any such person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)

Investments in another person and as a result of such Investment such other person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(c)	Investments in cash or Cash Equivalent Investments;

(d)	Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(e)

Investments in payroll, travel, relocation, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)	Management Advances;

(g)

Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Issuer or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, or through the provision of any services including an Asset Disposition;

(i)

Investments existing or pursuant to agreements or arrangements in effect or existence on the Acquisition Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the Acquisition Closing Date or (ii) as otherwise permitted under this Indenture;

(j)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.08;

(k)

pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.11;

(l)	any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent Entity as consideration;

(m)

any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.10(b) (except those described in Section 4.10(b)(1), Section 4.10(b)(3), Section 4.10(b)(6), Section 4.10(b)(7), Section 4.10(b)(9), Section 4.10(b)(12) and Section 4.10(b)(14));

(n)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practice, and in accordance with this Indenture;

(o)	any:

(i)	Guarantees of Indebtedness not prohibited by Section 4.08 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business; and

(ii)	performance guarantees with respect to obligations that are not prohibited by this Indenture;

(p)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(q)

Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Issuer or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(s)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(t)	Investments in joint ventures and similar entities and Similar Businesses:

(i)	in existence on the Acquisition Closing Date; and

(ii)	having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (t)(ii) that are at the time outstanding, not to exceed:

(A)

the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(B)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

(without duplication for purposes of Section 4.06 of any amounts applied pursuant to Section 4.06(a)(C)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this definition is made in any person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clauses (a) or (b) of this definition and shall cease to have been made pursuant to this clause for so long as such person continues to be the Issuer or a Restricted Subsidiary;

(u)	additional Investments having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, not to exceed:

(i)	the greater of (x) €86.00 million and (y) an amount equal to 40% of LTM EBITDA; plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

(without duplication for purposes of Section 4.06 of any amounts applied pursuant to Section 4.06(a)(C)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this clause is made in any person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clauses (a) or (b) of this definition and shall cease to have been made pursuant to this clause for so long as such person continues to be the Issuer or a Restricted Subsidiary;

(v)

Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, not to exceed:

(i)	the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA at the time of such Investment; plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

(without duplication for purposes of Section 4.06 of any amounts applied pursuant to Section 4.06(a)(C)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this definition is made in any person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clauses (a) or (b) of this definition and shall cease to have been made pursuant to this clause for so long as such person continues to be the Issuer or a Restricted Subsidiary;

(w)

Investments (i) arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) constituting distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(x)	Investments in connection with the Transaction;

(y)	Investments (including repurchases) in Indebtedness of the Issuer and the Restricted Subsidiaries;

(z)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 4.12;

(aa)	guarantee and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(bb)

Investments consisting of purchases and acquisitions of real property, any other assets or services in the ordinary course of business or consistent with past practice or made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing customer or client contacts and loans or advances made to distributors in the ordinary course of business or consistent with past practice;

(cc)

Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(dd)

Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers in the ordinary course of business or consistent with past practice;

(ee)	transactions entered into in order to consummate a Permitted Tax Restructuring; and

(ff)	Investments made at a time when no Event of Default is continuing; provided that either:

(i)	immediately after giving pro forma effect to such Investment, at the Issuer’s option, the Total Net Leverage Ratio

(A)	would be no greater than 6.25:1.00; or

(B)	would not be greater than it was immediately prior to such Investment; or

(ii)	such Investments are funded from the Available Amount;

provided, however, that any Investment consisting of the transfer of any Material Intellectual Property (as defined in the Senior Term Facilities Agreement) by the Issuer or any of the Restricted Subsidiaries to an Unrestricted Subsidiary shall not constitute a Permitted Investment.

“Permitted Liens” means, with respect to any person:

(a)

(i) Liens on assets or property of the Issuer or a Restricted Subsidiary securing any Senior Indebtedness; and (ii) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(b)

pledges, deposits or Liens under workmen’s compensation laws, old-age-part-time arrangements, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) or pension related liabilities and obligations, or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds (including pledges, deposits or Liens under any indemnities, undertakings, guarantees, counter guarantees or indemnities and contractual obligations provided in connection with such surety, stay, indemnity, judgment, customs, appeal or performance bonds), guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of (or obligations of credit insurers with respect thereof) rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;

(c)

Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)

Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 30 days from the date on which the Issuer becomes aware such amounts are overdue or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof;

(e)

encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and the Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and the Restricted Subsidiaries, including (i) ground leases entered into by the Issuer or any of its Restricted Subsidiaries in connection with any development, construction, operation or improvement of assets on any real property owned by the Issuer or any of its Restricted Subsidiaries (and any Liens created by the lessee in connection with any such ground lease, including easements and rights of way, or on any of its assets located on the real property subject to such ground lease) and (ii) leases, licenses, subleases and sublicenses in respect of real property to any trading counterparty to which the Issuer or any of its Restricted Subsidiaries provides services on such real property;

(f)	Liens:

(i)	on assets, capital stock or property of the Issuer or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture;

(ii)

that are statutory, common law or contractual rights of set-off (including, for the avoidance of doubt, Liens arising under the general terms and conditions of banks or saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen)) or, in the case of sub-clauses (A) or (B) below, other bankers’ Liens:

(A)

relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice and not given in connection with the issuance of Indebtedness;

(B)

relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of the Issuer or any Subsidiary of the Issuer; or

(C)	relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(iii)	on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under Section 4.08(b)(8)(D) or Section 4.08(b)(8)(E) with financial institutions;

(iv)

encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and, in each case, not for speculative purposes;

(v)	of a collection bank arising under Section 4-210 of the UCC (or a similar statutory provision in another applicable jurisdiction) on items in the course of collection;

(vi)

in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business or consistent with past practice in connection with the maintenance of such accounts; and/or

(vii)

arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness (including Liens of members of the Group under the German general terms and conditions of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen));

(g)

leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business or consistent with past practice;

(h)	Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as:

(i)	any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated;

(ii)	the period within which such proceedings may be initiated has not expired; or

(iii)	no more than 60 days have passed after (A) such judgment, decree, order or award has become final or (B) such period within which such proceedings may be initiated has expired;

(i)	Liens:

(i)

on assets or property of the Issuer or any Restricted Subsidiary for the purpose of securing (x) Purchase Money Obligations, or (y) Capitalized Lease Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business or consistent with past practice, provided that:

(A)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture; and

(B)

in the case of sub-clause (y), any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions and/or fixtures to such assets and property, including any real property on which such improvements or construction relates; and

(ii)	any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(j)

Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(k)	Liens existing on, or provided for or required to be granted under written agreements existing on, the Acquisition Closing Date (other than the Liens securing the Notes);

(l)

Liens on property, other assets or shares of stock of a person at the time such person becomes a Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m)

Liens on assets or property of the Issuer or any Restricted Subsidiary securing Indebtedness or other Obligations of the Issuer or such Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of the Issuer or any Restricted Subsidiary;

(n)

Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture (other than with respect to Liens Incurred under clause (cc) of this definition of “Permitted Liens”); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(o)	Liens constituting:

(i)

mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto; and

(ii)	any condemnation or eminent domain proceedings affecting any real property;

(p)

any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture, associate or similar arrangement (i) pursuant to any joint venture or similar agreement or arrangement (including articles, by-laws and other governing documents of such entity) or (ii) securing obligations of joint ventures, Associates or similar entities or arrangements;

(q)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(r)

Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods or receivables resulting from the sale of goods entered into in the ordinary course of business or consistent with past practice;

(s)

Liens securing Indebtedness and other Obligations permitted to be Incurred by the Issuer and its Restricted Subsidiaries pursuant to any of Section 4.08(b)(4)(A), Section 4.08(b)(4)(C) (solely as it relates to Section 4.08(b)(4)(A)), Section 4.08(b)(5), Section 4.08(b)(6), Section 4.08(b)(7), Section 4.08(b)(14), Section 4.08(b)(16), and Section 4.08(b)(19); provided that:

(i)

in the case of Section 4.08(b)(5)(y) only if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness relates;

(ii)

in the case of Section 4.08(b)(7)(A)(y) such Liens extend only to the assets, property, plant or equipment purchased, leased, rented, designed, expanded, constructed, installed, replaced, repaired, installed or improved (as applicable) (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); provided, further, that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders; and

(iii)	in the case of Section 4.08(b)(16) only if such Liens are limited to the extent of such property or assets financed;

(t)	Permitted Collateral Liens;

(u)	Liens:

(i)	on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(ii)	Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 4.12;

(iii)	in respect of any credit support in favor of any provider of credit insurance relating to the Issuer and or any Restricted Subsidiary;

(v)	any security granted over the marketable securities portfolio described in clause (h) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(w)	Liens on:

(i)

goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; and

(ii)

specific items of inventory of other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(x)	Liens on equipment of the Issuer or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business or consistent with past practice;

(y)

Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(z)

Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business or consistent with past practice securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(aa)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(bb)	Liens:

(i)	on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment; and

(ii)

consisting of an agreement to sell any property in an asset sale permitted under Section 4.09 in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc)

Liens on property and assets of the Issuer and its Restricted Subsidiaries securing Indebtedness and other Obligations of the Issuer and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA at the time Incurred;

(dd)

Liens deemed to exist in connection with Investments in repurchase agreements permitted bySection 4.08, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(ee)	Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(ff)	Settlement Liens;

(gg)

rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(hh)

the rights reserved to or vested in any person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(ii)	restrictive covenants affecting the use to which real property may be put;

(jj)

Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(kk)	Liens arising or incurred in connection with any Permitted Tax Restructuring or the Transaction;

(ll)

Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Indenture due to §§22, 204 German Transformation Act (Umwandlungsgesetz—UmwG);

(mm)

Liens on Escrowed Proceeds including for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities are held in an escrow account or similar arrangement, including in each case any interest or premium thereon;

(nn)

Liens arising in connection with any joint and several liability and any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity between Restricted Subsidiaries solely for corporate income tax or value added tax purposes in any jurisdiction of which the Issuer or a Restricted Subsidiary is or becomes a member;

(oo)

standard terms relating to banker’s Liens or similar general terms and conditions of banks with whom the Issuer or a Restricted Subsidiary maintains a banking relationship in the ordinary course of business or consistent with past practice, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(pp)

Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or consistent with past practice or other trading activities, or liens over cash accounts and receivables securing cash pooling or cash management arrangements;

(qq)

(i) Liens created for the benefit of or to secure, directly or indirectly, the Notes, (ii) Liens pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Transaction Security Documents, (iii) Liens in respect of property and assets securing Indebtedness if the recovery in respect of such Liens is subject to loss-sharing as among the Holders and the creditors of such Indebtedness pursuant to the Intercreditor Agreement or an Additional Intercreditor Agreement, (iv) Liens securing Indebtedness Incurred under Section 4.08(b)(1)(A), Section 4.08(b)(1)(B) or Section 4.08(b)(1)(C) of to the extent, in the case of Sections Section 4.08(b)(1)(B) and Section 4.08(b)(1)(C), the Agreed Security Principles permit such Lien to be granted to such Indebtedness without being granted to the Notes or would not permit such Lien to be granted to the Notes and (v) Liens on rights under any proceeds loan that are assigned to the third party creditors of the Indebtedness Incurred by the Issuer or any Restricted Subsidiary to finance such proceeds loan and incurred in compliance with this Indenture and securing that Indebtedness;

(rr)	Liens created or subsisting in order to secure any pension liabilities or partial retirement liabilities or any liabilities arising in connection with any pension insurance plan;

(ss)

any extension, renewal or replacement, in whole or in part, of any Lien described in this definition of Permitted Lien, provided that any such extension, renewal or replacement shall not extend in any material respect to any additional property or assets;

(tt)	any Lien pursuant to or in connection with Section 8a of the German Old-Age Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(uu)

any Lien or other security interest or right of set-off in favor of Dutch banks arising under (x) articles 24 or 25, respectively, of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or (y) any other applicable banking terms and conditions; and

(vv)	any Lien not securing Indebtedness.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving the Issuer or any of the Restricted Subsidiaries (a “Reorganization”) that is made on a solvent basis; provided that:

(a)	any payments or assets distributed in connection with such Reorganization remain within the Issuer and the Restricted Subsidiaries; and

(b)

if any shares or other assets form part of the Charged Property, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Charged Property (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods (or any similar or equivalent concept)).

“Permitted Tax Distribution” means if and for so long as the Issuer is a member of a fiscal unity (whether resulting from a domination and profit or loss pooling agreement or otherwise) or a group filing a consolidated or combined tax return with any Parent Entity, any dividends, intercompany loans, other intercompany balances or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Issuer and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Holders, individually or in the aggregate (as determined by the Issuer in good faith).

“Permitted Transaction” means:

(a)

any step, circumstance, payment, event, reorganization or transaction contemplated by or relating to the Transaction Documents, the final tax structure memorandum in relation to the Transaction (other than any exit steps described therein) or otherwise described in the Offering Memorandum and any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions described in each such document;

(b)	any step, circumstance, event or transaction as part of the Debt Pushdown and any intermediate steps or actions necessary to implement the Debt Pushdown;

(c)	a Permitted Reorganization;

(d)

any step, circumstance, payment or transaction contemplated by or relating to the Acquisitions (and related Acquisition Documents) or any exercise of any set off of any claims or receivables of the Issuer (or its Affiliates) arising under, contemplated by or relating to the Acquisitions (and related Acquisition Documents) against any liabilities owed by the Issuer (or its Affiliates) to the respective vendors under the Acquisition Agreement, their Affiliates or assigns and any intermediate steps or actions necessary to implement such steps, circumstances, payments, transactions or set-off;

(e)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(f)

any conversion of a loan, credit or any other indebtedness outstanding into distributable reserves, share capital, share premium or other equity interests of any member of the Group or any other capitalization, forgiveness, waiver, release or other discharge of any loan, credit or other indebtedness of any member of the Group, in each case on a cashless basis;

(g)

any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares, if such shares represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a cashless exercise;

(h)

any transfer of the shares in, or issue of shares by, a member of the Group or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for the Acquisition or effecting the Transaction as described in the Offering Memorandum, including inserting any Parent Holding Company or incorporating or inserting any Subsidiary in connection therewith, provided that after completion of such steps no Change of Control shall have occurred;

(i)	any closure of bank accounts in the ordinary course of business;

(j)	any “Liabilities Acquisition” (as defined in the Intercreditor Agreement);

(k)	any intermediate steps or actions necessary to implement steps, circumstances, payments or transactions permitted by this Indenture; and

(l)

any action to be taken by a member of the Group that, in the reasonable opinion of the Issuer, is necessary to implement or complete any Acquisition or has arisen as part of the negotiations with the shareholders or senior management of the BIRKENSTOCK Group, any anti-trust authority, regulatory authority, pensions trustee, pensions insurer, works council or trade union (or any similar or equivalent person to any of the foregoing in any jurisdiction), in each case, in connection with the Acquisition.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock”, as applied to the Capital Stock of any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

“Principal Paying Agent” has the meaning assigned to it in the preamble to this Indenture or any successor or replacement principal paying agent acting in such capacity.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the Securities Act or (ii) a private placement to institutional and other investors, in each case, that are not Affiliates of the Issuer, (x) in accordance with Section 4(a)(2) under the Securities Act or (y) acquired for resale in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified IPO” means (i) the first underwritten Public Offering that generates gross cash proceeds of at least €100.0 million (equivalent) or (ii) any merger, consolidation or amalgamation following which a member of the Group, any Pushdown Entity or any Parent Entity merges with or into or becomes, directly or indirectly, a wholly-owned subsidiary of another person, where such person has equity securities listed on an internationally recognized exchange or traded on an internationally recognized market, regardless of whether such Person is the surviving entity.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions:

(a)

the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Restricted Subsidiaries;

(b)

all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other person are made for fair consideration (as determined in good faith by the Issuer); and

(c)

the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

“Receivables Assets” means:

(a)	any accounts receivable owed to the Issuer or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof; and

(b)

all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement, and which are sold, conveyed, assigned or otherwise transferred or pledged by the Issuer or such Restricted Subsidiary (as applicable) in a transaction or series of transactions in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Issuer or a Restricted Subsidiary and a counterparty pursuant to which:

(a)	the Issuer or such Restricted Subsidiary, as applicable, sells (directly or indirectly) accounts receivable owing by customers, together with Receivables Assets related thereto;

(b)

the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and such Restricted Subsidiary; and

(c)

the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing” means the refinancing or otherwise discharging certain indebtedness of the BIRKENSTOCK Group (including back-stopping or providing cash cover in respect of any letters of credit, guarantees or ancillary, revolving, working capital or local facilities or other arrangements) and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing and/ or acquisition.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Acquisition Closing Date or Incurred in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided that:

(a)	such Refinancing Indebtedness:

(i)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and

(ii)

to the extent refinancing Subordinated Indebtedness, Disqualified Stock or Preferred Stock, is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(b)

Refinancing Indebtedness shall not include Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(c)

such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing) under the Indebtedness being Refinanced; and

(d)

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Registrar” means any Person authorized by the Issuer to which Notes may be presented for registration and transfer.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note that will be issued in an initial amount equal to the principal amount of the Notes, as applicable, initially resold in reliance on Regulation S, substantially in the form of Exhibit A hereto, and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 and Section 2.06.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Person” with respect to any Permitted Holder, means:

(a)	any controlling equity holder or Subsidiary of such person;

(b)

in the case of an individual, any spouse, former spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, former spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(c)

any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiary, stockholders, partners or owners thereof, or persons beneficially holding in the aggregate a majority (or more) controlling interest therein; and

(d)	any investment fund or vehicle managed, sponsored or advised by such person or any successor thereto, or by any Affiliate of such person or any such successor.

“Related Taxes” means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided that such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)

being organized or otherwise being established or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law;

(b)	being a holding company parent, directly or indirectly, of the Issuer or any Subsidiaries of the Issuer;

(c)	issuing or holding Subordinated Shareholder Funding;

(d)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any Subsidiaries of the Issuer, or

(e)	having made (i) any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent Entity pursuant to Section 4.06 or (ii) any Permitted Tax Distribution.

“Relevant Clearing System” means Euroclear and/or Clearstream, as applicable.

“Relevant Period” means:

(a)	if ending on the last day of a fiscal quarter, each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter; or

(b)

if ending on the last day of a calendar month or any other date not being the last day of a fiscal quarter, the period of 12 consecutive months ending on the last day of a calendar month or such other appropriate date, which in each case for the avoidance of doubt may include periods prior to the Acquisition Closing Date as described in Section 4.15.

“Responsible Officer” means, when used with respect to the Trustee, any director, associate director or assistant secretary within the debt and agency services department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers or, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Registered Note” means a Definitive Registered Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Restructuring Costs” means costs or expenses relating to employee relocation, retraining, severance and termination, business interruption, reorganization and other restructuring or cost cutting measures, the rationalization, re-branding, start-up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related capital expenditure).

“Revolving Facility” means any additional revolving facility.

“Rolled Proceeds” means the proceeds received by a Rollover Investor pursuant to or in connection with any Acquisition and which are (or which the Issuer reasonably anticipates are to be) reinvested in or advanced to, directly or indirectly, the Issuer, its Subsidiaries or any Parent Holding Company of the Issuer (in each case including on a non-cash basis).

“Rollover Investor” means any (direct or indirect) shareholder in the BIRKENSTOCK Group immediately prior to the Acquisition Closing Date or any other director or member of the management or other person which reinvests or advances (or which the Issuer reasonably anticipates will reinvest or advance) any proceeds payable or received pursuant to or in connection with the Acquisition (directly or indirectly) in the Issuer, its Subsidiaries or any Parent Holding Company of the Issuer (including on a non-cash basis).

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 902” means Rule 902 promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Lien Indebtedness” means Indebtedness of the Group included in the definition of Total Debt that constitutes Second Lien Liabilities.

“Second Lien Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means:

(a)

any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof; and

(b)

all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets or Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Issuer in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another person formed for this purpose.

“Security” means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect.

“Security Agent” means Goldman Sachs Bank USA, as security agent pursuant to the Intercreditor Agreement, or any successor or replacement security agent acting in such capacity.

“Security Interests” means the security interests in the Charged Property that are created by the Transaction Security Documents.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter incurred, all amounts payable by, under or in respect of all other Indebtedness of the Issuer (only with respect to a Guarantee by the Issuer of Senior Indebtedness of a Restricted Subsidiary) or any Restricted Subsidiary, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided that Senior Indebtedness will not include:

(a)	any Indebtedness Incurred in violation of this Indenture;

(b)	any obligation of any Restricted Subsidiary to another Restricted Subsidiary;

(c)	any liability for taxes owed or owing by any Restricted Subsidiary;

(d)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(e)	any Indebtedness of any Restricted Subsidiary that ranks pari passu in right of payment with the Note Guarantee of such Restricted Subsidiary (including Pari Passu Indebtedness);

(f)

any Indebtedness that is expressly subordinated or junior in right of payment to any other Indebtedness of such Restricted Subsidiary (including Subordinated Indebtedness and Subordinated Shareholder Funding); and

(g)	any Capital Stock.

“Senior Secured Facilities” means the ABL Facility and the Senior Term Facilities, collectively.

“Senior Secured Facilities Agreements” means the ABL Facility Agreement and the Senior Term Facilities Agreement, collectively.

“Senior Secured Indebtedness” means Indebtedness of the Group included in the definition of Total Debt that constitutes Senior Secured Liabilities.

“Senior Secured Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a)	the sum of:

(i)	Senior Secured Indebtedness as of such date; and

(ii)	the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would constitute Senior Secured Indebtedness,

less the aggregate amount of cash and Cash Equivalent Investments of the Group on a consolidated basis; to

(b)	LTM EBITDA,

provided that such calculation shall not give effect to:

(i)	Indebtedness Incurred on such determination date pursuant to Section 4.08(b) (other than Senior Secured Indebtedness Incurred pursuant to Section 4.08(b)(1)(C) and Section 4.08(b)(5)(B)(1)(i));

(ii)	any Indebtedness Incurred pursuant to Section 4.08(b)(4)(A), Section 4.08(b)(4)(B) and Section 4.08(b)(14)(B); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from proceeds of Indebtedness Incurred on the determination date pursuant to Section 4.08(b) (other than Senior Secured Indebtedness Incurred pursuant to Section 4.08(b)(1)(C) and Section 4.08(b)(5)(B)(1)(i)).

All Applicable Metrics described in this definition will be calculated as set forth in Section 4.15.

“Senior Term Facilities” means the credit facilities made available under the Senior Term Facilities Agreement.

“Senior Term Facilities Agreement” means the senior facilities agreement, dated on or about the Issue Date, by and among German Newco and U.S. Newco, as original borrowers, and the lenders named therein, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Senior Term Facilities Agreement or one or more successors to the Senior Term Facilities Agreement or one or more new Senior Term Facilities Agreements.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business or consistent with past practice.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person.

“Shared Collateral” means on a junior-priority basis, (i) a security assignment and/or receivables pledge agreement in respect of any structural intercompany receivables owed to the Issuer by German Newco and Lux SPV and (ii) a share pledge in respect of the shares in Lux SPV pursuant to a Luxembourg law governed share pledge agreement.

“Significant Subsidiary” means (a) while it is a borrower of any of the Senior Term Facilities, German Newco and U.S. Newco; and (b) any Restricted Subsidiary or group of Restricted Subsidiaries (taken together) whose proportionate share of Consolidated EBITDA exceeds 10% of the Consolidated EBITDA by reference to the latest Annual Financial Statements (or, if no such Annual Financial Statements have been delivered, the Original Financial Statements), provided that a determination by the Issuer that a Restricted Subsidiary (or group of Restricted Subsidiaries (taken together)) is or is not a Significant Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries or any Associates (including, for the avoidance of doubt, the BIRKENSTOCK Group) on the Acquisition Closing Date and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the instrument governing such Indebtedness as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(a)

with respect to the Issuer, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment or security to the Notes pursuant to a written agreement; and

(b)	with respect to any Guarantor, any Indebtedness of such Guarantor that is expressly subordinated in right of payment to the Note Guarantee of such Guarantor.

No Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior basis or on different assets, or due to the fact that holders (or an agent, trustee or representative thereof) of any Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of the application of “waterfall” or similar payment ordering provisions affecting tranches of Indebtedness.

“Subordinated Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Issuer by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a)

does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the date that is 6 months after the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Issuer or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six months after the Stated Maturity of the Notes is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(b)

does not require, prior to the date that is six months after the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the date that is six months after the Stated Maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(c)

contains no change of control, asset sale or similar provisions and does not accelerate and has no right to declare a Default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months after the Stated Maturity of the Notes or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the date that is six months after the Stated Maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Issuer or any of its Subsidiaries;

(e)

pursuant to its terms or to the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Notes and any Note Guarantee pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Intercreditor Agreement as in effect on the Acquisition Closing Date with respect to the Subordinated Liabilities;

(f)	is not Guaranteed by any Subsidiary of the Issuer;

(g)

contains restrictions on transfer to a person who is not a Parent Entity, any Affiliate of any Parent Entity, any holder of Capital Stock of a Parent Entity or any Affiliate of a Parent Entity or any Permitted Holder or any Affiliate thereof; provided that any transfer of Subordinated Shareholder Funding to any of the foregoing persons shall not be deemed to be materially adverse to the interests of the Holders; and

(h)

does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or any Note Guarantee thereof or compliance by the Issuer or any Guarantor with its obligations under the Notes, any Note Guarantee or this Indenture.

“Subsidiary” means, in relation to any person, any entity which is controlled directly or indirectly by that Person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Indenture or to determine the composition of a majority of the Board of Directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise, provided that notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a member of the Group or a “Subsidiary” of a member of the Group.

“SUN Collateral” means on a first-priority basis, (i) a share pledge in respect of the shares in the Issuer pursuant to a Luxembourg law share pledge agreement, (ii) a pledge in respect of all the material bank accounts of the Issuer located in Luxembourg pursuant to a Luxembourg law governed bank account pledge agreement, and (iii) a Luxembourg law receivables pledge agreement in respect of any intercompany receivables owed to the Parent by the Issuer in respect of any proceeds loan or other shareholder loan.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by any government or other taxing authority, and “Taxes” shall be construed accordingly.

“Temporary Cash Investments” means any of the following:

(a)	any Investment in:

(i)

direct obligations of, or obligations Guaranteed by, (A) the US or Canada, (B) any EU member state, (C) the UK, (D) Australia, Japan, Norway or Switzerland, (E) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Issuer or a Restricted Subsidiary in that country with such funds or (F) any agency or instrumentality of any such country or member state; or

(ii)

direct obligations of any country recognized by the US rated at least “A” by S&P or Fitch or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(b)

overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(i)	any lender under any of the Senior Secured Facilities Agreements;

(ii)	any institution authorized to operate as a bank in any of the countries or member states referred to in sub-clause (a)(i) above; or

(iii)

any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of €250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or Fitch or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) or (b) above entered into with a person meeting the qualifications described in clause (b) above;

(d)

Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a person (other than the Issuer or any of the Restricted Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “F2” (or higher) according to Fitch or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e)

Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by Australia, Canada, any European Union member state, Japan, Norway, Switzerland, the UK, any state, commonwealth or territory of the US, or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state of any of the foregoing, and rated at least “BBB-” by S&P or Fitch or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f)

bills of exchange issued in Australia, Canada, a member state of the European Union, Japan, Norway, Switzerland, the UK or the US eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(g)

any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or Fitch or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h)

Investment funds investing 90% of their assets in securities of the type described in clauses (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(i)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the US Investment Company Act of 1940, as amended.

“Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of the Group, but excluding any Indebtedness of the Group under or with respect to Cash Management Services, intra-Group Indebtedness, Hedging Obligations, Receivables Facilities or Securitization Facilities.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a)	the sum of:

(i)	Total Debt as of such date; and

(ii)	the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would be included in the calculation of Total Debt,

less the aggregate amount of cash and Cash Equivalent Investments of the Group on a consolidated basis; to

(b)	LTM EBITDA,

provided that such calculation shall not give effect to:

(i)

any Indebtedness Incurred on such determination date pursuant to Section 4.08(b) (other than Indebtedness Incurred pursuant to Section 4.08(b)(1)(C), Section 4.08(b)(1)(D), Section 4.08(b)(1)(E) and Section 4.08(b)(5)(B)(1));

(ii)	any Indebtedness Incurred pursuant to Section 4.08(b)(4)(A) and Section 4.08(b)(14)(B); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from proceeds of Indebtedness Incurred on the determination date pursuant to Section 4.08(b) (other than the discharge of Indebtedness Incurred pursuant to Section 4.08(b)(1)(C), Section 4.08(b)(1)(D), Section 4.08(b)(1)(E) and Section 4.08(b)(5)(B)(1)).

All Applicable Metrics described in this paragraph will be calculated as set forth in Section 4.15.

“Total Secured Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of the Group constituting Senior Secured Indebtedness or Second Lien Indebtedness (excluding, for the avoidance of doubt, the aggregate principal amount of any Notes or any Note Guarantees (or the aggregate principal amount of any Indebtedness that refinances, redeems or repays any Notes or Note Guarantees or other Indebtedness (which may include Additional Notes) that is pari passu with the Notes to the extent it is secured only by the Charged Property)).

“Total Secured Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a)	the sum of:

(i)	Total Secured Debt as of such date; and

(ii)	the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would be included in the calculation of Total Secured Debt,

less the aggregate amount of cash and Cash Equivalent Investments of the Group on a consolidated basis; to

(b)	LTM EBITDA;

provided that such calculation shall not give effect to:

(i)

any Indebtedness Incurred on such determination date pursuant to 4.08(b) (other than Senior Secured Indebtedness or Second Lien Indebtedness Incurred pursuant to Section 4.08(b)(1)(C), Section 4.08(b)(1)(D), Section 4.08(b)(5)(B)(1)(i) and Section 4.08(b)(5)(B)(1)(ii));

(ii)	any Indebtedness Incurred pursuant to Section 4.08(b)(4)(A), Section 4.08(b)(4)(B) or Section 4.08(b)(14)(B); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from proceeds of Indebtedness Incurred on the determination date pursuant to Section 4.08(b) (other than Senior Secured Indebtedness or Second Lien Indebtedness Incurred pursuant to Section 4.08(b)(1)(C), Section 4.08(b)(1)(D), Section 4.08(b)(5)(B)(1)(i) and Section 4.08(b)(5)(B)(1)(ii)).

All Applicable Metrics described in this paragraph will be calculated as set forth in Section 4.15.

“Total Transaction Uses” means:

(a)	the aggregate of:

(i)	the total aggregate cash consideration payable to the Vendor under the Acquisition Agreement on the Acquisition Closing Date; and

(ii)	the principal amount of Existing Debt to be refinanced on the Acquisition Closing Date (other than any amount which relates to cash pooling, working capital or similar operational debt),

(b)	less all cash and Cash Equivalents Investments held by the members of the Group and the BIRKENSTOCK Group acquired on or as at the Acquisition Closing Date,

in each case, as identified in any funds flow statement or, if no funds flow statement is delivered, any sources and uses statement included in the tax structure memorandum related to the Acquisition.

“Transaction” means any transactions directly or indirectly related to (in each case, including any financing or refinancing thereof) (i) the Acquisitions; (ii) the issuance of the Notes and the Note Guarantees and the entry into this Indenture; (iii) the entry into and/or utilization of the Senior Term Facilities and the ABL Facility; (iv) the refinancing or otherwise discharging of certain Existing Debt; (v) any other transactions contemplated by the Transaction Documents or described in the Offering Memorandum; (vi) other associated transactions taken in relation to or incidental to any of the foregoing; and (vii) the payment or incurrence of any fees, expenses, taxes or charges associated with any of the foregoing.

“Transaction Documents” means the Acquisition Documents, the Equity Documents, the Notes Documents, the Finance Documents, the finance documents relating to the Senior Secured Facilities and each Topco Proceeds Loan Agreement (as defined in the Intercreditor Agreement).

“Transaction Equity Contribution” means shareholder funding provided by the Initial Investors in connection with the Minimum Equity Condition (as defined in and pursuant to the Senior Term Facilities Agreement); provided that the aggregate amount of such shareholder funding counted as a Transaction Equity Contribution shall not exceed an amount equal to the percentage of Total Transaction Uses specified in the Senior Term Facilities Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transaction.

“Transaction Security” means the Security created or expressed to be created in favor of the Security Agent and/or the Holders (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means all security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the Security Interests in the Charged Property.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” has the meaning assigned to it in the preamble to this Indenture or any successor or replacement Trustee acting in such capacity.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the Charged Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Definitive Registered Note” means one or more Definitive Registered Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note substantially in the form of Exhibit A attached hereto that bears the applicable Global Note Legend and that has the “Schedule of Increases, Decreases or Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary therefor or its nominee, representing a series of Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer in the manner provided below); and

(b)

any Subsidiary of an Unrestricted Subsidiary, provided that the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i)

such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(ii)	such designation and the Investment, if any, of the Issuer in such Subsidiary complies with Section 4.06.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“U.S. Government Securities” means securities that are:

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuers thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Newco” means Birkenstock US Bidco, Inc.

“Vendor” means each person identified as a seller under the Acquisition Agreement.

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors or managers.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)

the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b)	the sum of all such payments.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Wholly Owned Subsidiary) is owned by the Issuer or another Wholly Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.09(a)(3)(C)(ii)
“Acquisition Debt”	4.08(b)(5)
“Additional Amounts”	2.13
“Additional Intercreditor Agreement”	12.05(a)
“Advance Offer”	4.09(d)
“Advance Portion”	4.09(d)
“Affiliate Transaction”	4.10(a)
“Annual Period”	4.15(q)
“Applicable Law”	14.16
“Applicable Premium”	Exhibit A
“Applicable Premium Deficit”	8.04(a)
“Asset Disposition Offer”	4.09(c)
“Asset Disposition Offer Period”	4.09(d)
“Asset Disposition Purchase Date”	3.08(b)
“Authentication Agent”	2.02
“Authentication Order”	2.02
“Authority”	2.03
“Bund Rate”	Exhibit A
“Carry Back Amount”	4.15(q)(1)
“Carry Forward Amount”	4.15(q)(1)
“Change in Tax Law”	3.09(2)
“Change of Control Offer”	4.13(a)
“Change of Control Payment”	4.13(b)(1)
“Change of Control Payment Date”	4.13(b)(2)
“Code”	2.13(6)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.05(a)
“cross-acceleration provision”	6.01(a)(4)(B)
“defeasance trust”	8.04(a)
“Declined Proceeds”	4.09(b)(3)(A)
“Directing Holder”	6.02
“Event of Default”	6.01(a)
“Excess Proceeds”	4.09(b)
“Executed Documentation”	1.03(l)

“Financial Reporting Entity”	4.02(i)
“fixed permission”	4.15(m)
“Forward-Looking Group Initiative Synergies”	4.15(c)
“Forward-Looking Purchase Synergies”	4.15(a)
“Forward-Looking Sale Synergies”	4.15(b)
“Forward-Looking Synergies”	4.15(c)
“grower permission”	4.15(n)
“guarantee default provisions”	6.01(a)(8)
“Guaranteed Obligations”	11.01
“Increased Amount”	4.11(c)
“Indenture”	preamble
“Initial Agreement”	4.07(b)(15)
“Initial Default”	6.04(b)
“Initial Lien”	4.11(a)
“Interest Payment Date”	Exhibit A
“IPO Pushdown”	3.10(a)
“judgment default provisions”	4.15(a)(6)
“Legal Defeasance”	8.02
“Noteholder Direction”	6.02
“numerical permission”	4.15(n)
“Parent Debt Contribution”	4.06(a)(1)(C)(i)
“Paying Agent”	2.03
“payment default”	6.01(a)(4)(A)
“Payor”	2.13
“Permitted Debt”	4.08(b)
“Permitted Payments”	4.06(b)
“Position Representation”	6.02
“Purchase”	4.15(a)
“ratio-based permission”	4.15(m)
“Refunding Capital Stock”	4.06(b)(2)(A)
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	2.13(2)
“Reporting Subsidiary”	4.02(i)
“Required Currency”	2.14(a)
“Reserved Indebtedness Amount”	4.08(c)(8)
“Restricted Payment”	4.06(a)(5)
“Reversion Date”	4.05(c)
“Sale”	4.15(b)
“Second Commitment”	4.09(a)(3)(C)(ii)
“Security Agent Provisions”	12.06
“security default provision”	4.15(a)(7)
“Successor Company”	5.01(a)(1)
“Suspended Covenants”	4.05(a)
“Suspension Date”	4.05(a)
“Suspension Period”	4.05(c)
“tax distribution”	4.06(b)(26)
“Tax Redemption Date”	3.09
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.06(b)(2)(A)
“Verification Covenant”	6.02

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(h) references to any person “acting reasonably” and correlative expressions shall be construed to mean “acting reasonably in the interests of the Holders and having regard to the duties of the Trustee to the Holders”;

(i) references to (i) any matter being “permitted” under this Indenture or any other Notes Document or other agreement shall include references to such matters not being prohibited or otherwise being approved under this Indenture or such other Notes Document and (ii) any transaction being in the “ordinary course of business” of a member of the Group shall be construed to include any transaction that is consistent with industry practice in the industries in which the Group operates or consistent with past practice of any member of the Group or the BIRKENSTOCK Group;

(j) all references to the principal, premium, interest or any other amount payable pursuant to this Indenture shall be deemed also to refer to any Additional Amounts which may be payable hereunder in respect of payments of principal, premium, interest and any other amounts payable pursuant to this Indenture or any undertakings given in addition thereto or in substitution therefor pursuant to this Indenture and express reference to the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express reference is not made;

(k) this Indenture is not qualified under, does not incorporate by reference and does not include, and is not subject to, any of the provisions of the Trust Indenture Act, including Section 316(b) thereof; and

(l) facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all other related documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture and all other related documents or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee and Agents act on any Executed Documentation sent by electronic transmission, neither the Trustee nor the Agents will be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee and Agents shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee and Agents acting on unauthorized instructions and the risk of interception and misuse by third parties.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificates of authentication will be substantially in the form of Exhibit A hereto (except as provided in Section 2.06(f)(1)(B)). The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Notes will initially be represented by the Global Notes. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued as Global Notes shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Increases, Decreases or Exchanges of Interests in the Global Note” attached thereto), except as provided in Section 2.06(f)(1)(B). Notes issued in definitive form as Definitive Registered Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Increases, Decreases or

Exchanges of Interests in the Global Note” attached thereto), except as provided in Section 2.06(f)(1)(B). Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more 144A Global Notes, duly executed by the Issuer, and authenticated by the Trustee as hereinafter provided. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Global Notes, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Each Global Note shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Principal Paying Agent therefor, at the direction of the Trustee, in accordance with Section 2.06 hereof.

(c) Additional Notes. This Indenture is unlimited in aggregate principal amount. The Issuer may issue additional Notes from time to time under this Indenture in accordance with the terms hereof, including Section 2.01, Section 2.02 and Section 4.08.

(A) Any series of Additional Notes issued hereunder shall have substantially identical terms and conditions to the relevant series of Notes, as applicable, originally issued, except in respect of any of the following terms, which shall be set forth in an Officer’s Certificate or, at the election of the Issuer, a supplemental indenture, delivered to the Trustee:

(i) whether such Additional Notes shall be issued as part of a new or existing series of Notes or the title of such Additional Notes (which shall distinguish the Additional Notes of the series from Notes of any other series);

(ii) the aggregate principal amount of such Additional Notes;

(iii) the date or dates on which such Additional Notes will be issued and will mature;

(iv) the rate or rates (which may be fixed or floating) at which such Additional Notes shall bear interest and, if applicable, the interest rate basis, formula or other method of determining such interest rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable and the basis upon which such interest will be calculated;

(v) the currency or currencies in which such Additional Notes shall be denominated and the currency in which cash or government obligations in connection with such series of Additional Notes may be payable;

(vi) the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part;

(vii) if other than in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, the denominations in which such Additional Notes shall be issued and redeemed;

(viii) the ISIN, Common Code, or other securities identification numbers with respect to such Additional Notes; and

(ix) any relevant limitation language with respect to Notes Guarantees and Transaction Security Documents.

(B) Such Additional Notes will be treated, along with all other Notes, as a single class for the purposes of this Indenture with respect to waivers, amendments and all other matters which are not specifically distinguished for such series in such Officer’s Certificate or supplemental indenture (as applicable); provided that any Additional Notes that are not fungible with the applicable series of Notes for U.S. federal income tax purposes shall have a separate ISIN, Common Code or other securities identification number from such Notes.

(d) Applicable Depositary Procedures. With respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary will be applicable to such transfer or exchange.

Section 2.02 Execution and Authentication.

An Officer must sign the Notes for the Issuer by manual, electronic or facsimile signature.

If the Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual, electronic or facsimile signature of the Trustee (or an Authentication Agent). The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee, or relevant Authentication Agent shall, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate and make available for delivery the Initial Notes. Upon delivery of any Authentication Order at any time and from time to time thereafter, the Trustee shall authenticate Additional Notes for original issue, or Definitive Registered Notes issued pursuant to Section 2.06 hereof, in an aggregate principal amount specified in such Authentication Order. Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which Notes are to be authenticated. In addition, such Authentication Order shall include (a) a statement that the Person signing the Authentication Order have (i) read and understood the provisions of this Indenture relevant to the statements in the Authentication Order and (ii) made such examination or investigation as is necessary to enable them to make such statements and (b) a brief statement as to the nature and scope of the examination or investigation on which the statements set forth in the Authentication Order are based.

The Trustee may appoint an authentication agent acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authentication agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agents. Such authentication agent shall have the same rights as the Trustee in any dealings hereunder with the Issuer or with any of the Issuer’s Affiliates. The Trustee hereby appoints Global Loan Agency Services Limited, as authentication agent for the Notes (the “Authentication Agent”) and Global Loan Agency Services Limited hereby accepts such appointment and the Issuer hereby confirms that such appointment is acceptable to it.

Section 2.03 Registrar and Paying Agent.

The Issuer shall maintain offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”) and one or more offices or agencies where the Issuer has authorized such office or agency to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer (each, a “Paying Agent”). The Issuer will also maintain one or more transfer agents (the “Transfer Agent”). The Registrar will maintain a register reflecting ownership of the Notes. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer will notify the Trustee in writing of the name and address of any Paying Agent or Registrar not a party to this Indenture. The Issuer or any of the Issuer’s Subsidiaries, acting as agent of the Issuer solely for this purpose, may act as Paying Agent or Registrar in respect of the Notes.

The Issuer initially appoints GLAS Trust Company LLC to act as Principal Paying Agent, Transfer Agent and Registrar. GLAS Trust Company LLC hereby accepts such appointment.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent after reasonable notice from the Trustee, the Trustee may appoint a suitably qualified and reputable party to act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar in respect of the Notes, provided that it segregates and holds in a separate trust fund for the benefit of the Holders all money held by it as paying agent.

Upon written notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of such Notes. However, for so long as the Notes are listed on the Official List of the Exchange, and if and to the extent that the rules of The International Stock Exchange Authority Limited (the “Authority”) so require, the Issuer will notify the Authority of any change of Paying Agent, Registrar or Transfer Agent in accordance with Section 14.01 and, in the case of Definitive Registered Notes, in addition to such publication and posting, mail such notice by first-class mail to each Holder’s registered address, as it appears on the register for the Notes, with a copy to the Trustee.

Section 2.04 Paying Agent to Hold Money.

No later than 10:00 a.m. (GMT), on each due date of the principal of, interest and premium (if any) on any Note, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal, interest and premium (if any) when so becoming due and subject to receipt of such monies, the Paying Agent shall make payment on the Notes in accordance with this Indenture. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee or such entity designated by the Trustee for this purpose and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered to the Trustee. The Issuer shall no later than 2:00 p.m. (GMT) on the Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms via fax or tested SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment.

Section 2.05 Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least three Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Neither the Trustee, the Agents nor any of their agents will have any responsibility or be liable for any aspect of the records in relation to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes.

(1) A Global Note may not be transferred except as a whole by the applicable Depositary to a Common Depositary or a nominee of such Common Depositary, by a Common Depositary or a nominee of such Depositary to such Depositary or to another nominee or Common Depositary of such Depositary, or by such Common Depositary or Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Registered Notes if:

(A) Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days; or

(B) the owner of a Book-Entry interest requests such exchange in writing delivered through Euroclear or Clearstream, following an Event of Default under this Indenture and enforcement action is being taken in respect thereof under this Indenture.

Upon the occurrence of any of the events listed in Section 2.06(a)(1)(A) or Section 2.06(a)(1)(B), the Issuer shall execute, and the Trustee or the Authentication Agents, shall, upon receipt of an Authentication Order, authenticate and deliver Definitive Registered Notes in an aggregate principal amount equal to the principal amount of the applicable Global Note tendered in exchange therefor. The Issuer will, at the cost of the Issuer (but against such indemnity as the Registrar or any relevant Agent may require in respect of any tax or other duty of whatever nature which may be levied or imposed in connection with such exchange), cause sufficient Definitive Registered Notes to be executed and delivered to the Trustee for authentication and the Registrar for registration of the exchange and dispatch to the relevant Holders within 30 days of the relevant event. The Trustee or the Registrar shall, at the cost of the Issuer, deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Definitive Registered Notes issued in exchange for beneficial interests in Global Notes pursuant to this Section 2.06(a) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its Participants or Indirect Participants or otherwise, shall instruct the Trustee. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c), (d) or (e) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the applicable Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with this Section 2.06(b), as well as one or more of the other following subparagraphs of this Section 2.06, as applicable.

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar both (i) a written order from a Participant or an Indirect Participant given to the applicable Depositary in accordance with the Applicable Procedures directing the applicable Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged, and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee or the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the appropriate certifications in item (3) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee, or the Authentication Agent, shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Registered Notes. If any one of the events listed in Section 2.06(a)(1) has occurred or the Issuer has elected pursuant to Section 2.06(a) to cause the issuance of Definitive Registered Notes, transfers or exchanges of beneficial interests in a Global Note for a Definitive Registered Note shall be effected, subject to the satisfaction of the conditions set forth in the applicable subclauses of this Section 2.06(c).

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Registered Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Registered Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Registered Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred outside the United States in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to the Issuer or any of the Issuer’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (4) thereof;

the Principal Paying Agent or the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee, or the Authentication Agent, shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Registered Note in the appropriate principal amount. Any Restricted Definitive Registered Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Principal Paying Agent or the Registrar shall deliver such Restricted Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Registered Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Registered Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Registered Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note only if:

(A) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

(B) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(C) the Registrar receives the following:

(i) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit B hereto, including the appropriate certifications in item (3) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Registered Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Registered Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Principal Paying Agent or the Registrar will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer will execute and, upon receipt of an Authentication Order, the Trustee, or the Authentication Agent, will authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Registered Note in the appropriate principal amount. Any Unrestricted Definitive Registered Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the applicable Depositary and the Participant or Indirect Participant. The Principal Paying Agent or the Registrar will deliver such Unrestricted Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Registered Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Registered Notes for Beneficial Interests.

(1) Restricted Definitive Registered Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Registered Note proposes to exchange such Restricted Definitive Registered Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Registered Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Registered Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Registered Note is being transferred to the Issuer or any of the Issuer’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (4) thereof;

the Trustee or the Registrar will cancel the Restricted Definitive Registered Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the appropriate 144A Global Note, and in the case of clause (C) or (D) above, the appropriate Regulation S Global Note.

(2) Restricted Definitive Registered Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Registered Note may exchange such Restricted Definitive Registered Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Registered Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only:

(A) if such Restricted Definitive Registered Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

(B) if such Restricted Definitive Registered Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(C) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Registered Note proposes to exchange such Restricted Definitive Registered Note for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Restricted Definitive Registered Note proposes to transfer such Restricted Definitive Registered Note to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the appropriate certifications in item (3) thereof;

and, in each such case set forth in this subparagraph (C), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee or the Registrar will cancel the Definitive Registered Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Registered Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Registered Note may exchange such Unrestricted Definitive Registered Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Registered Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee or the Registrar will cancel the applicable Unrestricted Definitive Registered Note and increase or cause to be increased the aggregate principal amount of the relevant Unrestricted Global Note.

If any such exchange or transfer from an Unrestricted Definitive Registered Note to a beneficial interest is effected pursuant to this subparagraph (3) at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee, or the Authentication Agent, will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Registered Notes so transferred.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Registered Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Registered Notes to Restricted Definitive Registered Notes. Any Restricted Definitive Registered Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Restricted Definitive Registered Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof.

(2) Restricted Definitive Registered Notes to Unrestricted Definitive Registered Notes. Any Restricted Definitive Registered Note may be exchanged by the Holder thereof for an Unrestricted Definitive Registered Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Registered Note proposes to exchange such Restricted Definitive Registered Note for an Unrestricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Registered Note proposes to transfer such Restricted Definitive Registered Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit B hereto, including the appropriate certifications in item (3) thereof, and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Registered Notes to Unrestricted Definitive Registered Notes. A Holder of Unrestricted Definitive Registered Notes may transfer such Unrestricted Definitive Registered Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Registered Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

[THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IT IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF SUCH SECURITIES, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF SECURITIES SOLD TO NON-U.S. PERSONS IN ACCORDANCE WITH REGULATION S: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE DATE ON WHICH SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A,

TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENTS OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.]

(B) Notwithstanding the foregoing, any Global Note or Definitive Registered Note issued pursuant to Section 2.06(b)(4), Section 2.06(c)(2), (c)(3), Section 2.06(d)(2), Section 2.06(d)(3), Section 2.06(e)(2) or Section 2.06(e)(3) (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

[THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS GLOBAL NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.]

[UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (WHICH SHALL INITIALLY BE BANQUE INTERNATIONALE À LUXEMBOURG S.A.) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY OR ITS NOMINEE, HAS AN INTEREST HEREIN.]

(3) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Principal Paying Agent or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Principal Paying Agent or by the Depositary at the direction of the Trustee to reflect such increase.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or the Authentication Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order or at the Registrar’s request.

(2) No service charge will be made to a Holder of a Global Note or to a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.06, Section 3.07, Section 3.08, Section 4.09, Section 4.13 and Section 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer and the Guarantors, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest, premium and Additional Amounts, if any on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(6) The Trustee or the Authentication Agent will authenticate Global Notes and Definitive Registered Notes in accordance with the provisions of Section 2.02 hereof.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, or the applicable Authentication Agent, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee, any Agent, or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee, the relevant Agent, and the Issuer to protect the Issuer, the Trustee and any Agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Trustee and any Agent may charge the relevant Holder for its expenses in replacing a Note.

If, after the delivery of such replacement Note, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee, and any Agent in connection therewith.

Subject to the provisions of the final sentence of the preceding paragraph of this Section 2.07, every replacement Note is an obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee or the Authentication Agent except for those canceled by the Trustee, Paying Agent or Registrar, those delivered to them for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of paragraph 5(c) of the Global Notes as applicable.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuer.

If the entire principal amount and premium, if any, of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent receives in accordance with the times set forth in Section 2.04 of this Indenture, on each redemption date or maturity date, money sufficient to pay all principal and interest and premium, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing as the case may be, and the Paying Agent is not, as advised to it in writing by the Issuer or, as the case may be, the Registrar, prohibited as advised to it in writing by the Issuer from paying such amount to the relevant Holders on that date pursuant to the terms of this Indenture or the Intercreditor Agreement, then on and after that date such series of Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

If the Paying Agent holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Acts by Holders.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded. For the avoidance of doubt, any Independent Debt Fund shall not be considered to be a Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer.

Section 2.10 Temporary Notes.

Until certificates representing the Notes are ready for delivery, the Issuer may prepare and the Trustee, or the Authentication Agents, upon receipt of an Authentication Order, will authenticate, temporary Notes. Temporary Notes will be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee, or the relevant Authentication Agent, will authenticate Definitive Registered Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a subsidiary of the Issuer) and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes (subject to the record retention requirements of the Exchange Act) in its customary manner unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer following a written request from that Issuer. No Issuer may issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date in a manner satisfactory to the Trustee; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 10 days before the special record date, the Issuer (or, upon the written request of such Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. Notwithstanding the foregoing, if the Issuer pays the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, no special record date will be set and payment will be made to the Holders as of the original record date.

Section 2.13 Additional Amounts.

All payments made by or on behalf of the Issuer or any Guarantor (including any successor entity) (each, a “Payor”) in respect of the Notes or with respect to any Note Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law or by the relevant taxing authority’s interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)

any jurisdiction from or through which payment on any such Note or Note Guarantee is made by any Payor or by the Paying Agent on behalf of any Payor, or any political subdivision or governmental authority thereof or therein having the power to tax (including the jurisdiction of the Paying Agent); or

(2)

any other jurisdiction in which a Payor is incorporated or organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1) and this clause (2), a “Relevant Taxing Jurisdiction”), will at any time be required by law or by the relevant taxing authority’s interpretation or administration thereof to be made from any payments made by any Payor or by the Paying Agent on behalf of any Payor, with respect to any Note or any Note Guarantee, including (without limitation) payments of principal, redemption price, interest or premium, if any, such Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments, after such withholding or deduction (including any such withholding or deduction from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note or Note Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)

any Taxes, to the extent such Taxes would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, being resident for tax purposes, or being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in or place of management present in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment or the exercise or enforcement of rights under such Note, this Indenture or a Note Guarantee;

(2)

any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a reasonable written request of the Payor addressed to the Holder or beneficial owner, after reasonable notice (at least 30 days before any payment from which any such withholding or deduction is required would be payable), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a law, statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of, all or part of such Tax, but, in each case, only to the extent the Holder or beneficial owner is legally entitled to do so;

(3)

any Taxes, to the extent such Taxes are imposed as a result of the presentation of the Note for payment (where Notes are in the form of Definitive Registered Notes and presentation is required) more than 30 days after the later of the applicable payment date or the date the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(4)	any Taxes that are payable otherwise than by deduction or withholding from a payment with respect to the Notes or with respect to any Note Guarantee;

(5)	any estate, inheritance, gift, sales, transfer, capital gains, excise taxes, personal property or similar Taxes imposed on any Note or the transfer thereof;

(6)

any Taxes imposed, deducted or withheld pursuant to section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to sections 1471 through 1474 of the Code, in each case, as of the Issue Date (and any amended or successor version that is substantively comparable), any current or future regulations or agreements thereunder, official interpretations thereof or similar law or regulation implementing an intergovernmental agreement relating thereto;

(7)	any U.S. federal back-up withholding tax under section 3406 of the Code;

(8)

any U.S. federal withholding taxes that would not have been imposed or withheld but for the beneficial owner being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, or a corporation that has accumulated earnings to avoid United States federal income tax; or

(9)	any combination of the items (1) through (8) above.

In addition, no Additional Amounts shall be paid with respect to a Holder who is a fiduciary or a partnership or any Person other than the beneficial owner of the Notes, to the extent that the beneficiary or settler with respect to such fiduciary, the member of such partnership or the beneficial owner would not have been entitled to Additional Amounts had such beneficiary, settler, member or beneficial owner held such Notes directly.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The Payor will provide certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, or if such tax receipts are not available, certified copies of such other reasonable evidence as is available of such payments as soon as reasonably practicable to the Trustee (with a copy to the Paying Agent). Such copies shall be made available to the Holders upon reasonable request and will be made available at the offices of the Paying Agent.

If any Payor is obligated to pay Additional Amounts with respect to any payment made on any Note or any Note Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the Paying Agent shall be entitled to conclusively rely on such Officer’s Certificate as conclusive proof that such payments are necessary.

Wherever in this Indenture or the Notes there is mentioned, in any context:

(1)	the payment of principal;

(2)	redemption prices or purchase prices in connection with a redemption or purchase of the Notes;

(3)	interest; or

(4)	any other amount payable on or with respect to any of the Notes or any Note Guarantee,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay and reimburse each applicable Holder for any present or future stamp, issue, registration, court or documentary taxes, or similar charges or levies (including any related interest or penalties with respect thereto) or any other excise, property or similar taxes or similar charges or levies (including any related interest or penalties with respect thereto) that arise in a Relevant Taxing Jurisdiction from the execution, issuance, delivery, registration, enforcement of, or receipt of payments with respect to any Notes, any Note Guarantee, this Indenture, or any other document or instrument in relation thereto (in each case, other than in connection with a transfer after the offering of the Initial Notes) and limited, solely to the extent of such taxes or similar charges or levies that arise from the receipt of any payments of principal or interest on the Notes, to any such taxes or similar charges or levies that are not excluded under clauses (1) through (3) and (5) through (8) (save that in respect of clause (5), this proviso shall not apply in connection with transfer, personal property or similar Taxes).

The foregoing obligations in this Section 2.13 will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner, and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Notes (or any Note Guarantee) is made by or on behalf of such successor Payor, or any political subdivision or taxing authority or agency thereof or therein.

Section 2.14 Currency Indemnity and Calculation of Euro-Denominated Restrictions

(a) Euro is the required currency (the “Required Currency”) of account and payment for all sums payable by the Issuer and the Guarantors, if any, under or in connection with the Notes and the Note Guarantees thereof, if any, including damages. Any amount received or recovered in a currency other than the applicable Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder, any Paying Agent or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or such Guarantor, as applicable, to the extent of the amount of the applicable Required Currency which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(b) If the amount of the applicable Required Currency is less than the amount of the Required Currency expressed to be due to the recipient, any Paying Agent or the Trustee under any Note, the Issuer and the Guarantors will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer and the Guarantors will indemnify the recipient, any Paying Agent or the Trustee on a joint and several basis against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or any Paying Agent or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note, any Paying Agent or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any Note Guarantee, or to the Trustee.

(c) Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be.

Section 2.15 Agents.

(a) Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer and need have no concern for the interests of the Holders.

(c) Moneys Held. Moneys held by Agents need not be segregated from other funds except to the extent required by law. The Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(d) Publication of Notices. Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Issuer will have been met upon delivery of the notice to Euroclear or Clearstream, as applicable.

(e) Authorized Signatories. The Issuer shall provide the Agents with a certified list of authorized signatories within a reasonable time following a request for such list by an Agent.

(f) Relationships with Third Parties. The Agents shall act solely as agents of the Issuer and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuer, except as expressly stated elsewhere in this Indenture.

(g) Instructions. In the event that instructions given to any Agent are not reasonably clear or are conflicting or equivocal, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within two Business Days upon receipt by such Agent of such instructions. If an Agent has sought clarification or resolution in accordance with this Section 2.15, then such Agent shall be entitled to take no action until such clarification is provided to its reasonable satisfaction, and shall not incur any liability for not taking any action pending receipt of such clarification or resolution.

(h) Mechanical Nature. The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.

(i) No Payment. No Agent shall be required to make any payment of the principal, premium or interest or other amount payable pursuant to this Indenture unless and until it has received the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made such payment with the prior written consent of the Issuer and for which it did not receive the full amount, the Issuer will reimburse the Agent the full amount of any shortfall.

(j) Resignation of Agents. Any Agent may resign and be discharged from its duties under this Indenture at any time by giving 30 days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving 30 days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within 30 days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee, may appoint a successor agent on the Issuer’s behalf or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem any series of Notes pursuant to the applicable optional redemption provisions contained in paragraph 5(c) of the Global Notes, it shall notify, five Business Days before the publication of the notice of such redemption (unless a shorter period is satisfactory to the Trustee, the Registrar and the Paying Agent), the Trustee, the Registrar and the Paying Agent of the redemption date and the principal amount of Notes to be redeemed and the section of the Note pursuant to which the redemption will occur.

The Issuer must furnish to the Trustee (with a copy to the Paying Agent), at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)	the clause of this Indenture pursuant to which the redemption shall occur;

(b)	the record date for the redemption and the redemption date;

(c)	the principal amount of Notes to be redeemed; and

(d)	the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

In the event that any Global Note (or any portion thereof) is redeemed Euroclear and/or Clearstream, as applicable, will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by them in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book Entry Interests will be equal to the amount received by Euroclear and Clearstream, as applicable, in connection with the redemption of such Global Note (or any portion thereof).

Under the existing practices of Euroclear and Clearstream, if fewer than all of the Notes are to be redeemed at any time, Euroclear and Clearstream will credit their respective participants’ accounts on a pro rata basis (such as by way of a pool factor), by lot or on such other basis as they deem fair and appropriate and in accordance with their applicable procedures (unless otherwise required by law or applicable stock exchange rules); provided, however, that no Book-Entry Interest of less than €100,000 principal amount may be redeemed in part. If the Notes are not held through Euroclear or Clearstream, the Notes will be selected on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no such partial redemption shall reduce the outstanding principal amount of any Notes below €100,000. The Trustee, the Paying Agent and the Registrar shall not be liable for selections made under this Section 3.02.

The Trustee or the Registrar will promptly notify the Issuer of, in the case of any Notes selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased, to the extent such information is provided by the Relevant Clearing System to the Trustee or the Registrar in the case of any Global Notes. Notes and portions of Notes selected will be in minimum amounts of €100,000 and integral multiples of €1,000 in excess thereof, except that if all the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of €1,000 (in excess of €100,000) shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Except as otherwise provided herein, at least 10 days but not more than 60 days before the redemption date, the Issuer shall transmit a notice of redemption in accordance with Section 14.01 and as provided below to each Holder whose Notes are to be redeemed, at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of Euroclear and Clearstream, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes pursuant to Article 8 hereof or a satisfaction and discharge of this Indenture pursuant to Article 10 hereof. For Notes which are represented by Global Notes held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear or Clearstream, as applicable, for communication to entitled account holders in substitution for the aforesaid mailing. If and for so long as any Notes are listed on the Official List of the Exchange and if and to the extent the rules of the Exchange so require, the Issuer will notify the Exchange of any such notice to the Holders of the relevant Notes and, in connection with any redemption, the Issuer will notify the Exchange of any change in the principal amount of Notes outstanding.

The notice will identify the Notes to be redeemed and will state:

(a) the record date for the redemption and the redemption date;

(b) the redemption price, and, if applicable, the appropriate calculation of such redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid to the redemption date;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, such portion of the Notes will be cancelled (in the case of Global Notes) or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note (in the case of Definitive Registered Notes);

(d) the name and address of the applicable Paying Agent;

(e) that Notes called for redemption must be surrendered to the applicable Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment or the applicable Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the ISIN or Common Code, as applicable, if any, printed on the Notes being redeemed; and

(i) that no representation is made as to the correctness or accuracy of the ISIN or Common Code, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Paying Agent or Registrar shall give the notice of redemption in the Issuer’s name and at its expense. In such event, the Issuer shall provide the Trustee and the Paying Agent or Registrar with the information required and within the time periods specified by this Section.

To the extent that the mandatory rules and procedures of the Depositary conflict with this Indenture, any notice will be deemed to satisfy this Indenture if it complies with the mandatory rules and procedures of the Depositary.

Section 3.04 Effect of Notice of Redemption.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control, an Asset Disposition or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption or purchase date, or by the redemption or purchase date as so delayed, or that such notice may be rescinded at any time in the Issuer’s sole discretion if the Issuer determines that any or all of such conditions will not be satisfied or waived. In addition, the Issuer may provide in such notice that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The Issuer may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and, subject to the requirements of the Relevant Clearing System, a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have the same or different redemption dates.

If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of the Relevant Clearing System, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

Section 3.05 Deposit of Redemption or Purchase Price.

No later than 10:00 a.m. (GMT) on the relevant redemption or purchase date, the Issuer will deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. The Paying Agent will promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest, if any, and Additional Amounts, if any, on, all Notes to be redeemed or purchased. Neither the Trustee nor any Agent shall be required to pay out any money without first having been placed in funds.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase unless the Paying Agent is prohibited from making such redemption payment pursuant to the terms of this Indenture. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Subject to the terms hereof, upon surrender of a Note that is redeemed in part, the Issuer shall execute and upon receipt of an Authentication Order, the Trustee, or the Authentication Agent, shall authenticate for the Holder (at the Issuer’s expense), (a) in the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of the original Note upon cancellation of the original Definitive Registered Note and (b) in the case of a Global Note, the Registrar shall make an appropriate notation on such Global Note (or otherwise in accordance with the applicable procedures of the Relevant Clearing System) to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

Section 3.07 Mandatory Redemption or Sinking Fund.

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes, except in connection with offers to purchase pursuant to Section 4.09 and Section 4.13.

Section 3.08 Asset Disposition Offer.

In the event that, pursuant to Section 4.09 hereof, the Issuer is required to commence an Asset Disposition Offer, it shall follow the procedures specified below. Upon the commencement of an Asset Disposition Offer, the Issuer shall transmit a notice electronically or by first-class mail to the Trustee, the Paying Agent and each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of Euroclear and Clearstream stating:

(a) that the Asset Disposition Offer is being made pursuant to this Section 3.08 and Section 4.10 hereof and the length of time the Asset Disposition Offer will remain open;

(b) the amount of Excess Proceeds, the purchase price of the Notes and the date on which such purchase shall be made, which date will be no earlier than 10 days and no later than 60 days from the date such notice is delivered (the “Asset Disposition Purchase Date”);

(c) that any Note not tendered or accepted for payment will continue to accrue interest;

(d) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased only in minimum denominations of €100,000 and in integral multiples of €1,000, in excess thereof, except that a Holder may elect to have all of the Notes held by such Holder purchased even if not an integral multiple of €1,000 (in excess of €100,000);

(f) that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Asset Disposition Purchase Date;

(g) the procedure for withdrawing an election to tender;

(h) that if the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be repaid or purchased on a pro rata basis or in the manner described in Section 3.02, on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness or required to be prepaid or redeemed; and

(i) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

The Issuer will deliver to the Trustee and applicable Paying Agent an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.08. The Issuer or the applicable Paying Agent, as the case may be, will deliver or cause to be delivered to each tendering Holder on the Asset Disposition Purchase Date an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note (or amend the Global Note), and the Trustee, or the applicable Authentication Agent, upon delivery of an Officer’s Certificate from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount with a minimum denomination of €100,000 or an integral multiples of €1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered (or transferred by book entry) by the Issuer to the Holder thereof.

Other than as specifically provided in this Section 3.08, any purchase pursuant to this Section 3.08 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.09 Redemption for Taxation Reasons.

The Issuer may redeem the Notes in whole, but not in part, at any time at its discretion upon giving not less than 10 nor more than 60 days’ prior written notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but excluding the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(1)	any change in, or amendment to, the law or treaties (or any regulations, official guidance or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(2)

any amendment to, or change in an official application, administration or written interpretation of such laws, treaties, regulations, official guidance or rulings (including by reason of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) (each of the foregoing in clause (1) and this clause (2), a “Change in Tax Law”), a Payor is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts (or increased Additional Amounts) with respect to the Notes (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable). Such Change in Tax Law must be formally announced and become effective on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date). The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obliged to make at least one payment on the Notes and (b) mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to this Indenture.

Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.03. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and that the obligation to pay Additional Amounts cannot be avoided by the relevant Payor taking reasonable measures available to it (but in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts) and (b) a written opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely conclusively on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without liability or further inquiry, in which event it will be conclusive and binding on the Holders.

Section 3.10 IPO Debt Pushdown

(a) In the event that a Pushdown Notice (as defined in the Intercreditor Agreement) is delivered in accordance with the provisions of the Intercreditor Agreement, the Issuer shall be entitled to require that the terms of this Indenture, the Intercreditor Agreement (and any Additional Intercreditor Agreement) and the Transaction Security Documents shall operate (with effect from the Pushdown Date (as defined in the Intercreditor Agreement)) on the basis provided in clause 21.26 of the Intercreditor Agreement (an “IPO Pushdown”) and the Issuer and any Parent Holding Company of the Issuer will be substituted for by the Pushdown Entity (as defined in the Intercreditor Agreement) in accordance with the provisions thereof. Any Parent Holding Company of the Pushdown Entity will not be subject to the provisions of this Indenture and the other Notes Documents, and such other changes as described in the Intercreditor Agreement, and any security over its assets may be released or, if a Guarantor, its Notes Guarantee may be released, in each case, in accordance with the provisions of this Indenture. For the avoidance of doubt, the Issuer may revoke a Pushdown Notice or deliver any further Pushdown Notices in accordance with the provisions of the Intercreditor Agreement.

(b) The Trustee and the Security Agent shall be required to enter into any amendment to this Indenture, the Intercreditor Agreement (and any Additional Intercreditor Agreement) or the Transaction Security Documents (in the case of the Security Agent) required by the Issuer, enter into any document or instrument in connection therewith and/or take such other action as is required by the Issuer in order to facilitate or reflect any of the matters contemplated by this Section 3.10 or by the Intercreditor Agreement; provided that such amendment, replacement or other document or instrument does not impose personal obligations on the Trustee or the Security Agent, or affect the rights, duties, liabilities, indemnification or immunity of the Trustee or the Security Agent under such amendment, release or replacement or other document or instrument. The Trustee and the Security Agent are each irrevocably authorized and instructed by the Holders (without any consent by the Holders) to execute any such amended, released or replacement documents and/or take other such action on behalf of the Holders (and shall do so on the request of the Issuer).

ARTICLE 4

COVENANTS

For the avoidance of doubt, the consummation of the Transaction shall not be prohibited by this Article 4 or Article 5.

Section 4.01 Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Amounts, if any, will be considered paid on the date due if the applicable Paying Agent holds, prior to 10:00 a.m. (GMT) on each such date (or such other time as the Issuer and the Paying Agent may mutually agree from time to time, but always subject to actual receipt), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due and is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at a rate that is 1% higher than the then-applicable interest rate on the Notes to the extent lawful. The Issuer will pay interest on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Reports.

(a) So long as any Notes are outstanding, the Issuer will furnish to the Trustee the following reports following the Issue Date:

(1) within 120 days (or if such day is not a Business Day, on the next succeeding Business Day) after the end of each fiscal year of the Issuer (or, in the case of the first fiscal year ending after the Issue Date, 150 days), annual reports containing: (i) the audited consolidated balance sheet of the Issuer as at the end of the most recent two fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the most recent two fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; (ii) an operating and financial review of the audited financial statements, including a discussion of the consolidated financial condition, results of operations, EBITDA and material changes in liquidity and capital resources of the Issuer; (iii) unaudited pro forma income statement and balance sheet information of the Issuer, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (other than the Acquisition) that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to Section 4.02(a)(2) or Section 4.02(a)(3)); provided that such pro forma financial information will be provided only to the extent reasonably available and without unreasonable expense, in which case the Issuer will provide, in the case of a material acquisition, acquired company financials; (iv) a brief description of the business, management and shareholders of the Issuer, all material affiliate transactions and a description of all material debt instruments; and (v) a summary description of any changes to risk factors that would be material and material recent developments; provided that the information described in clauses (iv) and (v) may be provided in the footnotes to the audited financial statements;

(2) within 60 days (or if such day is not a Business Day, on the next succeeding Business Day) after the end of each of the first three fiscal quarters in each fiscal year of the Issuer (or, in the case of the first three such fiscal quarters ending after the Issue Date, 90 days), commencing with the quarter ending after the Issue Date, quarterly financial statements containing the following information: (i) the Issuer’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year to date period ending on the unaudited condensed balance sheet date and the comparable prior period, together with condensed footnote disclosure; (ii) unaudited pro forma income statement and balance sheet information of the Issuer, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (other than the Acquisition) that have occurred since the beginning of the most recently completed fiscal year as to which such quarterly report relates (unless such pro forma information has been provided in a previous report pursuant to this Section 4.02(a)(2) or Section 4.02(a)(3)); provided that such pro forma financial information will be provided only to the extent reasonably available and without unreasonable expense, in which case the Issuer will provide, in the case of a material acquisition, acquired company financials; (iii) an operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition, results of operations, EBITDA and material changes in liquidity and capital resources of the Issuer; and (iv) material recent developments; provided that the information described in clause (iv) may be provided in the footnotes to the unaudited financial statements; and

(3) promptly after the occurrence of a material event that the Issuer announces publicly or any acquisition, disposition or restructuring, merger or similar transaction that is material to the Issuer and the Restricted Subsidiaries, taken as a whole, or a change in a senior executive officer of the Issuer or a change in auditors of the Issuer, a report containing a description of such event.

(b) In addition, the Issuer shall furnish to the Holders and to prospective investors, upon the request of such parties, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Exchange Act by persons who are not “affiliates” under the Securities Act.

(c) All financial statement information (excluding, for the avoidance of doubt, the calculations made under any incurrence covenant, which shall be prepared in accordance with the terms of this Indenture) shall be on a basis consistent with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided, however, that the reports set forth in Section 4.02(a)(1), Section 4.02(a)(2) and Section 4.02(a)(3) may, in the event of a change in GAAP, present earlier periods on a basis that applied to such periods. No report need include separate financial statements for any Subsidiaries of the Issuer or any disclosure with respect to the results of operations or any other financial or statistical disclosure. In addition, the reports set forth above will not be required to contain any reconciliation to U.S. GAAP.

(d) For purposes of this Section 4.02, an acquisition or disposition shall be deemed to be material if the entity or business acquired or disposed of represents greater than 20% of the Issuer’s pro forma consolidated revenue or LTM EBITDA for the most recent four quarters for which annual or quarterly financial reports have been delivered to the Trustee.

(e) At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, taken as a whole, constitutes a Significant Subsidiary of the Issuer, then the quarterly and annual financial information required by Section 4.02(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(f) In the event that (i) the Issuer becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC or (ii) the Issuer elects to provide to the Trustee reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Issuer) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of U.S. GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Issuer will make available to the Trustee such annual reports, information, documents and other reports that the Issuer is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d).

(g) All reports provided pursuant to this Section 4.02 shall be in English, or with a certified English translation.

(h) Subject to compliance with Section 4.02(i), in the event that, and for so long as, the equity securities of the Issuer or any Parent Entity or IPO Entity are listed on the Main Market of the London Stock Exchange (or one or more of the equivalent regulated markets of the Frankfurt Stock Exchange, the Irish Stock Exchange, the Luxembourg Stock Exchange or the New York Stock Exchange) and the Issuer or such Parent Entity or IPO Entity is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on the Main Market of the London Stock Exchange (or the equivalent standards applicable to issuers of equity securities admitted to trading on one or more of the equivalent regulated markets of the Frankfurt Stock Exchange, the Irish Stock Exchange, the Luxembourg Stock Exchange or the New York Stock Exchange), for so long as it elects, the Issuer will make available to the Trustee such annual reports, information, documents and other reports that the Issuer is, or would be, required to file with the London Stock Exchange (or one or more of the equivalent regulated markets of the Frankfurt Stock Exchange, the Irish Stock Exchange, the Luxembourg Stock Exchange or the New York Stock Exchange) pursuant to such admission and disclosure standards (or the applicable standards of one or more of the equivalent regulated markets of the Frankfurt Stock Exchange, the Irish Stock Exchange, the Luxembourg Stock Exchange or the New York Stock Exchange, as applicable). Upon complying with the foregoing requirements, and provided that such requirements require the Issuer or any Parent Entity or IPO Entity to prepare and file annual reports, information, documents and other reports with the Main Market of the London Stock Exchange, or one or more of the equivalent regulated markets of the Frankfurt Stock Exchange, the Irish Stock Exchange, the Luxembourg Stock Exchange or the New York Stock Exchange, as applicable, the Issuer will be deemed to have complied with the provisions contained in this Section 4.02.

(i) Notwithstanding the foregoing, the Issuer may comply with any requirement to provide reports or financial statements under this covenant by providing (x) any report or financial statements of (i) any IPO Entity or (ii) any direct or indirect Parent Entity of the Issuer so long as such reports (if an annual or quarterly report) meet the requirements (including as to content and time of delivery) of this covenant as if references to the Issuer therein were references to the IPO Entity or such Parent Entity; (y) any report or financial statements of (i) German Newco or (ii) a direct or indirect Subsidiary of the Issuer that represents substantially all the assets of the Issuer and its Restricted Subsidiaries (any entity under sub-clause (y), a “Reporting Subsidiary”) or (z) Person in respect of which financial statements or reports are provided to the agent under the Senior Term Facilities Agreement in compliance with the information undertakings thereunder (any such entity, the “SFA Reporting Entity” and together with the Issuer, a Reporting Subsidiary or any entity under sub-clause (x), a “Financial Reporting Entity” (as determined at the sole discretion of the Issuer)) so long as such reports (if an annual or quarterly report) meet the requirements (including as to content and time of delivery) of this covenant as if references to the Issuer therein were references to the Reporting Subsidiary. Upon complying with the requirements set forth in the preceding sentence, the Issuer will be deemed to have complied with the provisions contained in this Section 4.02.

(j) For purposes of this Section 4.02 and any determination or calculation to be made under this Indenture, the Issuer may use financial statements of any Financing Reporting Entity (or a predecessor thereof) for reporting or making calculations under this Indenture.

Section 4.03 Compliance Certificates.

(a) The Issuer shall deliver to the Trustee, within 120 days (or if such day is not a Business Day, on the next succeeding Business Day) after the end of each fiscal year (or in the case of the first fiscal year ending after the Issue Date, 150 days), an Officer’s Certificate indicating whether the signers thereof know of any Default that has occurred during the previous year, and is continuing.

(b) The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events that are continuing of which it is aware the occurrence of which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Section 4.04 [Reserved].

Section 4.05 Suspension of Covenants on Achievement of Investment Grade Status.

(a) Following the first day:

(1) a series of Notes has achieved Investment Grade Status; and

(2) no Default or Event of Default has occurred and is continuing under this Indenture,

(the occurrence of such events, a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then, beginning on the Suspension Date until the occurrence of the Reversion Date, (i) the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Indenture and any definitions used therein (including all “annual”, “life of facilities”, “fiscal year”, “financial year”, “calendar year”, “at any time” and “aggregate” baskets) shall be increased by 50% and (ii) the Issuer and the Restricted Subsidiaries will no longer be subject to Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.14, Section 5.01(a)(2), Section 5.01(a)(4) and Section 12.03 (collectively, the “Suspended Covenants”) and, in each case, any related provision of Article 6 of this Indenture will cease to be effective and will not be applicable to the Issuer and the Restricted Subsidiaries.

(b) During any period that the Suspended Covenants have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

(c) If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes no longer have an Investment Grade Rating or a Rating Agency withdraws its Investment Grade Rating or downgrades the rating assigned to the relevant series of Notes below an Investment Grade Rating (in each case, to the extent given an Investment Grade Rating by such Rating Agency), then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Note Guarantees (other than the Note Guarantee of the Issuer) will be suspended during the Suspension Period.

(d) Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Dispositions shall be reset to zero.

(e) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for in Section 4.11 (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.11 and the “Permitted Liens” and “Permitted Collateral Liens” definitions and for no other covenant).

(f) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by the Issuer or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided, that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.06 had been in effect prior to, but not during, the Suspension Period (including with respect to an Applicable Transaction entered into during the Suspension Period); (2) all Indebtedness incurred, committed or issued during the Suspension Period (or deemed incurred or issued in connection with an Applicable Transaction entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to Section 4.08(b)(4)(A); (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.10(b)(6); (4) any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Section 4.07(a)(1) through Section 4.07(a)(3) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.07(b)(1); (5) no Subsidiary of the Issuer shall be required to comply with Section 4.14 after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period; and (6) all Investments made during the Suspension Period (or deemed made in connection with an Applicable Transaction entered into during the Suspension Period) will be classified to have been made under clause (i) of the definition of “Permitted Investments.”

(g) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(h) The Trustee shall be notified of a Covenant Suspension Event and a Reversion Date; provided that no such notification shall be a condition for the Covenant Suspension Event to be effective. The Trustee shall have no duty to (i) monitor the ratings of the Notes, (ii) ascertain whether a Covenant Suspension Event or Reversion Date have occurred, or (iii) notify the Holders of any of the foregoing.

Section 4.06 Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Issuer or any of the Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer or in Subordinated Shareholder Funding;

(B) dividends or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of the Issuer or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis); and

(C) dividends or distributions payable to any Parent Entity to fund payments of interest, premia or break costs in respect of Indebtedness of such Parent Entity (or Refinancing Indebtedness thereof) which is Guaranteed by the Issuer or any Restricted Subsidiary or is otherwise considered Indebtedness of the Issuer or any Restricted Subsidiary, provided that:

(i) any net proceeds from such Indebtedness are, directly or indirectly, contributed to the equity of the Issuer or any Restricted Subsidiary in any form or otherwise received (including by way of Indebtedness) by the Issuer or any Restricted Subsidiary (a “Parent Debt Contribution”);

(ii) any net proceeds described in Section 4.06(a)(1)(C)(i) shall be excluded for purposes of increasing the amount available for distribution pursuant to Section 4.06(a)(C) and shall not be Excluded Contributions; and

(iii) in the case that any net proceeds described in Section 4.06(a)(1)(C)(i) are contributed to or received by the Issuer or the Restricted Subsidiaries in the form of Indebtedness, there shall be no double-counting of interest paid on such Indebtedness, any proceeds loan relating to such Indebtedness and any dividends or distributions payable to the relevant Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity;

(2) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Issuer or any Parent Entity held by persons other than the Issuer or a Restricted Subsidiary other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock) or in exchange for options, warrants or other rights to purchase such Capital Stock of the Issuer;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.08(b)(3));

(4) make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(5) make any Restricted Investment,

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) above are referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(A) an Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Issuer is not able to Incur an additional €1.00 of Indebtedness pursuant to Section 4.08(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 4.06(b)(1) and Section 4.06(b)(13)(C), but excluding all other Restricted Payments permitted by Section 4.06(b)) would exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income of the Issuer for the period (treated as one accounting period) from the first day of the Financial Quarter in which the Issue Date occurs to the end of the most recent Financial Quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Issuer are available; provided that the amount taken into account pursuant to this sub-clause (i) shall not be less than zero; plus

(ii) 100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Issuer from the issue or sale of its Subordinated Shareholder Funding or Capital Stock or as the result of a merger or consolidation with another person or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer subsequent to the Issue Date (other than (1) Subordinated Shareholder Funding or Capital Stock sold to a Subsidiary of the Issuer, (2) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary, (3) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.06(b)(6), (4) the Transaction Equity Contribution and (5) Excluded Contributions); plus

(iii) 100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received subsequent to the Issue Date by the Issuer or any Restricted Subsidiary from the issuance or sale (other than (1) Subordinated Shareholder Funding, (2) the Transaction Equity Contribution or (3) Capital Stock sold to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange; plus

(iv) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received subsequent to the Issue Date by the Issuer or any Restricted Subsidiary by means of: (1) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary)

of Restricted Investments made by the Issuer or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or the Restricted Subsidiaries, in each case after the Issue Date; or (2) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from a person that is not a Restricted Subsidiary after the Issue Date (in each case, other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 4.06(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 4.06(b)(17) as the case may be); plus

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary subsequent to the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 4.06(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 4.06(b)(17) as the case may be; plus

(vi) the greater of (x) €53.75 million and (y) an amount equal to 25% of LTM EBITDA.

(b) The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution or any purchase, redemption, defeasance, repurchase, other acquisition or retirement for value, completed within 60 days after the date of declaration or notice thereof, if at the date of declaration or notice such payment would have complied with the provisions of this Section 4.06, or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption or repayment notice, such payment would have complied with the provisions of this Section 4.06 as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2) any:

(A) prepayment, purchase, repurchase, redemption, defeasance or other acquisition, discharge or retirement of Capital Stock of the Issuer (including any accrued and unpaid dividends thereon) (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Subordinated Shareholder Funding or Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock, the Transaction Equity Contribution or through an Excluded Contribution or a Parent Debt Contribution) of the Issuer; provided that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Subordinated Shareholder Funding or Capital Stock or such contribution will be excluded from Section 4.06(a)(C)(ii); and

(B) if immediately prior to the retirement of Treasury Capital Stock the declaration and payment of dividends thereon was permitted under Section 4.06(b)(13), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.08;

(4) any prepayment, purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.08;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness (other than Subordinated Shareholder Funding) or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(A) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of:

(1) a Change of Control (or other similar event described therein as a “change of control”); or

(2) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”),

but only if (and to the extent required) the Issuer shall have first complied with the provisions of this Indenture that require (i) a Change of Control Offer or (ii) an Asset Disposition Offer (other than as provided in Section 4.09(a)(3)(A)(ii) or, solely as it relates to this Section 4.06(b)(5), Section 4.09(a)(3)(C)) in each case all Notes validly tendered by Holders of such Notes in connection with such Change of Control Offer or Asset Disposition Offer, as applicable, have been repurchased, redeemed, acquired or retired for value; or

(B) consisting of Acquired Indebtedness, other than Indebtedness Incurred:

(i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary; or

(ii) otherwise in connection with or contemplation of such acquisition;

(6) a Restricted Payment to pay for the repurchase, redemption, prepayment, purchase, defeasance, cancellation, retirement or other acquisition or retirement for value of Capital Stock (including any options, warrants or other rights in respect thereof) (other than Disqualified Stock) or Subordinated Shareholder Funding of the Issuer or any Parent Entity held by any future, present or former employee, director, manager or consultant of the Issuer, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, manager, contractor or consultant); provided that the aggregate Restricted Payments made under this clause (6) do not exceed (x) the greater of (I) €16.13 million and (II) an amount equal to 7.5% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried forward to succeeding calendar years) or (y) subsequent to the consummation of an Initial Public Offering of common stock of any IPO Entity, the greater of (I) €32.25 million and (II) an amount equal to 15% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried forward to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed

(A) the cash proceeds from the issuance or sale of Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock or Designated Preferred Stock, any Transaction Equity Contribution or Excluded Contributions) of the Issuer and, to the extent contributed to the capital of the Issuer or any Parent Entity (other than through the issuance of Disqualified Stock or Designated Preferred Stock, the Transaction Equity Contribution or an Excluded Contribution), Subordinated Shareholder Funding or Capital Stock of any Parent Entity, in each case to members of management, directors, managers or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock or Subordinated Shareholder Funding have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.06(a)(C); plus

(B) the cash proceeds of key man life insurance policies received by the Issuer, the Restricted Subsidiaries or any Parent Entity (to the extent contributed to the Issuer or any Restricted Subsidiary) after the Issue Date, provided, further, that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by Section 4.06(b)(6)(A) and Section 4.06(b)(6)(B) in any calendar year. In addition, cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former members of management, directors, managers, employees, contractors or consultants of the Issuer or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Issuer or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.06 or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary Incurred in accordance with Section 4.08;

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or withholding or similar taxes in respect thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(9) dividends, loans, advances or distributions to any Parent Entity or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):

(A) the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes;

(B) any Permitted Tax Distribution;

(C) amounts constituting or to be used for purposes of making payments to the extent specified in Section 4.10(b)(2), Section 4.10(b)(3), Section 4.10(b)(5), Section 4.10(b)(11), Section 4.10(b)(12) and Section 4.10(b)(17)(A) (but only in respect of the parenthetical thereto) provided that any such dividends, loans, advances or distributions to make payments in respect of annual management fees specified in Section 4.10(b)(11)(A) and made pursuant to this Section 4.06(b)(9)(C) shall not exceed in aggregate, the greater of (x) €10.75 million and (y) an amount equal to 5% of LTM EBITDA in any Financial Year; and

(D) up to the greater of (x) €16.13 million and (y) an amount equal to 7.5% of LTM EBITDA in any Financial Year;

(10) the declaration and payment of dividends on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, the Capital Stock, common stock or common equity interests of the Issuer, any Parent Entity or any IPO Entity following a Public Offering of such Capital Stock, common stock or common equity interests following the Issue Date; provided that the aggregate amount of all such dividends or distributions shall not exceed the greater of:

(A) up to 6% per annum of the amount of Net Cash Proceeds received by the Group or contributed to the Issuer’s common equity by any Parent Entity or any IPO Entity from any such public offering, other than public offerings with respect to the Issuer’s, any Parent Entity’s or any IPO Entity’s common equity registered on Form S-8, other than issuances to any Subsidiary of the Issuer and other than any public sale constituting an Excluded Contribution; and

(B) an aggregate amount per annum not to exceed 7% of the greater of Market Capitalization or IPO Market Capitalization;

(11) payments by the Issuer, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Issuer or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.06 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Issuer);

(12) Restricted Payments that are made (A) in an amount that does not exceed the aggregate amount of (x) Excluded Contributions, or (y) non-cash Excluded Contributions, in each case, received by the Issuer or any Restricted Subsidiary after the Issue Date or (B) without duplication with the immediately preceding sub-clause (A) and without double counting any such cash proceeds that otherwise increase amounts available under Section 4.06(a)(C), in an amount not to exceed the cash proceeds from a sale, conveyance, transfer or other disposition in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(13) the declaration and payment of dividends:

(A) on Designated Preferred Stock of the Issuer issued after the Issue Date;

(B) to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and

(C) on Refunding Capital Stock that is Preferred Stock issued after the Issue Date in excess of the dividends declarable and payable thereon pursuant to Section 4.06(b)(2); provided that:

(i) in the case of Section 4.06(b)(13)(A) and Section 4.06(b)(13)(B), the amount of all dividends declared or paid to a person pursuant to such clauses shall not exceed the cash proceeds received by the Issuer or the aggregate amount contributed as Subordinated Shareholder Funding or in cash to the equity of the Issuer (other than through the issuance of Disqualified Stock or an Excluded Contribution or a Parent Debt Contribution of the Issuer), from the issuance or sale of such Designated Preferred Stock; and

(ii) in the case of Section 4.06(b)(13)(A), Section 4.06(b)(13)(B) and Section 4.06(b)(13)(C), as at the Applicable Test Date, after giving effect to such payment on a pro forma basis the Issuer would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to the test set forth in Section 4.08(a);

(14) distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock, of equity interests in, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalent Investments) or proceeds thereof;

(15) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16) any Restricted Payment made in connection with the Transaction (including those Restricted Payments contemplated by the final tax structure memorandum prepared in connection with the Transaction (other than any exit steps described therein) and compensation arising from an indemnity claim or other claim under the Acquisition Agreement) and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transaction (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(17) so long as no Event of Default is continuing:

(A) any Restricted Payments (including loans or advances):

(i) up to the greater of (x) €86.00 million and (y) an amount equal to 40% of LTM EBITDA; plus

(ii) in an amount equal to any Declined Proceeds; plus

(B) any Restricted Payments (including loans or advances) so long as immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, either:

(i) the Total Net Leverage Ratio shall be no greater than 6.00:1.00;

(ii) in the case that the Total Net Leverage Ratio exceeds 6.00:1.00, the Total Secured Net Leverage Ratio shall be no greater than 6.75:1.00, and 50% of such Restricted Payment shall be funded from the Available Amount (without double counting) at the time of such Restricted Payment; or

(iii) in the case that the Total Net Leverage Ratio exceeds 6.75:1.00, 100% of such Restricted Payment shall be funded from the Available Amount (without double counting) at the time of such Restricted Payment;

(18) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(19) so long as no Event of Default is continuing, the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary:

(A) in an aggregate amount at the time redeemed, defeased, repurchased, exchanged or otherwise acquired or retired not to exceed the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA; plus

(B) such that immediately after giving pro forma effect to the payment of any such Restricted Payment and the redemption, defeasance, repurchase, exchange or other acquisition or retirement of any such Subordinated Indebtedness, either

(i) the Total Net Leverage Ratio shall be no greater than 6.75:1.00;

(ii) in the case that the Total Net Leverage Ratio exceeds 6.75:1.00, the Total Net Leverage Ratio shall be no greater than 7.25:1.00, and 50% of such Restricted Payment shall be funded from the Available Amount (without double counting) at the time of such Restricted Payment; or

(iii) in the case that the Total Net Leverage Ratio exceeds 7.25:1.00 and 100% of such Restricted Payment shall be funded from the Available Amount (without double counting) at the time of such Restricted Payment;

(20) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01;

(21) Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 4.06 if made by the Issuer; provided that:

(A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment;

(B) such Parent Entity shall, promptly following the closing thereof, cause:

(i) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Issuer or one of the Restricted Subsidiaries; or

(ii) the merger or amalgamation of the person formed or acquired into the Issuer or one of the Restricted Subsidiaries (to the extent not prohibited by Section 5.01) to consummate such Investment;

(C) such Parent Entity and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture;

(D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to Section 4.06(a)(C)(ii), Section 4.06(b)(2) or Section 4.06(b)(6) or be deemed to be an Excluded Contribution or a Parent Debt Contribution; and

(E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.06 (other than pursuant to this Section 4.06(b)(21)) or pursuant to the definition of “Permitted Investments” (other than pursuant to clause (l) thereof);

(22) any dividends, repayments of equity, reductions of capital or any other distribution by the Issuer or any Restricted Subsidiary to any other company or Parent Entity (i) that is a member of the same fiscal unity for corporate income tax, trade tax or value added tax or similar purposes, or (ii) a limited partner of a company pursuant to sub-clause (i) to the extent required to cover Taxes on a consolidated basis on behalf of the Group;

(23) any Restricted Payment to repay any equity injected into the Group on or around the Acquisition Closing Date in an amount equal to any post-closing purchase price adjustment payment received by the Group;

(24) so long as no Event of Default is continuing, Restricted Payments of amounts deemed to not constitute Excess Proceeds pursuant to Section 4.09(b);

(25) Restricted Payments in an amount not to exceed the aggregate amount of the Closing Overfunding; and

(26) any dividends, repayments of equity, reductions of capital, loans or any other distribution (a “tax distribution”) by the Issuer or any Restricted Subsidiary to any Parent Entity that is a member of the same fiscal unity (steuerliche Organschaft) for German corporate income tax and trade tax purposes; provided that:

(A) where payments under a German fiscal unity are required to be made by any Parent Entity to cover Taxes on a consolidated basis on behalf of the Group, a tax distribution shall be made in cash to such Parent Entity in accordance with the definition of Permitted Tax Distribution; and

(B) the remainder of such tax distribution in excess of the amount permitted pursuant to Section 4.06(b)(26)(A) shall not be paid to such Parent Entity in cash but instead be converted into an intercompany loan made by such Parent Entity to the Issuer which constitutes Subordinated Liabilities, save to the extent otherwise agreed by the Agent.

(c) For purposes of determining compliance with this Section 4.06 and without prejudice to Section 4.15, in the event that a Restricted Payment (or portion thereof) (i) meets the criteria of more than one of the categories of Permitted Payments described in Section 4.06(b), and/or (ii) is permitted pursuant to Section 4.06(a) and/or (iii) constitutes a Permitted Investment, the Issuer will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.06, including as a Permitted Investment.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the Applicable Test Date of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.

(e) Unrestricted Subsidiaries may use value transferred from the Issuer and the Restricted Subsidiaries in a Permitted Investment or a Restricted Investment not prohibited under this Section 4.06 to purchase or otherwise acquire Indebtedness or Capital Stock of the Issuer, any Parent Entity or any of the Issuer’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Issuer or the Restricted Subsidiaries.

Section 4.07 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(2) make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 4.07(a) will not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility (including the Senior Term Facilities and the ABL Facility) and any security documents related thereto, (b) the Intercreditor Agreement and any Additional Intercreditor Agreement and (c) any other agreement or instrument, in each case, in effect at or entered into on or prior to the Acquisition Closing Date;

(2) any encumbrance or restriction pursuant to this Indenture and any other Note Documents;

(3) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance, restriction or condition:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(C) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(6) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, licensing requirement or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11) any encumbrance or restriction pursuant to Hedging Obligations;

(12) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(13) any encumbrance or restriction arising pursuant to an agreement or instrument (a) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.08 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders (taken as a whole) than (i) the encumbrances and restrictions contained in (A) the Senior Secured Facilities Agreements or this Indenture, together with any security documents associated therewith, and (B) the Intercreditor Agreement, in each case, as in effect on the Issue Date (or the closing date of the respective Senior Secured Facilities Agreements (as applicable)) or (ii) as is customary in comparable financings (as determined in good faith by the Issuer) and where, in the case of this sub-clause (ii), either (x) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument, or (b) constituting an Additional Intercreditor Agreement;

(14) any encumbrance or restriction existing by reason of any lien permitted under Section 4.11; or

(15) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in Section 4.07(b)(1) to Section 4.07(b)(14) or this clause (15) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in Section 4.07(b)(1) to Section 4.07(b)(14) or this clause (15); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

Section 4.08 Limitation on Indebtedness.

(a) The Issuer will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided that the Issuer and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the Applicable Test Date and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), either: (i) the Fixed Charge Coverage Ratio is at least 2.00:1.00 or (ii) the Total Net Leverage Ratio does not exceed 8.00:1.00.

(b) Section 4.08(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness under any Credit Facility (and the issuance and creation of letters of credit, guarantees and bankers’ acceptances thereunder) in an aggregate principal amount at any time outstanding not to exceed the sum of:

(A) the aggregate of:

(i) the greater of (x) €375.0 million or, if higher, the principal amount of Facility B (EUR) as at the Acquisition Closing Date and (y) an amount equal to 175% of LTM EBITDA; plus

(ii) the greater of (x) $850.0 million or, if higher, the principal amount of Facility B (USD) as at the Acquisition Closing Date and (y) an amount equal to 325% of LTM EBITDA; plus

(iii) the greater of (x) the sum of (A) the greater of (I) €200.00 million and (II) the Borrowing Base as of the date of Incurrence, or if higher, the principal amount of the ABL Facility at the Acquisition Closing Date and (B) €75.0 million and (y) an amount equal to 93% of LTM EBITDA; plus

(B) the greater of (x) €215.00 million and (y) an amount equal to 100% of LTM EBITDA; plus

(C) the maximum amount of Senior Secured Indebtedness such that, on the Applicable Test Date after giving pro forma effect to such Incurrence, the Senior Secured Net Leverage Ratio does not exceed 4.90:1.00; plus

(D) the maximum amount of Indebtedness that constitutes Total Secured Debt that is not Senior Secured Indebtedness such that, on the Applicable Test Date after giving pro forma effect to such Incurrence, either:

(i) the Total Secured Net Leverage Ratio does not exceed 5.50:1.00; or

(ii) the Fixed Charge Coverage Ratio is at least 2.00:1.00; plus

(E) the maximum amount of Indebtedness that is not Senior Secured Indebtedness or Total Secured Debt, or is unsecured such that on the Applicable Test Date, after giving pro forma effect to such Incurrence, either:

(i) the Total Net Leverage Ratio does not exceed 8.00:1.00; or

(ii) the Fixed Charge Coverage Ratio is at least 2.00:1.00,

provided that any Indebtedness or unutilized commitments in respect of Indebtedness Incurred or deemed to be Incurred pursuant to this Section 4.08(b)(1) may be refinanced at any time if such refinancing does not exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to this Section 4.08(b)(1) on the Applicable Test Date for such refinancing and (y) the aggregate principal amount of the Indebtedness or unutilized commitments in respect of Indebtedness being refinanced at such time (together with an amount necessary to pay accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing) and, in the case of a refinancing of Indebtedness under Facility B (EUR), Facility B (USD) and the ABL Facility, such Indebtedness shall be treated for all purposes as Incurred pursuant to Section 4.08(b)(1)(A)(i), Section 4.08(b)(1)(A)(ii) and Section 4.08(b)(1)(A)(iii), respectively;

(2) any (A) Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary and (B) without limiting Section 4.11, Indebtedness arising by reason of any Lien granted by or applicable to such person securing Indebtedness of the Issuer or any Restricted Subsidiary, in each case, so long as the Incurrence of such Indebtedness or other obligations is permitted by the terms of this Indenture;

(3) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary;

(4) Indebtedness represented by:

(A) Indebtedness of the Issuer and its Subsidiaries outstanding as of the Acquisition Closing Date or Incurred (or available for Incurrence) under a facility committed or as in effect as of the Acquisition Closing Date (other than any Indebtedness to be refinanced with the proceeds of Facility B and/or the Notes);

(B) the Notes (other than any Additional Notes) and any Notes Guarantees;

(C) Refinancing Indebtedness Incurred in respect of any Indebtedness described in:

(i) this Section 4.08(b)(4);

(ii) Section 4.08(b)(5)(B);

(iii) Section 4.08(a); and

(D) other Indebtedness Incurred to finance Management Advances;

(5) Indebtedness (x) of the Issuer, any Restricted Subsidiary or any person that will be a Restricted Subsidiary or that will be merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary Incurred or issued to finance an acquisition (including an acquisition of any assets), merger, amalgamation or consolidation or similar transaction (“Acquisition Debt”) or any capital expenditure or (y) of persons that are, or secured by any assets that are, acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; in an aggregate amount not to exceed:

(A) an amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(5)(A) and then outstanding, does not exceed the greater of (x) €53.75 million and (y) an amount equal to 25% of LTM EBITDA as of the Applicable Test Date; plus

(B) unlimited additional Indebtedness to the extent that:

(1) after giving effect to such acquisition (including an acquisition of any assets), merger, amalgamation or consolidation or similar transaction or capital expenditure:

(i) if such Indebtedness is Senior Secured Indebtedness, either (x) the Issuer would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to Section 4.08(b)(1)(C) or (y) the Senior Secured Net Leverage Ratio would not increase as a result;

(ii) if such Indebtedness constitutes Indebtedness that is Total Secured Debt but is not Senior Secured Indebtedness, either (x) the Issuer would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to Section 4.08(b)(1)(D), (y) the Total Secured Net Leverage Ratio would not increase as a result or (z) the Fixed Charge Coverage Ratio would not decrease as a result; or

(iii) if such Indebtedness is not Senior Secured Indebtedness or Total Secured Debt, or is unsecured, either (x) the Issuer would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to Section 4.08(a) or Section 4.08(b)(1)(E), (y) the Total Net Leverage Ratio would not increase as a result or (z) the Fixed Charge Coverage Ratio would not decrease as a result;

(2) in the case of Acquired Indebtedness, such Indebtedness is discharged within six months of such Incurrence or would otherwise constitute Permitted Debt or Indebtedness Incurred pursuant to Section 4.08(a).

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes as determined in good faith by the Issuer);

(7) Indebtedness:

(A) represented by (x) Purchase Money Obligations or (y) Capitalized Lease Obligations, mortgage financings or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any person owning such assets, and any Indebtedness which refinances, replaces or refunds such Indebtedness either:

(i) Incurred in the ordinary course of business or consistent with past practice; or otherwise

(ii) in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(7)(A)(ii) and then outstanding, does not exceed the greater of (x) €107.5 million and (y) an amount equal to 50% of LTM EBITDA as of the Applicable Test Date, provided that, in each case, the Indebtedness exists on the date of such purchase, lease, rental, construction, design, installation or improvement or is created within 270 days thereafter; or

(B) arising out of Sale and Leaseback Transactions;

(8) Indebtedness in respect of:

(A) workers’ compensation claims, old-age-part-time arrangements, self-insurance obligations, unemployment insurance (including premiums related thereto), other types of social security, pension obligations or partial retirement obligations, vacation pay, health, disability or other employee benefits, customer guarantees performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred either:

(i) Incurred in the ordinary course of business or consistent with past practice; or otherwise

(ii) in an aggregate principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(8)(A)(ii) and then outstanding, does not exceed the greater of (x) €10.75 million and (y) an amount equal to 5% of LTM EBITDA, as of the Applicable Test Date;

(B) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided that such Indebtedness is extinguished within 45 days of Incurrence;

(C) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(D) letters of credit, bankers’ acceptances, warehouse receipts, guarantees, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes or other similar instruments or obligations issued or relating to liabilities or obligations either:

(i) Incurred in the ordinary course of business or consistent with past practice; or otherwise

(ii) in an aggregate principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(8)(D)(ii) and then outstanding, does not exceed the greater of (x) €10.75 million and (y) an amount equal to 5% of LTM EBITDA, as of the Applicable Test Date;

(E) the financing of insurance premiums, take-or-pay obligations contained in supply arrangements, any customary treasury, depositary, cash management, credit card processing, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, the collection of checks and direct debits, cash pooling or netting or setting off arrangements, operating facilities or similar arrangements either:

(i) Incurred in the ordinary course of business (and in the case of operating facilities, consistent with past practice in scope and nature); or otherwise

(ii) Indebtedness Incurred in an aggregate principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(8)(E)(ii) and then outstanding, does not exceed the greater of (x) €32.25 million and (y) an amount equal to 15% of LTM EBITDA, as of the Applicable Test Date;

(F) Indebtedness:

(i) representing deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Entity, the Issuer or any of its Subsidiaries in the ordinary course of business or consistent with past practice; or

(ii) representing deferred consideration or other similar arrangements in connection with any Investment or acquisition permitted hereby;

(G) Indebtedness of any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made under any ABL Facility;

(H) Indebtedness of any Restricted Subsidiary supported by any letter of credit issued under any ABL Facility or Revolving Facility;

(I) Indebtedness owed on a short-term basis of no longer than 30 Business Days owed to banks and other financial institutions Incurred in the ordinary course of business or consistent with past practice of the Issuer or any Restricted Subsidiary with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer or any Restricted Subsidiary; and

(J) Settlement Indebtedness;

(9) Indebtedness arising from agreements providing for Guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Issuer and the Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(10) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock, an Excluded Contribution or a Parent Debt Contribution) of the Issuer, in each case, subsequent to the Acquisition Closing Date, and any Refinancing Indebtedness in respect thereof, provided that:

(A) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and the Restricted Subsidiaries Incur Indebtedness pursuant to this Section 4.08(b)(10) in reliance thereon; and

(B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.08(b)(10) to the extent such Net Cash Proceeds or cash have been applied to make a Restricted Payment;

(11) Indebtedness of Restricted Subsidiaries that are not Guarantors and Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness of joint ventures in an aggregate amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this Section 4.08(b)(11) and then outstanding, does not exceed the greater of (x) €43.00 million and (y) an amount equal to 20% of LTM EBITDA as of the Applicable Test Date;

(12) Indebtedness consisting of promissory notes issued by the Issuer or any of the Restricted Subsidiaries to any future, present or former employee, director, manager, contractor or consultant of the Issuer, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director, contractor or consultant), to finance the purchase or redemption of Capital Stock of the Issuer or any Parent Entity or payment of a transaction bonus that is not prohibited by Section 4.06;

(13) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(13) and then outstanding, will not exceed the greater of (x) €107.50 million and (y) an amount equal to 50% of LTM EBITDA as of the Applicable Test Date;

(14) Indebtedness Incurred pursuant to factoring financings, securitizations, receivables financings or similar arrangements, in each case, that are:

(A) not recourse to the Issuer and the Restricted Subsidiaries other than a Securitization Subsidiary (except to the extent customary in the good faith determination of the Issuer for such type of arrangement and except for Standard Securitization Undertakings);

(B) outstanding or available for Incurrence as at the Acquisition Closing Date; or

(C) in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(14)(C) and then outstanding does not exceed the greater of (x) €107.50 million and (y) an amount equal to 50% of LTM EBITDA as of the Applicable Test Date;

(15) any obligation, or guaranty of any obligation, of the Issuer or any Restricted Subsidiary to reimburse or indemnify a person extending credit to customers of the Issuer or a Restricted Subsidiary Incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the person extending such credit;

(16) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that (A) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (B) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(17) obligations in respect of Disqualified Stock of the Issuer in an amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this Section 4.08(b)(17) and then outstanding, does not exceed the greater of (x) €32.25 million and (y) an amount equal to 15% of LTM EBITDA as of the Applicable Test Date;

(18) Indebtedness of the Issuer or any of the Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring;

(19) Indebtedness consisting of local lines of credit, bilateral facilities, overdraft facilities or local working capital facilities in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.08(b)(19) and then outstanding, will not exceed the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA.

(20) [Reserved];

(21) any declaration of joint and several liability issued for the purpose of section 2:403 of the Dutch Civil Code by any Restricted Subsidiary (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code); and

(22) any joint and several liability between Restricted Subsidiaries as a result of a fiscal unity for tax purposes.

(c) For purposes of determining compliance with, and without prejudice to Section 4.15, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.08:

(1) subject to Section 4.08(c)(2), in the event that all or any portion of any item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 4.08(a), the Issuer, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and will only be required to include, in any manner that complies with this Section 4.08, the amount and type of such Indebtedness (or any portion thereof) in Section 4.08(a) or one of the clauses of Section 4.08(b) and Indebtedness permitted by this Section 4.08 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of Section 4.08 permitting such Indebtedness;

(2) all Indebtedness under Facility B and the ABL Facility in each case outstanding as of the Acquisition Closing Date (and any Refinancing Indebtedness in respect thereof) shall be deemed to have been Incurred pursuant to:

(A) Section 4.08(b)(1)(A)(i), in the case of Indebtedness under Facility B (EUR);

(B) Section 4.08(b)(1)(A)(ii), in the case of Indebtedness under Facility B (USD); and

(C) Section 4.08(b)(1)(A)(iii), in the case of Indebtedness under the ABL Facility;

and the Issuer shall not be permitted to reclassify all or a portion of such Indebtedness;

(3) for purposes of determining compliance with this Section 4.08, with respect to Indebtedness Incurred under a Credit Facility, re-borrowings of amounts previously repaid pursuant to a “cash sweep” or “clean down” provisions or any similar provisions under a Credit Facility that provide that Indebtedness is deemed to have been repaid periodically shall only be deemed for the purposes of this Section 4.08 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof;

(4) in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include any amounts necessary to pay the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to any clause of Section 4.08(a) or Section 4.08(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8) in the event that the Issuer or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness or commits to Incur any Lien pursuant to clause (cc) of the definition of “Permitted Liens”, the Incurrence or issuance thereof for all purposes under this Indenture, including for the purposes of calculating any Applicable Metric for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) may be determined, at the Issuer’s option (A) on the date of such revolving credit facility or such entry into or increase in commitments or (B) on the date on which such facility or commitments become available or, if applicable, any other Applicable Test Date (assuming, in the case of Section 4.08(c)(8)(A) and this Section 4.08(c)(8)(B) that the full amount thereof (or, at the option of the Issuer, a portion thereof) has been borrowed as of such date) and, in either case, if any such Applicable Metric is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 4.08 irrespective of the Applicable Metric at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this Section 4.08(c)(8) but not actually borrowed on such date shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, and, to the extent of any clause of Section 4.08(b) (if any), shall be deemed to be Incurred and outstanding under such clauses);

(9) notwithstanding anything in this Section 4.08 to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially Incurred in reliance on Section 4.08(a) or any clause of Section Section 4.08(b) measured by reference to a percentage of LTM EBITDA as of the Applicable Test Date, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the Applicable Test Date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing; and

(10) except as otherwise specified herein, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(d) Accrual and/or capitalization of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares or Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not previously treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.08; provided that the amount of any Refinancing Indebtedness in respect of any outstanding Indebtedness may (in the Issuer’s sole discretion) be increased by the amount of all such accrued and/or capitalized interest, accreted value, original issue discount and/or additional Indebtedness in respect of such Indebtedness and such Increased Amount will not be deemed to be Indebtedness for the purpose of calculating any basket, permission or threshold under which such Refinancing Indebtedness is permitted to be Incurred.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.08, the Issuer shall be in default of this Section 4.08).

(f) For the purposes of determining compliance with any restriction on the incurrence of Indebtedness denominated in a given currency, the Currency Equivalent of the aggregate principal amount of Indebtedness (or liquidation preference in the case of Disqualified Stock or Preferred Stock) denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, or, at the option of the Issuer, first committed or first incurred or upon execution of the definitive documentation in respect thereof (whichever yields the lower Currency Equivalent); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable currency denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such currency denominated restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount (or liquidation preference in the case of Disqualified Stock or Preferred Stock) of such Refinancing Indebtedness does not exceed the principal amount (or liquidation preference in the case of Disqualified Stock or Preferred Stock) set forth in clause (c) of the definition of “Refinancing Indebtedness.”

(g) Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this Section 4.08 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) The Issuer shall not permit any Guarantor to, and no Guarantor shall Incur any Indebtedness that is or purports to be contractually subordinated (either by its terms or the terms of the agreement governing such Indebtedness) in right of payment to any Senior Indebtedness of such Guarantor unless such Indebtedness ranks pari passu with such Guarantor’s Note Guarantee or is also contractually subordinated (either by its terms or the terms of the agreement governing such Indebtedness) in right of payment to such Guarantor’s Note Guarantee; provided that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured or by virtue of being secured with different collateral or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of the Notes or where such ranking or subordination arises as a matter of law; provided, further, that this limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or Guarantees or the ordering of payment for any Liens or by virtue of being secured on a junior-priority basis (including, for the avoidance of doubt, any Indebtedness incurred under the ABL Facility or any asset-backed loan facility or other facility secured on the Collateral on a junior-ranking basis to such Senior Indebtedness); provided in addition that and that Indebtedness under a Credit Facility that is Senior Indebtedness of a Guarantor may provide for an ordering of payments among the tranches of such Credit Facility.

Section 4.09 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Issuer will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Issuer, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions, with a purchase price in excess of the greater of (x) €32.25 million and (y) an amount equal to 15% of LTM EBITDA, except in the case of a Permitted Asset Swap, at least 75% of the consideration for such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalent Investments; and provided that the amount of:

(A) the greater of the principal amount and the carrying value of any liabilities (as reflected on the Issuer’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto or, if Incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are (1) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities or (2) otherwise cancelled or terminated in connection with the transaction;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted or reasonably expected by the Issuer acting in good faith to be converted by Issuer or such Restricted Subsidiary into Cash Equivalent Investments (to the extent of the Cash Equivalent Investments received or expected to be received) or by their terms are required to be satisfied for Cash Equivalent Investments within 180 days following the closing of such Asset Disposition; and

(C) any Designated Non-Cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.09(a)(2)(C) that is at that time outstanding, not to exceed the greater of (x) €53.75 million and (y) an amount equal to 25% of LTM EBITDA at the time of the receipt of such Designated Non-Cash Consideration (or, at the Issuer’s option, at the time of contractually agreeing to such Asset Disposition), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall each be deemed to be Cash Equivalent Investments for purposes of this provision and for no other purpose; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied, to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (at its sole discretion):

(A) to prepay, repay or purchase:

(i) any Senior Indebtedness; and/or

(ii) any other Permitted Debt (provided that such application would comply with Section 4.06),

(in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary);

(B) to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Issuer or another Restricted Subsidiary); and/or

(C) to make any Restricted Payment or Permitted Payment permitted to be made under Section 4.06 or any Permitted Investment,

in each case, within 635 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided that:

(i) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to Section 4.09(a)(3)(A), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (other than in the case of any asset-based credit facility (including the ABL Facility) or any revolving credit facility (including a Revolving Facility)) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(ii) a binding commitment or letter of intent entered into not later than such 635th day shall be treated as a permitted application of the Net Available Cash from the date of such commitment or letter of intent so long as the Issuer, or such Restricted Subsidiary, enters into such commitment or letter of intent with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment or letter of intent within the later of such 635th day and 180 days of such commitment or letter of intent (an “Acceptable Commitment”) or, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds; and

(iii) pending the final application of the amount of any such Net Available Cash in accordance with Section 4.09(a)(3)(A) to Section 4.09(a)(3)(C) or otherwise in accordance with this Section 4.09, the Issuer and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b) The following amount of Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.09(a) will be deemed to constitute “Excess Proceeds” under this Indenture:

(1) if the Senior Secured Net Leverage Ratio as at the Applicable Test Date in respect of the relevant Asset Disposition exceeds 4.65:1.00 on a pro forma basis, 100% of the Net Available Cash from such Asset Disposition; or

(2) if the Senior Secured Net Leverage Ratio as at the Applicable Test Date in respect of the relevant Asset Disposition exceeds 4.40:1.00 but does not exceed 4.65:1.00 on a pro forma basis, 50% of the Net Available Cash from such Asset Disposition; or

(3) if the Senior Secured Net Leverage Ratio as at the Applicable Test Date in respect of the relevant Asset Disposition does not exceed 4.40:1.00 on a pro forma basis, 0% of the Net Available Cash from such Asset Disposition; provided that:

(A) to the extent the Issuer or any Restricted Subsidiary has elected to prepay, repay or purchase any amount of Notes or other Pari Passu Indebtedness at a price of no less than 100% of the principal amount thereof, to the extent the creditors in respect of such Pari Passu Indebtedness (including the Holders) elect not to tender their Pari Passu Indebtedness for such prepayment, repayment or purchase, the Issuer will be deemed to have applied an amount of Net Available Cash equal to such amount not tendered under this Section 4.09(b)(3)(A), and such amount shall not increase the amount of Excess Proceeds (such amount, together with the aggregate amount described under Section 4.09(d), the “Declined Proceeds”); and

(B) for the avoidance of doubt, Net Available Cash that will not constitute Excess Proceeds pursuant to Section 4.09(b)(2) or Section 4.09(b)(3) shall be immediately available to the Group for any purposes permitted by this Indenture, including to make Restricted Payments in accordance with Section 4.06(b)(24) without regard to the periods specified in Section 4.09(a)(3).

(c) On the 636th day (or such longer period permitted by Section 4.09(a)) after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Section 4.09 exceeds the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA in a single transaction, the Issuer will within 10 Business Days make an offer (an “Asset Disposition Offer”) to all Holders of the Notes and, if required or permitted by the terms of any other Pari Passu Indebtedness, to the holders or lenders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to (i) in the case of the Notes, 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and (ii) in the case of such other Pari Passu Indebtedness, the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness.

(d) The Issuer may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to such Net Available Cash prior to the expiration of the relevant 635 days (or such longer period provided above) (the “Asset Disposition Offer Period”) with respect to all or part of the Net Available Cash (the “Advance Portion”) in advance of being required to do so by this Indenture (an “Advance Offer”).

(e) If the aggregate principal amount (or accreted value, if applicable) of Notes tendered and other Pari Passu Indebtedness, as the case may be, surrendered by such holders or lenders thereof exceeds the amount offered in the Asset Disposition Offer (or in the case of an Advance Offer, the Advance Portion), the Issuer shall prepay, repay or purchase the Notes and such Pari Passu Indebtedness, as the case may be, on a pro rata basis (or otherwise in accordance with the Relevant Clearing System) based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Disposition Offer (or Advance Offer), the amount of Excess Proceeds that resulted in the requirement to make an Asset Disposition Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Issuer may use such Net Available Cash for any purpose not prohibited by this Indenture.

(f) To the extent that the aggregate amount (or accreted value, if applicable) of Notes and Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Disposition Offer is less than the amount offered in the Asset Disposition Offer (or, in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) for any purposes not otherwise prohibited under this Indenture.

(g) Notwithstanding the foregoing provisions of this Section 4.09, to the extent that (x) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Issuer or another Restricted Subsidiary (to the extent necessary to comply with this covenant) is prohibited or delayed by applicable local law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors or managers), (y) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Issuer or another Restricted Subsidiary (to the extent necessary to comply with this covenant) could result in material adverse Tax consequences, as determined by the Issuer in its sole discretion, or (z) a contribution or distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Issuer or to a Restricted Subsidiary (to the extent necessary to comply with this covenant) is subject to a contractual encumbrance or restriction affecting the distribution and such encumbrance or restriction is not prohibited by Section 4.07, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 4.09.

(h) An Asset Disposition Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Note Guarantees (but the Asset Disposition Offer or Advance Offer may not condition tenders on the delivery of such consents).

(i) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(j) The provisions under this Indenture related to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

(k) For the purposes of calculating the principal amount of any such indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amount into its Euro Equivalent amount determined as of a date selected by the Issuer that is within the Asset Disposition Offer Period.

Section 4.10 Limitation on Affiliate Transactions.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (any such transaction or series of related transactions being an “Affiliate Transaction”) involving aggregate value in excess of the greater of (x) €21.50 million and (y) an amount equal to 10% of LTM EBITDA unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of the greater of (x) €32.25 million and (y) an amount equal to 15% of LTM EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of the Issuer; provided that any Affiliate Transaction shall also be deemed to have satisfied the requirements set forth in this Section 4.10(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Issuer if any.

(b) The provisions of Section 4.10(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.06 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans transaction bonuses or transaction-related securities repurchase plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors, managers or consultants approved by the Board of Directors of the Issuer, in each case in the ordinary course of business or consistent with past practice;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any:

(A) transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries; and

(B) merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalent Investments and the Capital Stock of the Issuer and such merger, amalgamation or consolidation is otherwise not prohibited under this Indenture;

(5) the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, managers, officers, managers, contractors, consultants, distributors or employees of the Issuer, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, managers, officers, contractors, consultants, distributors or employees);

(6) the entry into and performance of obligations of the Issuer or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Acquisition Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.10 or to the extent not more disadvantageous to the Holders (taken as a whole) in any material respect;

(7) any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or repurchase of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8) transactions with customers, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Issuer or the senior management of the Issuer or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction in the ordinary course of business or consistent with past practice between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer or an Associate or similar entity which would constitute an Affiliate Transaction solely:

(A) because the Issuer or a Restricted Subsidiary or any Affiliate of the Issuer or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity; or

(B) due to the fact that a director or manager of such person is also a director or manager of the Issuer or any direct or indirect Parent Entity of the Issuer (provided that such director abstains from voting as a director of the Issuer or such direct or indirect Parent Entity of the Issuer, as the case may be, on any matter involving such other person);

(10) any

(A) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary; and

(B) amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable; provided that such Subordinated Shareholder Funding, as amended or otherwise modified, will continue to satisfy the requirements described in the definition of “Subordinated Shareholder Funding”;

(11) any:

(A) payments by the Issuer or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of annual management, consulting, monitoring, refinancing, transaction, subsequent transaction exit fees, advisory fees and related costs and reasonable expenses and indemnitees in connection therewith and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an Initial Public Offering); and

(B) customary payments by the Issuer or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with loans, capital markets transactions, acquisitions or divestitures; and

(C) payments by the Issuer or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of fees, costs and expenses reflected in the funds flow memorandum in connection with the Transaction or as described in the Offering Memorandum, which are, in the case of Section 4.10(b)(11)(A) and Section 4.10(b)(11)(B) only, approved by a majority of the Board of Directors of the Issuer in good faith;

(12) payment to any Permitted Holder of all out-of-pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Issuer and its Subsidiaries;

(13) the Transaction and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transaction;

(14) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that either (x) such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or (y) that such transaction meets the requirements of Section 4.10(a)(1);

(15) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Acquisition Closing Date and any similar agreement that it may enter into thereafter; provided, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to the equity holders’ agreement or under any similar agreement entered into after the Acquisition Closing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders (taken as a whole) in any material respect as determined in good faith by the Issuer;

(16) any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Stock of the Issuer or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by persons who are not the Issuer’s Affiliates; provided that such purchases by the Issuer’s Affiliates are on the same terms as such purchases by such persons who are not the Issuer’s Affiliates;

(17) any:

(A) Investments by Affiliates in securities of the Issuer or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses Incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Issuer or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms; and

(B) payments to Affiliates in respect of securities of the Issuer or any of the Restricted Subsidiaries contemplated in Section 4.10(b)(17)(A) or that were acquired from persons other than the Issuer and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(18) payments by any Parent Entity, the Issuer and/or the Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Issuer and/or the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries;

(19) payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, managers, officers, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(20) employment and severance arrangements between the Issuer or the Restricted Subsidiaries and their respective officers, directors, managers, contractors, consultants, distributors and employees in the ordinary course of business or consistent with past practice, or entered into in connection with or as a result of the Transaction;

(21) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 4.09 or entered into with any Business Successor, in each case, that the Issuer determines in good faith is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(22) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 4.12 and pledges of Capital Stock of Unrestricted Subsidiaries;

(23) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer that is not a Restricted Subsidiary, as lessor, which is approved by a majority of the members of the Board of Directors of the Issuer;

(24) intellectual property licenses in the ordinary course of business or consistent with past practice;

(25) payments to or from, and transactions with, any joint venture, including for the avoidance of doubt, the entry into, and performance of obligations and related services under, any management services agreement or any licensing agreement with regards to any existing or future joint venture, in the ordinary course of business or consistent with past practice (including any cash management activities related thereto);

(26) any participation in a public tender or exchange offer for securities or debt instruments issued by the Issuer or any of its Restricted Subsidiaries that provides for the same price or exchange ratio, as the case may be, to all holders accepting such tender or exchange offer;

(27) the entry into, and performance of obligations and related services under, any registration rights or other listing agreement;

(28) the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and

(29) any Permitted Tax Restructuring.

Section 4.11 Limitation on Liens.

(a) The Issuer will not, and the Issuer will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Issuer), and the Parent will not, directly or indirectly, create, incur or suffer to exist any Lien upon the Charged Property owned by it, in each case, whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except:

(1) in the case of any property or asset that does not constitute Charged Property:

(A) Permitted Liens or

(B) Liens on property or assets that are not Permitted Liens if obligations under the Notes and this Indenture are directly secured equally and rateably with, prior to in the case of Subordinated Indebtedness, or, in the case of Liens with respect to Senior Indebtedness (at the Issuer’s option), junior to, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured; and

(2) in the case of any property or asset that constitutes Charged Property, Permitted Collateral Liens.

(b) Any Lien created in favor of the Notes pursuant to Section 4.11(a)(1)(B) will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, and (ii) otherwise as set forth in this Indenture, the Intercreditor Agreement and/or under the relevant Transaction Security Document.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.12 Designation of Restricted and Unrestricted Subsidiaries.

The Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 4.06 or under one or more clauses of the definition of Permitted Payments or Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee on the date of such designation by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 4.06. If the designation of any Restricted Subsidiary as an Unrestricted Subsidiary fails to meet the requirements set out in the preceding paragraph, such Subsidiary shall not be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by it as a Restricted Subsidiary as of such date and, if such Indebtedness is prohibited from being Incurred as of such date under Section 4.08 the Issuer will be in default of Section 4.08.

The Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is not prohibited under Section 4.08 (including pursuant to Section 4.08(b)(5), treating such redesignation as an acquisition for the purpose of such clause), calculated on a pro forma basis as at the Applicable Test Date; and (2) no Event of Default would be in existence immediately following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary by the Issuer shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Section 4.13 Change of Control

(a) If a Change of Control occurs, unless (i) a third party makes a Change of Control Offer or (ii) the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described in paragraph 5 of the Global Notes, the Issuer will make an offer to purchase all of the Notes (provided that Notes of €100,000 or less in principal amount may only be redeemed in whole and not in part) pursuant to the offer described in Section 4.13(b) (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date.

(b) Within 60 days following any Change of Control, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of the Relevant Clearing Systems or by first-class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of the Relevant Clearing Systems:

(1) stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”);

(2) stating the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered pursuant to the procedures set forth in Section 3.03) (the “Change of Control Payment Date”);

(3) describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(4) stating that any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date unless the Change of Control Payment is not paid, and that any Note or part thereof not tendered will continue to accrue interest;

(5) describing the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased; and

(6) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer in the Change of Control Offer.

(d) If any Definitive Registered Notes have been issued, the applicable Paying Agent will promptly mail (or cause to be delivered) to each Holder of Definitive Registered Notes properly tendered the Change of Control Payment for such Notes, and the Trustee or an authentication agent appointed by the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Definitive Registered Notes a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount that is at least €100,000 or an integral multiple of €1,000 in excess thereof.

(e) The provisions of this Section 4.13 will be applicable whether or not any other provisions of this Indenture are applicable.

(f) The Issuer will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to paragraph 5 of the Global Notes unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(g) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(h) To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(i) If and for so long as the Notes are listed on the Official List of the Exchange and if and to the extent that the rules of the Authority so require, the Issuer will notify the Authority of any Change of Control Offer.

Section 4.14 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

(a) Subject to and in accordance with the Agreed Security Principles and the Guarantee Limitations, the Issuer shall not permit any Restricted Subsidiary, other than a Guarantor or a Securitization Subsidiary, to Guarantee the payment of (i) any syndicated Credit Facility or (ii) Public Debt of the Issuer or any Guarantor in an aggregate principal amount in excess of the greater of (x) €53.75 million and (y) 25% of LTM EBITDA at such time, unless:

(1) such Restricted Subsidiary is or becomes a Guarantor within 60 days after the guarantee of such Indebtedness; and

(2) if applicable, executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary which will be senior or pari passu with, as applicable, such Restricted Subsidiary’s Guarantee of such other Indebtedness, except that (i) with respect to a guarantee or Senior Indebtedness of the Issuer or a Guarantor, such Note Guarantee may be expressly subordinated and rank junior in right of payment to such Restricted Subsidiary’s Guarantee of such other Indebtedness to the same extent as the Notes Guarantees are to such Indebtedness being guarantee and (ii) with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes.

(b) Notwithstanding Section 4.14(a), no Restricted Subsidiary shall be obligated to become a Guarantor to the extent and for so long as the Incurrence of such Guarantee is contrary to the Agreed Security Principles or the Guarantee Limitations or could give rise to or result in:

(1) any breach or violation of statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, capital maintenance rules, liquidity impairment rules, guidance and coordination rules, retention of title claims or the laws, rules or regulations (or analogous restriction) of any applicable jurisdiction;

(2) any risk or liability for the officers, directors, managers or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors, managers or shareholders of the partners of such partnership); or

(3) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses.

(c) At the option of the Issuer, any Note Guarantee may contain limitations on Guarantor liability to the extent reasonably necessary to recognize certain defenses generally available to guarantors (including the Guarantee Limitations and those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance, liquidity impairment or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law (including any usury laws).

(d) The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60-day period described in this Section 4.14. This Section 4.14 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

(e) Future Note Guarantees granted pursuant to this provision shall be released as set forth in Section 11.09. A Note Guarantee of a future Guarantor may also be released at the option of the Issuer if, at the date of such release, there is no Indebtedness of such Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture as at the date of such release if such Guarantor were not designated as a Guarantor as at that date. The Trustee and the Security Agent, as applicable, shall, subject to the terms of the Intercreditor Agreement, take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, reasonably requested by, and at the cost of, the Issuer to effectuate any release of a Note Guarantee in accordance with these provisions, subject to Article 7 of this Indenture.

Section 4.15 Financial and Other Calculations

(a) For the purpose of calculating any Applicable Metric (including the financial definitions or components thereof but excluding for the avoidance of doubt Excess Cash Flow) in the Note Documents, including when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Purchase), the Issuer may: (a) if during such period any member of the Group (by merger or otherwise) has made or committed (unilaterally, conditionally or otherwise) to make an Investment in any person that thereby becomes (or that the Issuer expects in good faith, based upon such commitment, will become) a Restricted Subsidiary or otherwise has acquired or committed (unilaterally, conditionally or otherwise) to acquire any entity, business, property or material fixed asset (including the acquisition, opening and/or development of any new site or operation) (any such Investment, acquisition or commitment (including under a letter of intent) therefor, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made under this Indenture or the other Finance Documents, calculate Consolidated EBITDA for such period on the basis that the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) attributable to the assets which are the subject of such Purchase during such Relevant Period shall be included as if the Purchase occurred on the first day of such Relevant Period; and/or (b) include an adjustment in respect of any Purchase and/or any steps taken or committed or expected to be taken (in each case, unilaterally, conditionally or otherwise) in respect of such Purchase up to the amount of the pro forma increase in Consolidated EBITDA projected by the Issuer (in good faith) after taking into account the full “run rate” effect of: (i) all Synergies which the Issuer (in good faith) determines have been or will be achieved (in full or in part) at any time during such Relevant Period directly or indirectly as a consequence of the Purchase or any related steps, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA, provided that so long as such Synergies have been or will be realized at any time during such Relevant Period, it may be assumed they were realized during the entirety of such Relevant Period; and/or (ii) all Synergies which the Issuer (in good faith) believes can be achieved within following the end of such period directly or indirectly as a consequence of the Purchase or any related steps (the “Forward-Looking Purchase Synergies”), provided that so long as such Forward-Looking Purchase Synergies will be realizable at any time in the future, it may be assumed they will be realizable during the entire such period; in each case, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA; and/or (c) exclude any non-recurring fees, costs and expenses directly or indirectly related to the Purchase.

(b) For the purpose of calculating any Applicable Metric (including the financial definitions or components thereof but excluding for the avoidance of doubt Excess Cash Flow) in the Note Documents, including when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Sale), the Issuer may: (a) if during such period any member of the Group has disposed or committed (unilaterally, conditionally or otherwise) to make a disposal of any person, property, business or material fixed asset or any group of assets constituting an operating unit of a business sold, transferred or otherwise disposed of by the Group (any such sale, transfer, disposition or commitment therefor, a “Sale”) or if the transaction giving rise to the need to calculate Consolidated EBITDA relates to such a Sale, calculate Consolidated EBITDA for such period on the basis that Consolidated EBITDA will be reduced by an amount equal to the earnings before interest, tax, depreciation, amortization and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the earnings before interest, tax, depreciation, amortization and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if negative) attributable thereto for such period as if the Sale occurred on the first day of such Relevant Period; and/or (b) include an adjustment in respect of any Sale and/or any steps taken or committed or expected to be taken (in each case, unilaterally, conditionally or otherwise) in respect of such Sale up to the amount of the pro forma increase in Consolidated EBITDA projected by the Issuer (in good faith) after taking into account the full “run rate” effect of: (i) all Synergies which the Issuer (in good faith) determines have been or will be achieved (in full or in part) at any time during such Relevant Period directly or indirectly as a consequence of the Sale or any related steps, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA provided that so long as such Synergies have been realized at any time during such Relevant Period, it may be assumed they were realized during the entirety of such Relevant Period; and/or (ii) all Synergies which the Issuer (in good faith) believes can be achieved following the end of such period directly or indirectly as a consequence of the Sale or any related steps (the “Forward-Looking Sale Synergies”), provided that so long as such Forward-Looking Sale Synergies will be realizable at any time in the future, it may be assumed they will be realizable during the entire such period; in each case, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA; and/or (c) exclude any non-recurring fees, costs and expenses directly or indirectly related to the Sale.

(c) For the purpose of calculating any Applicable Metric (including the financial definitions or components thereof but excluding for the avoidance of doubt Excess Cash Flow) in the Note Documents, including when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to implementing or committing to implement such Group Initiative), the Issuer may: (a) include an adjustment in respect of each Group Initiative and/or any steps taken or committed or expected to be taken (in each case, unilaterally, conditionally or otherwise) in respect of such Group Initiative up to the amount of the pro forma increase in Consolidated EBITDA projected by the Issuer (in good faith) after taking into account the full “run rate” effect of: (i) all Synergies which the Issuer (in good faith) determines have been or will be achieved (in full or in part) at any time during such Relevant Period directly or indirectly as a consequence of implementing or committing to implement such Group Initiative or any related steps, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA, provided that so long as such Synergies have been realized at any time during such Relevant Period, it may be assumed they were realized during the entirety of such Relevant Period; and/or (ii) all Synergies which the Issuer (in good faith) believes can be achieved following the end of such period directly or indirectly as a consequence of implementing or committing to implement such Group Initiative or any related steps (the “Forward-Looking Group Initiative Synergies” and together with the Forward-Looking Purchase Synergies and the Forward-Looking Sale Synergies, the “Forward-Looking Synergies”), provided that so long as such Forward-Looking Group Initiative Synergies will be realizable at any time in the future, it may be assumed they will be realizable during the entire such period; in each case, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA; and/or (b) exclude any non-recurring fees, costs and expenses directly or indirectly related to the implementation of, or commitment to, implement such Group Initiative.

(d) In relation to the definitions set out in this Indenture and all other related provisions of the Notes Documents (including any Applicable Metric), all calculations in respect of Synergies (in each case actual or anticipated) may be made as though the full run-rate effect of such Synergies were realized on the first day of the Relevant Period.

(e) Consolidated EBITDA or Consolidated Net Income for any part of a Relevant Period falling prior to the Issue Date shall be calculated on an actual basis over the Relevant Period (whereby for any part of the applicable Relevant Period falling prior to the date on which the BIRKENSTOCK Group became part of the Group, such amount shall be calculated based on actual historic data for the corresponding period available and by reference to the BIRKENSTOCK Group as adjusted in accordance with the provisions of this paragraph and the other provisions of this Indenture) or, at the Issuer’s option, on the basis of the final management case financial model.

(f) Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Indenture), when calculating any Applicable Metric, the financial definitions or component thereof but excluding Excess Cash Flow, the Issuer shall be permitted to: (a) exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from: (i) the Transaction; (ii) any other acquisition, Investment or other joint venture permitted by the terms of this Indenture or the impact from purchase price accounting; (iii) start-up costs for new businesses and branding or re-branding of existing businesses; (iv) Restructuring Costs; (v) research and development expenditure (and the capitalization thereof); and/or (vi) the implementation of IFRS 15 (Revenue from Contracts with Customers) and/or IFRS 16 (Leases) and, in each case, any successor standard thereto (or any equivalent measure under the accounting principles) or any other changes in the applicable accounting principles; and/or (b) include any addbacks (without further verification or diligence) for adjustments (including anticipated Synergies) or costs or expenses related to the Transaction and/or any base case model or quality of earnings report relating to a Permitted Acquisition prepared by an independent third party and/or taken into account in determining “Adjusted EBITDA” or any financing EBITDA to be used in connection with financing for a Permitted Acquisition and/or any research and development expenditure (which is not otherwise capitalized).

(g) When calculating the satisfaction of or availability under any Applicable Metric in this Indenture in connection with any Applicable Transaction, the date of determination of such Applicable Metric shall, at the option of the Issuer, be any Applicable Test Date. If the Issuer elects to determine any Applicable Metric as of any Applicable Test Date, it shall give pro forma effect to any other Applicable Transactions that have occurred up to (and including) such Applicable Test Date; provided that the pro forma calculation may exclude any non-recurring fees, costs and expenses attributable to any Applicable Transaction.

(h) If compliance with an Applicable Metric is established in accordance with Section 4.15(g), such Applicable Metric shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) the Issuer may elect, in its sole discretion, to recalculate any Applicable Metric on the basis of a more recent Applicable Test Date, in which case, such date of redetermination shall thereafter be deemed to be the relevant Applicable Test Date for purposes of such Applicable Metrics; and (b) save as contemplated in clause (a) above, compliance with any Applicable Metric shall not be determined or tested at any time after the relevant Applicable Test Date for such transaction and any actions or transactions related thereto.

(i) If any Applicable Metric for which compliance was determined or tested as of an Applicable Test Date would at any time after the Applicable Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in such Applicable Metric (or any other Applicable Metric), such Applicable Metric will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations.

(j) If any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the Applicable Test Date would at any time after the Applicable Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing).

(k) Subject to Section 4.08(c)(8), in calculating the availability under any Applicable Metric in connection with any action or transaction unrelated to the Applicable Transaction following the relevant Applicable Test Date and prior to the earlier of the date on which such Applicable Transaction is consummated or the Issuer determines (in its sole discretion) that such Applicable Transaction will not be consummated, any such Applicable Metric shall be determined or tested giving pro forma effect to such Applicable Transaction.

(l) If an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is committed, incurred or issued, any Lien is committed or incurred or any other transaction is undertaken or any Applicable Metric is tested in reliance on a ratio-based basket based on the Fixed Charge Coverage Ratio, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio or the Total Net Leverage Ratio or any other ratio- based Applicable Metric, such ratio(s) shall be calculated without regard to the Incurrence or drawing of any Indebtedness under any revolving facility, letter of credit facility or bank guarantee facility and/or other debt which is available to be re-drawn (including under the ABL Facility, any Revolving Facility or any ancillary facility under the Senior Secured Facilities Agreements) and, for the avoidance of doubt, subject to Section 4.08(c)(8), any undrawn commitments for Indebtedness (including under a Revolving Facility) shall be disregarded for the purposes of testing the Applicable Metric.

(m) If, in connection with the same Applicable Transaction or otherwise substantially simultaneously: (a)(i) any Applicable Metrics required to be determined by reference to a fixed currency amount or a percentage of LTM EBITDA (a “fixed permission”) are intended to be utilized; and/or (ii) revolving Indebtedness (other than Indebtedness under the Reserved Indebtedness Amount) is intended to be Incurred; and (b) any Applicable Metric required to be determined by reference to the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Fixed Charge Coverage Ratio or any other ratio-based Applicable Metric (a “ratio-based permission”) are intended to be utilized (including, for the avoidance of doubt, any determination of any increase or decrease in any such Applicable Metric, including in accordance with Section 4.08(b)(5)(B)(1)(i), Section 4.08(b)(5)(B)(1)(ii) or Section 4.08(b)(5)(B)(1)(iii), then (x) amounts available to be incurred under the applicable ratio-based permissions shall first be calculated without giving effect to amounts to be incurred under the applicable fixed permissions or the applicable Incurrence of revolving Indebtedness, or amounts previously incurred under such fixed permissions and not reclassified that are being repaid in connection with such Applicable Transaction, unless otherwise elected by the Issuer; and (y) thereafter, compliance with any relevant fixed permissions shall be calculated, and in each case, full pro forma effect shall be given to all increases to LTM EBITDA and repayments or discharges of Indebtedness in connection with such Applicable Transaction in accordance with this Indenture.

(n) If any Applicable Metric is determined by reference to the greater of a fixed amount (the “numerical permission”) and a percentage of LTM EBITDA (the “grower permission”) and the grower permission of the Applicable Metric exceeds the applicable numerical permission at any time as a result of a Permitted Acquisition or Permitted Investment, the numerical permission shall be deemed to be increased to the highest amount of the grower permission reached from time to time as a result of any such Permitted Acquisitions and/or Permitted Investments and shall not subsequently be reduced as a result of any decrease in the grower permission.

(o) In the event that any amount or transaction meets the criteria of more than one Applicable Metric, the Issuer may (in its sole discretion), subject to Section 4.08(c)(2), classify and reclassify that amount or transaction to a particular Applicable Metric and will only be required to include that amount or transaction in one of those Applicable Metrics (and, for the avoidance of doubt, an amount may at the option of the Issuer be split between different Applicable Metrics).

(p) Subject to the limitations imposed under Section 4.08(c)(2), if a proposed action, matter, transaction or amount (or a portion thereof) is incurred or entered into pursuant to a fixed permission and at a later time would subsequently be permitted under a ratio-based permission, unless otherwise elected by the Issuer, such action, matter, transaction or amount (or a portion thereof) shall automatically be reclassified to such ratio-based permission.

(q) For any relevant Applicable Metric set by reference to a fiscal year, a calendar year, a Relevant Period, a four-quarter period, a twelve-month period or any other similar annual period (each an “Annual Period”):

(1) at the option of the Issuer, the maximum amount so permitted under such Applicable Metric during such Annual Period may be increased by: (A) an amount equal to 100% of the difference (if positive) between the permitted amount in the immediately preceding Annual Period (or any such other preceding period as specified in such Applicable Metric) and the amount thereof actually used or applied by the Group during such preceding Annual Period (the “Carry Forward Amount”); and/or (B) an amount equal to 100% of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period shall be reduced by such corresponding amount (the “Carry Back Amount”); and

(2) to the extent that the maximum amount so permitted under such Applicable Metric during such Annual Period is increased in accordance with Section 4.15(q)(1), any usage of such Applicable Metric during such Annual Period shall be deemed to be applied in the following order: (A) first, against the Carry Forward Amount; (B) second, against the maximum amount so permitted during such Annual Period prior to any increase in accordance with Section 4.15(q)(1); and (C) third, against the Carry Back Amount.

(r) For the purpose of this Section 4.15 and to the extent any Applicable Metric is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Indenture (including on a pro forma basis) no item shall be included or excluded more than once where to do so would result in double counting.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger and Consolidation

(a) The Issuer. Subject to Section 5.01(c), the Issuer will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any person, unless:

(1) the resulting, surviving or transferee person (the “Successor Company”) will be a person organized and existing under the laws of the United Kingdom, Luxembourg, Germany, the United States (including, for the avoidance of doubt, any state thereof, the District of Columbia or any territory thereof) or a member state of the European Union, and the Successor Company (if not the Issuer) will expressly assume, by way of supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under this Indenture, the Notes, the Intercreditor Agreement, any Additional Intercreditor Agreement, the Transaction Security Documents and any other Notes Documents, as applicable;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing and immediately after giving effect to such transaction:

(A) the Issuer or the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.08(a); or

(B) the Fixed Charge Coverage Ratio would not be lower, or the Total Net Leverage Ratio would not be higher, than it was immediately prior to giving effect to such transaction;

(3) the Issuer or the Successor Company, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that such consolidation, merger or transfer and such supplemental indenture comply with this Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact; and

(4) the Holders (or the Security Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods (or any similar or equivalent concept)) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the Issuer or the Successor Company, save to the extent such assets or shares (or other interests) cease to exist (provided that if the shares (or other interests) in the Issuer cease to exist, security will be granted (subject to the Agreed Security Principles) over the shares (or other interests) in the Successor Company).

The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes and this Indenture.

(b) The Guarantors. No Guarantor may:

(1) consolidate with or merge with or into any person;

(2) sell, assign, convey, transfer, lease or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any person; or

(3) permit any person to merge with or into such Guarantor, unless:

(A) the other person is the Issuer or any Restricted Subsidiary that is a Guarantor (or becomes a Guarantor substantially concurrently with the transaction); or

(B) either (x) the Issuer or a Guarantor is the continuing person or (y) the resulting, surviving or transferee person expressly assumes all of the obligations of the Guarantor under this Indenture and all obligations of the Issuer under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable, and immediately after giving effect to the transaction, no Event of Default is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture.

(c) This Section 5.01 shall not restrict (and shall not apply to):

(1) any Restricted Subsidiary that is not the Issuer or a Guarantor from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Issuer, a Guarantor or any other Restricted Subsidiary that is not the Issuer or a Guarantor;

(2) any Guarantor from merging or liquidating into or transferring all or part of its properties and assets to the Issuer or another Guarantor;

(3) any consolidation or merger of the Issuer into any Guarantor; provided that if the Issuer is not the surviving entity of such merger or consolidation:

(A) the relevant Guarantor will assume the obligations of the Issuer under the Notes, this Indenture, the Note Guarantees, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents and with respect to the Issuer, Section 5.01(a)(1), Section 5.01(a)(3) and Section 5.01(a)(4) shall apply to such transaction; and

(B) to the extent that any Transaction Security previously granted over the shares in the capital of the relevant Guarantor would not, in accordance with applicable law, constitute a Lien over the shares in the capital of the surviving entity, the direct Parent Holding Company of the surviving entity shall, subject to the Agreed Security Principles, grant Transaction Security over the shares in the capital of the surviving entity on substantially equivalent terms to any Security Interests granted over the shares in the capital of such predecessor Guarantor immediately prior to such merger or consolidation;

(4) the Issuer or any Guarantor consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity; provided, that in the case of a consolidation, merger or combination of:

(A) the Issuer into or with an Affiliate that is not a Guarantor, Section 5.01(a)(1), Section 5.01(a)(2), Section 5.01(a)(3) and Section 5.01(a)(4) shall apply to such transaction; and

(B) any Guarantor into or with an Affiliate, Section 5.01(c)(3) shall apply to such transaction; or

(5) the Transaction or any Permitted Transaction.

(d) Notwithstanding any other provision of Section 5.01, Section 5.01 will not prohibit or restrict (i) the creation of a new Subsidiary or Restricted Subsidiary or (ii) the Transaction or any Permitted Transaction, in each case, which shall be expressly permitted under this Article 5.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default

(a) Subject to Section 6.01(b) and Section 6.01(c), each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, continued for five Business Days;

(3) failure by the Issuer or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture;

(4) the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary or the payment of which is Guaranteed by the Issuer or any Significant Subsidiary, in each case, other than Indebtedness owed to the Issuer or a Restricted Subsidiary and other than any default that may occur in respect of the Existing Debt on or prior to the end of the Clean-up Period, whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (a “payment default”); or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross-acceleration provision”),

and, in each case, the aggregate principal amount of all Indebtedness subject to such payment defaults or accelerations (after giving effect to any applicable grace periods), is in excess of the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA;

(5) any of the following occurs:

(A) a decree or order for relief in respect of the Parent, the Issuer or a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional;

(B) a decree or order under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional:

(i) adjudging that the Parent, the Issuer or a Significant Subsidiary is bankrupt or insolvent;

(ii) other than on a solvent basis, seeking reorganization, arrangement, adjustment, proposal or composition of or in respect of the Parent, the Issuer or that Significant Subsidiary under any Bankruptcy Law;

(iii) other than on a solvent basis, appointing a custodian, receiver (provisional, interim or permanent) or manager, liquidator, trustee, sequestrator (or other similar official) thereof over part of its assets with a market value in excess of the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA; or

(iv) other than on a solvent basis, ordering the winding up, dissolution or liquidation of their affairs,

and any such decree, order or appointment continues to be in effect and unstayed for a period of sixty (60) consecutive days; or

(C) the Parent, the Issuer or a Significant Subsidiary:

(a) consents to the filing of a petition, application, answer, proposal or consent seeking reorganization or relief under any applicable Bankruptcy Law;

(b) consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law;

(c) consent to the commencement of any bankruptcy or insolvency in respect thereof under any applicable Bankruptcy Law;

(d) other than on a solvent basis, consents to the appointment of, or taking possession by, a custodian, receiver (provisional, interim or permanent) or manager, liquidator, administrator, examiner, supervisor, trustee, sequestrator or similar official over part of its assets with a market value in excess of the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA;

(e) other than on a solvent basis or with a Creditor (as defined in the Intercreditor Agreement), the Agent or the Security Agent makes an assignment or proposal for the benefit of its creditors generally; or

(f) expressly admits in writing that it is insolvent or unable to pay its debts generally as they become due or commits an “act of bankruptcy” under any applicable Bankruptcy Law,

which, in each case, is (1) sanctioned by a court and becomes unconditional and (2) not with a Creditor (as defined in the Intercreditor Agreement) (in its capacity as such), the Trustee or the Security Agent;

(6) failure by the Issuer or a Significant Subsidiary to pay final judgments aggregating in excess of the greater of (x) €64.50 million and (y) an amount equal to 30% of LTM EBITDA, other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days (after receipt of notice from the Trustee) after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(7) any Security Interest under the Transaction Security Documents having a fair market value in excess of the greater of (x) €21.50 million and (y) an amount equal to 10% of LTM EBITDA shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Transaction Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release of any such Security Interest in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Transaction Security Documents or any such Security Interest created thereunder shall be declared invalid or unenforceable or the Issuer or any Restricted Subsidiary shall assert in writing that any such Security Interest is invalid or unenforceable and any such Default continues for 30 days (the “security default provision”); and

(8) except as permitted under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement (including with respect to any limitations), any Note Guarantee of any one or more Guarantors that is a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any one or more Guarantors that is the Issuer or a Significant Subsidiary denies or disaffirms its obligations under its Note Guarantee (the “guarantee default provisions”).

However, a Default under Section 6.01(a)(3), Section 6.01(a)(4) or Section 6.01(a)(6) will not constitute an Event of Default unless (i) the Trustee or the Holders of at least 30% in aggregate principal amount of the outstanding Notes have notified the Issuer of the Default and (ii) the Issuer has not cured such Default within 60 days after receipt of such notice; provided that notice of Default may not be given with respect to any action taken or reported to the Trustee more than two years prior to such notice of Default. Any time period providing for the cure of any actual or alleged Default or Event of Default described under Section 6.01(a) may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

On or prior to the end of the Clean-up Period, (i) none of the debt of the Group existing under the Existing Debt or security relating thereto and (ii) no breach of representation, warranty, undertaking or other term of (or default or event of default under) the Existing Debt arising as a direct or indirect result of the entry into or performance of obligations under the Notes Documents shall constitute a breach of (or Default or Event of Default) under any Notes Document.

Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default described in Section 6.01(a)(5)) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee (subject to certain conditions) at the request of such Holders shall, subject to the provisions of the next paragraph, declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

Any notice of Default under the first paragraph of this section, notice of acceleration with respect to an Event of Default under the first paragraph of this section or instruction to the Trustee to provide a notice of Default under the first paragraph of this section, notice of acceleration with respect to an Event of Default under the first paragraph of this section or take any other action with respect to an alleged Default or Event of Default the first paragraph of this section (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not, or, in the case such Holder is a Relevant Clearing System or the Relevant Clearing System’s nominee, that such Holder is being instructed solely by beneficial owners that are not, Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request thereof (a “Verification Covenant”). In any case in which the Holder is the Relevant Clearing System or the Relevant Clearing System’s nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Relevant Clearing System or the Relevant Clearing System’s nominee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and the Issuer provides to the Trustee an Officer’s Certificate (which shall be provided to the Holders) certifying that the Issuer (i) believes in good faith that there is a reasonable basis to believe a

Directing Holder was at any relevant time in breach of its Position Representation or its Verification Covenant and (ii) has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If such Officer’s Certificate has been delivered to the Trustee, the Trustee shall refrain from acting in accordance with such Noteholder Direction until such time as the Issuer provides to the Trustee an Officer’s Certificate stating that (i) a Directing Holder has satisfied its Verification Covenant, (ii) a Directing Holder has failed to satisfy its Verification Covenant or (iii) a court of competent jurisdiction rules that such Directing Holder was, at such time, not in breach of its Position Representation or its Verification Covenant, and during such time the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, and any related acceleration rescinded, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such alleged Default or Event of Default, shall not be permitted to act thereon and shall be restricted from accepting and acting on any future Noteholder Direction in relation to such Event of Default. If the Directing Holder has satisfied its Verification Covenant, then the Trustee shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under this Indenture to give such Noteholder Direction, the Trustee shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuer (as described above). The Trustee shall be entitled to conclusively rely on any Noteholder Direction (provided that the relevant Position Representations are provided in accordance with the provisions of the preceding paragraph) or Officer’s Certificate delivered to it in accordance with this Indenture without verification, investigation or otherwise as to the statements made therein.

If an Event of Default described in Section 6.01(a)(5) occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture or any Transaction Security Document. Following such Event of Default, the Trustee is entitled to require all Agents to act under its direction.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence to the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

(a) Subject to Section 6.07 and Section 9.02 hereof, the Trustee, upon receipt of written notice from the Holders of at least a majority in aggregate principal amount of the Notes then outstanding under this Indenture may, on behalf of the Holders of all of the Notes, waive all past or existing Defaults or Events of Default (except with respect to non-payment of principal, premium, interest or Additional Amounts, if any, on any Note held by a non-consenting Holder, which may only be waived with the consent of Holders of not less than 90% of the aggregate principal amount of the outstanding Notes) and rescind any such acceleration with respect to such Notes and its consequences (including the payment default that resulted from such acceleration) if rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b) (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.02 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.05 Control by Majority.

Subject to Section 7.01(e), the Holders of at least 30% in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, and the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability and may take any other action that is not inconsistent with any such direction received from Holders of the Notes.

Section 6.06 Limitation on Suits.

Subject to Article 7, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee in its sole discretion against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy, and such Holder is not in breach of a Position Representation or Verification Covenant;

(3) such Holders, or Directing Holders that are not in breach of a Position Representation (as applicable) have offered in writing and, if requested, provided to the Trustee security and/or indemnity satisfactory to the Trustee in its sole discretion against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity; and

(5) the Holders of at least 30% in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of any payment of principal, premium on, if any, or interest, if any, on the Notes on or after such respective dates shall not be impaired or affected without the consent of the Holders of not less than 90% in aggregate principal amount of the Notes.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the properly incurred compensation, expenses, disbursements and advances of the Trustee, the Agents, any other agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding in its own name for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the properly incurred compensation, expenses, disbursements and advances of the Trustee, the Agents, any other agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, any other obligor upon the Notes, their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the properly incurred compensation, expenses, disbursements and advances of the Trustee, the Agents, any other agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Agents, any other agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6 or from the enforcement of any Transaction Security Document, it shall pay out (or in the case of the Security Agent, it shall pay to the Trustee to pay out) the money, subject to the terms of the Intercreditor Agreement, in the following order:

First: to the Trustee, the Security Agent, the Agents, any other agents and attorneys (including the Agents and the Trustee) for amounts due under Section 7.02 and Section 7.06, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Security Agent and any Agents and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, rateably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or Security Agent for any action taken or omitted by it as Trustee or Security Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or Security Agent, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then-outstanding Notes, or to any suit initiated by any Holder for the enforcement of the payment of any principal of or interest on any Note, on or after its maturity date.

Section 6.12 Stay, Extension and Usury Laws.

The Issuer and its Restricted Subsidiaries shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and its Restricted Subsidiaries (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 6.13 Enforcement by Holders.

Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture and may not enforce the Transaction Security Documents except as provided in such Transaction Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement.

ARTICLE 7

THE TRUSTEE, THE SECURITY AGENT AND AGENTS

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, of which a Responsible Officer of the Trustee has received written notice, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines (after consultation with counsel) is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to the Trustee in its sole discretion against all fees, losses, liabilities and expenses caused by taking or not taking such action.

(b) Except during the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; provided that to the extent the duties of the Trustee under this Indenture and the Notes may be qualified, limited or otherwise affected by the provisions of the Note Documents, the Trustee shall be required to perform those duties only as so qualified, limited or affected; and

(2) in the absence of fraud on its part, the Trustee may conclusively rely upon, as to the truth of the statements and the correctness of the opinions expressed therein, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to the certificates or opinions specifically required to be furnished to it hereunder, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein) and shall be entitled to seek advice from legal counsel in relation thereto.

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, its own willful misconduct or fraud, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, Section 6.04 or Section 6.05 hereof; and

(4) no provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, including in taking any action at the request or direction of Holders, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk, liability, loss, fee or expense is not reasonably assured to it or it does not receive indemnity or security satisfactory to it in its discretion against any loss, liability or expense which might be incurred by it in compliance with such request or direction nor shall the Trustee be required to do anything which is illegal or contrary to applicable laws, it being understood that the Trustee shall not be required to advance its own funds in connection with its duties and responsibilities as Trustee. The Trustee will not be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), Section 7.01(b), and Section 7.01(c).

(e) The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture or the Intercreditor Agreement at the request of any Holders, unless such Holders have offered to the Trustee indemnification and/or security satisfactory to it in its sole discretion against any fees, losses, liabilities and expenses (other than those arising as a result of gross negligence, willful misconduct or fraud by the Trustee).

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee and each Agent may rely conclusively upon and be protected from acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, if it sees fit, make such inquiry without incurring liability.

(b) The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice thereof is received by the Trustee in accordance with Section 14.01 of this Indenture and such notice clearly references the Notes, the Issuer or this Indenture.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney, delegate, depositary, or agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any Officer’s Certificate, Opinion of Counsel, resolution, certificate, statement, instrument, opinion, report, notice, request, consent, direction, order, approval, bond, debenture, note, other evidence of indebtedness or other paper or document but the Trustee, in its sole and absolute discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at reasonable times during normal business hours at the sole expense of the Issuer and the Trustee shall incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee will have no duty to inquire as to the Issuer’s performance of the covenants in Article 4 hereof. In addition, the Trustee will not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default (i) occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent), and (ii) of which a Responsible Officer of the Trustee has received written notification identifying the Notes or this Indenture or obtained actual knowledge. The Trustee will be under no obligation to monitor financial performance of the Issuer.

(h) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect of any transfer, exchange, redemption, purchase or repurchase, as applicable, of interest in any Note.

(i) The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(j) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict, in its reasonable opinion, is resolved.

(k) The permissive rights of the Trustee to take or refrain from taking any action enumerated in this Indenture will not be construed as an obligation or duty to do so.

(l) Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates or Opinions of Counsel, as applicable).

(m) The rights, privileges, protections, indemnities, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified and/or secured to its satisfaction, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder and under the Intercreditor Agreement and the Transaction Security Documents and by the Security Agent and each Agent, custodian and other Person employed to act hereunder. Absent willful misconduct, gross negligence or fraud, each Agent and the Security Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(n) The Trustee may request that the Issuer each deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(o) Anything in this Indenture to the contrary notwithstanding, under no circumstances will the Trustee be liable to the Issuer for any indirect, punitive or consequential loss (being loss of business, goodwill, opportunities or profit) even if advised of the possibility of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise, even if foreseeable and even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(p) The Trustee will be entitled to assume, without inquiry, that the Issuer has performed in accordance with all of the provisions of this Indenture or Intercreditor Agreement, unless notified to the contrary.

(q) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, of the State of New York.

(r) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(s) The Trustee may retain professional advisors to assist it in performing its duties under this Indenture or any Notes Document at the cost of the Issuer. The Trustee may consult with counsel or other professional advisors and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(t) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused directly or indirectly by forces beyond its control, including acts of war or terrorism involving the United States, the United Kingdom and any member state of the European Union or any other national or international calamity or emergency (including natural disasters, pandemics or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(u) The Trustee will not be liable to any Person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(v) At any time that the security granted pursuant to the Transaction Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such Charged Property, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and/or secured in accordance with Section 7.01(a). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1) any failure of the Security Agent to enforce such security within a reasonable time or at all;

(2) any failure of the Security Agent to pay over the proceeds of enforcement of the Charged Property;

(3) any failure of the Security Agent to realize such security for the best price obtainable;

(4) monitoring the activities of the Security Agent in relation to such enforcement;

(5) taking any enforcement action itself in relation to such Charged Property;

(6) agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or

(7) paying any fees, costs or expenses of the Security Agent.

(w) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(x) The Trustee and the Paying Agent shall be entitled to make payments net of any Taxes or other sums required by any applicable law to be withheld or deducted.

(y) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture or any Notes Documents, unless such Holders shall have offered to the Trustee indemnity and/or other security satisfactory to the Trustee in its sole discretion against the losses, costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

Section 7.03 Individual Rights of Trustee and Agents.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee has acknowledged that it has acquired any conflicting interest, it must eliminate such conflict within 90 days, or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Note Guarantee and it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and a Responsible Officer of the Trustee is informed in writing of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Issuer, or upon failure of the Issuer to pay, each Guarantor, jointly and severally, will pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder and thereunder as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all disbursements, advances and expenses properly incurred or made by it, including costs of collection, any additional fees the Trustee may incur acting after a Default or Event of Default and any fees the Trustee may incur in connection with exceptional duties in relation to its appointment hereunder, in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements, expenses and advances of the Trustee’s agents and counsel.

(b) In the event of the occurrence of an Event of Default or the Trustee considering it expedient or necessary or being requested by the Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee such additional remuneration for such duties.

(c) The Issuer and each Guarantor, jointly and severally, will indemnify the Trustee, the Agents and the Security Agent and their respective officers, directors, managers, employees, agents and employers and hold them harmless, against any and all losses incurred by the relevant indemnified entity arising out of or in connection with the acceptance or administration of its duties under this Indenture or under the Intercreditor Agreement, including the costs and expenses of the relevant indemnified entity enforcing this Indenture against the Issuer (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder. The relevant indemnified entity will notify the Issuer promptly upon obtaining actual knowledge thereof of any claim for which it may seek indemnity. Failure by the relevant indemnified entity to so notify the Issuer will not relieve the Issuer of its obligations hereunder. Except where the interests of the Issuer and the Guarantors, on the one hand, and the relevant indemnified entity on the other hand, may be adverse, the Issuer or such Guarantor will defend the claim and the relevant indemnified entity will provide reasonable cooperation. The relevant indemnified entity may at its option have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

(d) The obligations of the Issuer under this Section 7.06 and any Lien arising hereunder will survive the resignation or removal of the Trustee, the discharge of the Issuer’s obligations pursuant to Article 10 or the termination of this Indenture and shall continue for the benefit of the Trustee or an Agent notwithstanding its resignation or retirement. For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given, to the Trustee in this Section 7.06, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, by each Agent, and any other Person employed by the Trustee to act hereunder.

(e) To secure the Issuer’s payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(f) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee pursuant to this Section 7.07.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then-outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property;

(4) the Trustee becomes incapable of acting; or

(5) the Trustee has or acquires a conflict of interest not eliminated in accordance with Section 7.03.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee is not appointed and does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office. If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

(e) If the Trustee, after written request by any Holder who has been a bone fide Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee or Agent as the case may be.

Section 7.08 Successor Trustee or Agent by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee or Agent.

In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.09 Eligibility; Disqualification.

This Indenture shall at all times have a Trustee that is an entity organized and doing business under the laws of the United States or any state thereof, or a member state of the European Union or a political subdivision thereof or the United Kingdom, that is authorized to exercise corporate trust power and that is a Person which is generally recognized as an entity which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature of the Offering of the Notes as described in the Offering Memorandum. Certain Rights of the Security Agent.

In acting or otherwise exercising its rights or performing its duties under any of the Notes Documents, the Security Agent shall act in accordance with the provisions of this Indenture and the Intercreditor Agreement and shall seek any necessary instruction or direction from the Trustee. In so acting, whether or not expressly provided in any other provision herein, the rights, privileges, protections, immunities and benefits given to the Security Agent pursuant to the Intercreditor Agreement shall apply to any action taken by the Security Agent in accordance with the terms of this Indenture or the Intercreditor Agreement.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes, the Note Guarantees, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, and cause the release of all Liens on the Charged Property granted under the Transaction Security Documents upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s election described in Section 8.01 hereof to exercise its rights under this Section 8.02, the Parent, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes, the Note Guarantees, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the

Transaction Security Documents, and cause the release of all Liens on the Charged Property granted under the Transaction Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Parent, the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in Section 8.02(a) and Section 8.02(b) and to have satisfied all their other obligations under such Notes, the Note Guarantees, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, and which will release all Liens on the Charged Property granted under the Transaction Security Documents (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest (including Additional Amounts) or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust set forth in Article 2 hereof;

(c) the rights, powers, trusts, duties, indemnities and immunities of the Trustee, the Agents and the Security Agent hereunder and the Parent’s, the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and its Restricted Subsidiaries will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of its obligations under Section 4.02, Section 4.03, Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.09 (including the requirement to commence an Asset Disposition Offer under Section 3.08), Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14, Section 5.01 (other than with respect to Section 5.01(a)(1), Section 5.01(a)(3) and Section 5.01(a)(4)) and Section 12.03 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees, the Issuer and its Restricted Subsidiaries may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s election described in Section 8.01 hereof to exercise its rights under this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(a)(3), Section 6.01(a)(4) and Section 6.01(a)(5) (other than with respect to the Issuer), Section 6.01(a)(6) or Section 6.01(a)(7).

Section 8.04 Conditions to Legal Defeasance or Covenant Defeasance.

In order to elect to exercise its rights under either Section 8.02 or Section 8.03 hereof:

(a) In order to exercise either defeasance option, the Issuer (i) must irrevocably deposit in trust (the “defeasance trust”) with the Trustee (or another entity designated or appointed (as agent) by the Trustee for this purpose) cash in euro or European Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption, and (ii) must deliver to the Trustee:

(1) an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that Holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of Legal Defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2) an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(3) an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable European Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, or other entity designated by the Trustee for this purpose) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, but such money need not be segregated from other funds except to the extent required by law. Money and securities so held in trust are not subject to the Intercreditor Agreement and the Trustee is not prohibited from paying such funds to Holders by the terms of this Indenture or the Intercreditor Agreement.

The Issuer will pay and indemnify the Trustee against any Taxes imposed or levied on or assessed against the cash or European Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such Taxes which by law are for the account of the Holders of the outstanding Notes.

The obligations of the Issuer under this Section 8.05 shall survive the resignation or renewal of the Trustee and/or satisfaction and discharge of this Indenture.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or European Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, interest or Additional Amounts, if any on any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency a notice to the effect that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or any Paying Agent is unable to apply any euro or non-callable European Government Obligations in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this

Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or such Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Issuer, the Trustee and the other parties thereto, as applicable (in the case of the Intercreditor Agreement, any Additional Intercreditor Agreement or any Transaction Security Document, including the Security Agent), may amend or supplement any Note Documents to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person or a co-issuer of the obligations of the Issuer or a Guarantor under any Note Document, including, without limitation, in connection with a Permitted Transaction;

(3) add to the covenants, add an obligor, or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(4) make any change that would provide any additional rights or benefits to the Trustee or the Holders or make any change (including changing the ISIN, Common Code or other identifying number on any Notes) that does not adversely affect the rights of the Trustee or any Holder in any material respect;

(5) make such provisions as necessary (as determined in good faith by the Board of Directors or a member of senior management of the Issuer) for the issuance of Additional Notes that may be issued in compliance with this Indenture;

(6) provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 4.08 or Section 4.14 to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Transaction Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement;

(7) evidence and provide for the acceptance and appointment under any Debt Document of a successor Trustee or successor security agent pursuant to the requirements thereof or to provide for the accession by the Trustee or Security Agent to any Note Document;

(8) in the case of the Transaction Security Documents to mortgage, pledge, hypothecate or grant a Security Interest in favor of the Security Agent for the benefit of the Holders or parties to the Senior Secured Facilities Agreements, in any property which is required by the Transaction Security Documents to be mortgaged, pledged or hypothecated, or in which a Security Interest is required to be granted to the Security Agent, or to the extent necessary to grant a Security Interest in the Charged Property for the benefit of any Person; provided that the granting of such Security Interest is not prohibited by this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and Section 12.03;

(9) conform the text of this Indenture, the Intercreditor Agreement, the Transaction Security Documents or the Notes to any provision of the section “Description of the Notes” in the Offering Memorandum to the extent that such provision in the section “Description of the Notes” in the Offering Memorandum was intended to be a recitation of a provision of this Indenture, the Transaction Security Documents or the Notes;

(10) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(11) comply with the rules of any applicable securities depositary;

(12) facilitate any transaction that complies with Section 4.09 and Section 5.01, relating to mergers, consolidations and sales of assets; and

(13) comply with Section 12.05.

(b) Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee and the Security Agent will join with the Issuer, in the execution of any amended or supplemental indenture or other instrument authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Security Agent will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

(c) Notwithstanding anything to the contrary in this Indenture, in order to effect an amendment authorized by Section 9.01(a)(3) and Section 9.01(a)(6) to add a Guarantor under this Indenture, it shall only be necessary for the supplemental indenture providing for the accession of such additional Guarantor to be duly authorized and executed by (i) the Issuer, (ii) such additional Guarantor and (iii) the Trustee. Any other amendments permitted by this Indenture need only be duly authorized and executed by the Issuer and the Trustee.

Section 9.02 With Consent of Holders.

Except as provided in this Section 9.02, this Indenture (including without limitation, Section 3.08, Section 4.09 and Section 4.13 hereof) and the other Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of principal or premium, Additional Amounts, if any, or interest on any Note (including in connection with an offer to purchase), except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture and the other Note Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). If any amendment, supplement or waiver will only affect one or more series of Notes (but not all series of Notes), only the Holders of at least a majority in aggregate principal amount of the then outstanding Notes of the series so affected (and not the consent of the Holders of at least a majority in aggregate principal amount of all Notes then outstanding), shall be required. Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders in accordance with this Section 9.02, and upon receipt by the Trustee of the documents described in Section 7.02(r) hereof, the Trustee and the Security Agent will join with the Issuer and the Guarantors, as applicable, in the execution of such amended or supplemental indenture or other instrument unless such amended or supplemental indenture or other instrument directly affects the Trustee’s own rights, duties, indemnities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other instrument.

The consent of the Holders is not necessary under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver of any Notes Document. It is sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a sale or tender of such Holder’s Notes will not be rendered invalid by such sale or tender.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Section 6.07 hereof and the following paragraph, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.

(a) However, without the consent of Holders holding not less than 90% (or, in the case of Section 9.02(a)(7) and Section 9.02(a)(9), 80%) of the then outstanding principal amount of the Notes (provided, however, that if any amendment, supplement, waiver or other modification or consent will only affect one or more series of Notes (but not all series of Notes), only the consent of the holders of at least 90% (or, in the case of Section 9.02(a)(7) and Section 9.02(a)(9), 80%) of the aggregate principal amount of the then outstanding Notes of the series so affected will be required), an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the stated rate of or extend the stated time for payment of interest on any such Note (except as provided above with respect to Section 3.08, Section 4.09 or Section 4.13);

(2) reduce the principal of or extend the Stated Maturity of any such Note (except as provided above with respect to Section 3.08, Section 4.09 or Section 4.13);

(3) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described in paragraph 5 of the Global Notes or Section 3.09 of this Indenture;

(4) make any such Note payable in currency other than that stated in such Note;

(5) impair the contractual right of any Holder of any outstanding Note to institute suit for the enforcement of any payment of principal of, or interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor;

(6) make any change in the provisions of Section 2.13 of this Indenture that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the applicable Payor agrees to pay Additional Amounts, if any, in respect thereof;

(7) release all or substantially all Security Interests granted for the benefit of the Holders in the Charged Property (taken as a whole) other than in accordance with the terms of the Transaction Security Documents, the Intercreditor Agreement, any applicable Additional Intercreditor Agreement and this Indenture; provided that, for the avoidance of doubt and without prejudice to Section 4.13, the release of less than all or substantially all Security Interests granted for the benefit of the Holders in the Charged Property (taken as a whole) shall only require the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);

(8) waive a Default or Event of Default with respect to the non-payment of principal, premium or interest or Additional Amounts, if any (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(9) release any Guarantor from its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture and the Intercreditor Agreement; or

(10) reduce the principal amount of Notes whose holders must consent to any amendment, waiver or modification or make any other change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.02.

(b) For the avoidance of doubt, no amendment to, or deletion of, or actions taken in compliance with, Article 4 or this Article 9 shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or interest or premium, if any, on the Notes.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation (or otherwise in accordance with the procedures of the Relevant Clearing System) about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee and Security Agent to Sign Amendments, etc.

The Trustee and the Security Agent will sign any amended or supplemental indenture or other instrument authorized pursuant to this Article 9 if the amendment or supplement or other instrument does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Security Agent, as applicable. In executing any amended or supplemental indenture or other instrument, the Trustee and the Security Agent will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 14.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or other instrument or other instrument is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer (and any Guarantor) enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture. In signing any amendment, supplement or waiver, the Trustee and the Security Agent shall be entitled to indemnification or security satisfactory to them.

ARTICLE 10

SATISFACTION AND DISCHARGE

Section 10.01 Satisfaction and Discharge.

(a) This Indenture, and the rights of the Trustee and the Holders under the Intercreditor Agreement and any Additional Intercreditor Agreement and the Transaction Security Documents will be discharged and cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes and rights of the Trustee, as expressly provided for in Section 10.01(c)) as to all Notes when:

(1) either:

(A) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee for cancellation; or

(B) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee or the Paying Agent in the name, and at the expense, of the Issuer;

(2) the Issuer has deposited or caused to be deposited with the Trustee (or another entity designated or appointed (as agent) by the Trustee for this purpose) money in euro or European Government Obligations, or a combination thereof in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest and Additional Amounts, if any, to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of satisfying and discharging this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee and Agents shall not be liable to any Person (including, without limitation, any Holder) for acknowledging discharge of this Indenture in accordance with the terms of this Section 10.01, including where the amount deposited by the Issuer with the Trustee is insufficient for purposes of payment to Holders of the entire Indebtedness of the Notes on the applicable redemption date or Stated Maturity, as applicable. The obligation to fund any deficit (as described herein) (if applicable) shall be solely the obligation of the Issuer (which the Issuer hereby acknowledges and undertakes to fund) and not the Trustee or any Agent. Notwithstanding any failure of the Issuer to fund any such deficit in accordance with this Section 10.01, the Trustee shall apply or cause to be applied the deposited money toward the payment of the Notes on the redemption date or Stated Maturity, as applicable, and such payment shall not constitute or be deemed to constitute a waiver of (i) any rights the Trustee or any Holder under this Indenture or (ii) any obligation of the Issuer to fund such deficit;

(3) the Issuer has paid or caused to be paid all other sums payable under this Indenture;

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Article 10 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with Section 10.01(a)(1), Section 10.01(a)(2), Section 10.01(a)(3) and Section 10.01(a)(4).

(b) If requested in writing by the Issuer to the Trustee and the Paying Agent, the Trustee will distribute any amounts deposited to the Holders prior to Stated Maturity or the redemption date, as the case may be; provided, however, that the Holders shall have received at least five Business Days’ notice from the Issuer of such earlier repayment date (which may be included in the notice of redemption). For the avoidance of doubt, the distribution and payment to Holders prior to the maturity or redemption date as set forth above will not include any negative interest, present value adjustment, break costs or any other premium on such amounts.

(c) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee (or other entity designated by the Trustee for this purpose) pursuant to Section 10.01(a)(1)(B), the provisions of Section 10.02 and Section 8.06 will survive. In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 10.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 10.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money, European Government Obligations in the case of the Notes in accordance with Section 10.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest and Additional Amounts, if any, on the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money, European Government Obligations in the case of the Notes, held by the Trustee or Paying Agent.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantees.

Subject to this Article 11, the Intercreditor Agreement and the Agreed Security Principles, each of the Guarantors hereby, jointly and severally and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee (or Authentication Agent) and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (i) the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, interest and Additional Amounts, if any, on the Notes (to the extent permitted by law), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Without limiting the generality of the foregoing, each Guarantor’s liability under its Note Guarantee shall extend to all obligations under the Notes and this Indenture (including, without limitation, interest, fees, costs and expenses) that would be owed but for the fact that they are unenforceable or not allowable due to any proceeding under Bankruptcy Law involving the Issuer or any Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete payment and performance of the obligations contained in the Notes and this Indenture and the obligations of each Guarantor under this Note Guarantee shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason other than the complete payment and performance of the obligations contained in the Notes and this Indenture.

If any Holder, the Trustee or the Security Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either of the Issuer or the Guarantors, any amount paid either to the Trustee, the Security Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby or any collateral securing any such obligations until payment and performance in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance, fraudulent transfer or transaction under value for purposes of any applicable Bankruptcy Law or any similar law of a relevant jurisdiction to the extent applicable to any Note Guarantee or Guarantor and be further limited as required under the Agreed Security Principles. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance, fraudulent transfer or transaction under value for purposes of Bankruptcy Law or any similar law of a relevant jurisdiction to the extent applicable to any Note Guarantee.

Section 11.03 Limitations Applicable to Certain Guarantors

(a)	German Guarantee Limitations.

(1)	In this Section 11.03(a):

“AG” means (i) a stock corporation (Aktiengesellschaft, AG) incorporated under German law and/or (ii) a limited partnership (Kommanditgesellschaft) with a stock corporation (Aktiengesellschaft, AG) as general partner (Komplementär).

“AG Guarantor” means any Guarantor which is an AG, any SE Guarantor and any KGaA Guarantor.

“AktG” means the German Stock Corporation Act (Aktiengesetz, AktG).

“Auditor’s Determination” means the determination pursuant to Section 11.03(a)(3)(iv).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch, BGB).

“DPLA” means a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) as defined in § 291 (1) AktG.

“EU Guarantor” means any limited liability company (or limited partnership with a limited liability company as its general partner) incorporated in a jurisdiction other than Germany whose centre of main interest (as that term is used in Article 3(1) of Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings) is in Germany.

“German Guarantor” means any AG Guarantor, any GmbH Guarantor and any EU Guarantor.

“GmbH” means (i) a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under German law and/or (ii) a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) as general partner (Komplementär).

“GmbH Capital Impairment” means the GmbH Net Assets of a GmbH Guarantor falling below the amount (Entstehung einer Unterbilanz) required to maintain that GmbH Guarantor’s registered share capital (Stammkapital) or an increase of an existing shortage (Vertiefung einer Unterbilanz) of its registered share capital (Stammkapital) and thereby violating §§ 30, 31 GmbHG (including by way of any decrease of the GmbH Net Assets as a consequence of the existence, discharge or enforcement of any Limited Upstream Obligation against any subsidiary of a GmbH Guarantor).

“GmbH Guarantor” means a Guarantor which is a GmbH.

“GmbH Net Assets” means the net assets (Reinvermögen) of a GmbH Guarantor calculated in accordance with § 42 GmbHG, §§ 242, 264 HGB and the generally accepted accounting principles applicable (Grundsätze ordnungsgemäßer Buchführung) from time to time in Germany as adjusted pursuant to Section 11.03(a)(3)(vi).

“GmbHG” means the German Limited Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG).

“HGB” means the German Commercial Code (Handelsgesetzbuch, HGB)

“InsO” means the German Insolveny Code (Insolvenzordnung – InsO).

“KGaA” means a Guarantor which is a partnership limited by shares (Kommanditgesellschaft auf Aktien, KGaA).

“KGaA Guarantor” means a Guarantor which is a KGaA.

“Limited Obligation” means any guarantee and any other liability, indemnity or other payment obligation under this Section 11.03(a) or any other provision of the Notes Documents.

“Limited Upstream Obligation” means any Limited Obligation if and to the extent such Limited Obligation secures or relates to liabilities which are owed by direct or indirect shareholders of the relevant Guarantor (upstream) or Subsidiaries of such shareholders (such Subsidiaries not to include the relevant Guarantor and the Subsidiaries of that relevant Guarantor) (cross-stream).

“Liquidity Impairment” means a German Guarantor being deprived of the liquidity necessary to fulfil its liabilities towards its creditors and thereby violating § 15b (5) InsO, § 278 (3) AktG and/or Art. 5 SE Regulation (as applicable to the relevant German Guarantor).

“Management Notification” means the notification pursuant to Section 11.03(a)(3)(iii).

“SE” means a European company (Europäische Gesellschaft, SE) incorporated under German law.

“SE Guarantor” means a Guarantor which is (i) an SE and/or (ii) a limited partnership (Kommanditgesellschaft) with a SE as general partner (Komplementär).

“SE Regulation” means Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE).

(2)	AG Guarantee Limitation Language

(i)

Save as set out otherwise in this Section 11.03(a)(2) the Trustee shall not enforce, and any AG Guarantor shall have a defence (Einrede) against any Limited Upstream Obligation of such AG Guarantor or of any Guarantor that is a subsidiary of such AG Guarantor.

(ii)

Any Limited Upstream Obligation granted by such AG Guarantor or by any Subsidiary of that AG Guarantor shall be enforceable (vollstreckbar) if at the time of enforcement of the Limited Upstream Obligation a DPLA (either directly or indirectly through an unbroken chain of domination and/or profit transfer agreements) exists between the relevant AG Guarantor whose obligations are secured by the relevant Limited Upstream Obligation as dominating company (herrschendes Unternehmen) and the relevant AG Guarantor as a dominated company (beherrschtes Unternehmen), provided that:

(A)	the AG Guarantor is a Subsidiary of the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation; or

(B)

the AG Guarantor and the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation are both Subsidiaries of a joint (direct or indirect) parent company with such parent company as dominating entity (herrschendes Unternehmen), in each case unless the mere existence of such a DPLA does not lead to the inapplicability of § 57 (1) and § 71a AktG (in connection with § 278 (3) AktG and/or Art. 5 SE Regulation, as applicable) as explicitly confirmed with reasons (and not, for example, as an obiter dictum) by the Federal Court of Justice (Bundesgerichtshof) in a third party case; and the loss compensation claim (Verlustausgleichsanspruch) of the AG Guarantor under such a DPLA would not be, or cannot be expected to be, fully valuable and recoverable (vollwertig) in the balance sheet of the AG Guarantor.

(iii)

Any Limited Upstream Obligation granted by such AG Guarantor or by any Subsidiary of that AG Guarantor shall be enforceable (vollstreckbar) if and to the extent such Limited Upstream Obligation is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the AG Guarantor against the affiliate whose obligations are secured by the relevant Limited Upstream Obligation and would therefore not lead to a violation of § 57 (1) AktG (in connection with § 278 (3) AktG and/or Art. 5 SE Regulation, as applicable), in each case unless it would lead to a violation of § 71a AktG.

(iv)	Any Limited Upstream Obligation granted by such AG Guarantor or by any Subsidiary of that AG Guarantor shall be enforceable (vollstreckbar) if and to the extent:

(A)	an amount utilised under this Indenture is applied for the repayment, prepayment or other refinancing of any financial indebtedness of such AG Guarantor or Subsidiary of such AG Guarantor; and

(B)	such exception does not lead to a violation of § 57 (1) or § 71a AktG (in connection with § 278 (3) AktG and/or Art. 5 SE Regulation, as applicable).

(v)

For the avoidance of doubt, the limits set out in this Section 11.03(a)(2) shall no further apply from the date the relevant AG Guarantor is no longer incorporated as an AG unless such Guarantor is a Subsidiary of another AG Guarantor in which case this Section 11.03(a)(2) shall apply in a way that the relevant Guarantor shall be treated as a Subsidiary of that other AG Guarantor in accordance with this Section 11.03(a)(2). In such event, the limitations set out in this Section 11.03(a)(2) shall not apply to the Limited Upstream Obligation granted by that Guarantor in respect of any liabilities which are owed by that other AG Guarantor or any of its Subsidiaries.

(3)	GmbH Guarantee Limitation Language

(i)

Save as set out in this Section 11.03(a)(3), the Trustee shall not enforce, and any GmbH Guarantor (and/or relevant subsidiary of a GmbH Guarantor) shall have a defence (Einrede) against, any Limited Upstream Obligation if and to the extent a discharge (Erfüllung) or enforcement (Vollstreckung) in respect of a Limited Upstream Obligation would cause a GmbH Capital Impairment to occur.

(ii)	The restrictions in Section 11.03(a)(3)(i) shall not apply:

(A)	if and to the extent the Limited Upstream Obligation of the GmbH Guarantor secures any indebtedness under any Finance Document in respect of:

(1)	loans to the extent such loans are (directly or indirectly) on-lent or otherwise passed on to the relevant GmbH Guarantor or its Subsidiaries; or

(2)	bank guarantees or letters of credit that are issued for the benefit of any of the creditors of the GmbH Guarantor or the GmbH Guarantor’s Subsidiaries,

in each case, to the extent that any such on-lending or otherwise passing on or bank guarantees or letters of credit are still outstanding at the time of the enforcement of the relevant Limited Upstream Obligation; for the avoidance of doubt, nothing in this Section 11.03(a)(3)(ii) shall have the effect that such on-lent amounts may be enforced multiple times (no double dip);

(B)

if, at the time of enforcement of the Limited Upstream Obligation, a DPLA (either directly or indirectly through an unbroken chain of domination and/or profit transfer agreements) exists between the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation as dominating company (herrschendes Unternehmen) and the relevant GmbH Guarantor as a dominated company (beherrschtes Unternehmen), provided that:

(1)	the GmbH Guarantor is a Subsidiary of the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation; or

(2)

the GmbH Guarantor and the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation are both Subsidiaries of a joint (direct or indirect) parent company with such parent company as dominating entity (herrschendes Unternehmen), in each case unless the mere existence of such DPLA does not lead to the inapplicability of § 30 (1) sentence 1 GmbHG;

(C)

if and to the extent any payment under the Limited Upstream Obligation is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the GmbH Guarantor against the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation; or

(D)

if the relevant GmbH Guarantor has not complied with its obligations pursuant to Section 11.03(a)(3)(iii) and/or Section 11.03(a)(3)(iv) (as applicable) below; however, if and to the extent that the relevant Limited Upstream Obligation has been enforced without regard to the restrictions contained in this Section 11.03(a)(3) because the Management Notification and/or the Auditor’s Determination has not (or not in a timely manner) been delivered pursuant to Section 11.03(a)(3)(iii) and/or Section 11.03(a)(3)(iv) (as applicable) below, but the Auditor’s Determination has then been delivered within four (4) months from its due date in accordance with Section 11.03(a)(3)(iv) below, the Trustee shall upon demand of the GmbH Guarantor to the Trustee repay any amount received from the GmbH Guarantor which pursuant to the Auditor’s Determination would not have been available for enforcement, if the Auditor’s Determination had been delivered in a timely manner.

(iii)

If the relevant GmbH Guarantor does not notify the Trustee within fifteen (15) Business Days after the making of a demand against that German GmbH Guarantor under the relevant Limited Upstream Obligation:

(A)	to what extent such Limited Upstream Obligation is an upstream or cross-stream guarantee or indemnity; and

(B)

to what extent a GmbH Capital Impairment would occur as a result of an enforcement of the Limited Upstream Obligation (setting out in reasonable detail the amount of its GmbH Net Assets, providing an up-to-date pro forma balance sheet), then the restrictions set out in Section 11.03(a)(3)(i) above shall cease to apply until a Management Notification has been provided.

(iv)

if the Trustee disagrees with the Management Notification, it may within twenty (20) Business Days of its receipt, request the relevant GmbH Guarantor to provide to the Trustee within forty-five (45) Business Days of receipt of such request a determination by the Auditors or any other auditors of international standard and reputation appointed by the GmbH Guarantor (at its own cost and expense) setting out in reasonable detail the amount in which the payment and/or enforcement under the Limited Upstream Obligation would cause a GmbH Capital Impairment subject to the terms set out under this Section 11.03(a)(3). Save for manifest errors, the Auditor’s Determination shall be binding on all parties.

(v)

If, after it has been provided with an Auditor’s Determination which prevented it from demanding any or only partial payment under the Limited Upstream Obligation, the Trustee ascertains in good faith that the financial conditions of the GmbH Guarantor as set out in the Auditor’s Determination has substantially improved, the Trustee (acting reasonably) may, at the GmbH Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the GmbH Guarantor by applying the same principles that were used for the preparation of the Auditor’s Determination by the auditors who prepared the Auditor’s Determination in order for such Auditors to determine whether (and, if so, to what extent) the GmbH Capital Impairment has been cured as result of the improvement of the financial condition of the GmbH Guarantor. The Trustee may not arrange for the preparation of an Auditor’s Determination prior to the expiry of three (3) months from the date of the issuance of the preceding Auditor’s Determination. The Trustee may only demand payment under the Limited Upstream Obligation to the extent the Auditors determine that the GmbH Capital Impairment have been cured.

(vi)	The GmbH Net Assets shall be adjusted as follows:

(A)

the amount of any increase in the registered share capital of the relevant GmbH Guarantor which was carried out after the relevant GmbH Guarantor became a Party and made from retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) shall be deducted from the amount of the registered share capital (Stammkapital) of the relevant GmbH Guarantor if it is expressly prohibited under the Finance Documents and has been carried out without the prior written consent of the Trustee;

(B)	the amount of non-distributable assets according to § 253 (6) HGB shall not be included in the calculation of GmbH Net Assets;

(C)	the amount of non-distributable assets according to § 268 (8) HGB shall not be included in the calculation of GmbH Net Assets;

(D)	the amount of non-distributable assets according to § 272 (5) HGB shall not be included in the calculation of GmbH Net Assets; and

(E)	loans or other liabilities incurred by the relevant GmbH Guarantor in willful or grossly negligent violation of the Finance Documents shall not be taken into account as liabilities.

(vii)

Where a GmbH Guarantor claims in accordance with the provisions of this Section 11.03(a)(3) that the Guarantee can only be enforced in a limited amount, it shall realise, to the extent lawful and within reasonable opinion commercially justifiable, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets and are not necessary for the relevant German GmbH Guarantor’s business (nicht betriebsnotwendig).

(4)	Liquidity Impairment Limitation Language

(i)

Save as set out in this Section 11.03(a)(4), the Trustee shall not enforce, and any German Guarantor shall have a defence (Einrede) against, any Limited Upstream Obligation if and to the extent a payment and/or enforcement in respect of a Limited Upstream Obligation would cause a Liquidity Impairment for such German Guarantor.

(ii)

Sections 11.03(a)(3)(iii), 11.03(a)(3)(iv), 11.03(a)(3)(v) and 11.03(a)(3)(vii) above (including the repayment contemplated in Section 11.03(a)(3)(ii)(D)) shall apply mutatis mutandis to the restriction in Section 11.03(a)(4)(i) above.

(5)

Where the provisions of this Section 11.03(a) apply to a limited partnership (Kommanditgesellschaft), all references to the assets of a German Guarantor shall mutatis mutandis include a reference to the assets of the general partner (Komplementär) of such limited partnership (Kommanditgesellschaft).

(6)

In addition to the restrictions set out in Sections 11.03(a)(2) through 11.03(a)(5), if a German Guarantor demonstrates that, according to the decisions of the German Federal Supreme Court (Bundesgerichtshof) or a higher regional court of appeals (Oberlandesgericht), the payment under and/or enforcement of any Limited Upstream Obligation against such German Guarantor would result in personal liability of its managing director(s) (Geschäftsführer) or director(s) (Vorstände) for a reimbursement of payments and/or enforcements made under any Limited Upstream Obligation (including, without limitation, pursuant to §§ 30, 31, 43 GmbHG, § 93 AktG, § 15b InsO and/or § 826 BGB), the German Guarantor shall have a defence (Einrede) against the Limited Upstream Obligation to the extent required in order not to incur such liability.

(7)

The restrictions set out in this Section 11.03(a) do not affect the rights of the Trustee to claim any outstanding amount again at a later point in time if and to the extent the restrictions set out in this Section 11.03(a) would allow such claim at that later point in time.

(8)

For the avoidance of doubt, the validity and enforceability of any Limited Upstream Obligation granted by a German Guarantor or of any subsidiary of a German Guarantor in respect of any borrowing liabilities which are owed by German Guarantor or any of its subsidiaries shall not be limited under this Section 11.03(a).

(9)

Nothing in this Section 11.03(a) shall prevent the Trustee or a German Guarantor from claiming in court that payments under and/or an enforcement of the Limited Upstream Obligations do or do not fall within the scope of §§ 30, 31, 43 GmbHG, §§ 57, 71a, 93, 278 (3) AktG, § 15b (5) InsO, Art. 5 SE Regulation and/or § 826 BGB (as applicable).

(10)	Nothing in this Section 11.03(a) shall constitute a waiver (Verzicht) of any right granted under this Indenture or any other Notes Document to the Trustee or any Holder or vice versa.

(11)

Each reference in this Section 11.03(a)to a statutory provision shall be construed to be a reference to the relevant equivalent statutory provision (if any) as amended, re-enacted or replaced from time to time.

(12)

Notwithstanding anything to the contrary in this Indenture, this Section 11.03(a) and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.

(b)	Luxembourg Guarantee Limitations.

(1)

Notwithstanding any other provision of this Indenture, the maximum liability of any Luxembourg Guarantor under this Indenture for the obligations of the Issuer or any Guarantor which is not a direct or indirect subsidiary of the Luxembourg Guarantor shall be limited at any time to an aggregate amount not exceeding the higher of:

(i)

ninety five (95) per cent. of such Luxembourg Guarantor’s own funds (capitaux propres), as referred to in article 34 of the Luxembourg law dated December 19, 2002 on the commercial register and annual accouonts as amended (the “2002 Law”), and as implemented by the Gran-Ducal regulation dated December 18, 2015 setting out the form and the content of the presentation fo the balance sheet and profit and loss account (the “Regulation”)), increased by the amount of any Intra-Group Liabilities (defined below) each reflected in that Luxembourg Guarantor’s most recent financial statements and, prior to the delivery of the first financial statements, other relevant documents available to the Trustee and determined as at the date of this Indenture; and

(ii)

ninety five (95) per cent. of such Luxembourg Guarantor’s own funds (capitaux propres), as referred to in article 34 of the 2002 Law as implemented by the Regulation, increased by the amount of any Intra-Group Liabilities each as reflected in the Luxembourg Guarantor’s most recent financial statements and prior to the delivery of the first financial statements, other relevant documents available to the Trustee and determined as at the date on which a demand is made under the guarantee.

(2)

For the purposes of this Section 11.03(b), “Intra-Group Liabilities” means all existing liabilities owed by the Luxembourg Guarantor to any other member of the group of companies to which it belongs and that have not been financed (directly or indirectly) by a borrowing under this Indenture.

(3)

The above limitation shall not apply in respect of any amounts due under this Indenture by a guarantor which is not a direct or indirect subsidiary of that Luxembourg Guarantor and which have been on-lent to or made available by whatever means, directly or indirectly, to that Luxembourg Guarantor or any of its direct or indirect Subsidiaries.

(4)

Notwithstanding anything to the contrary, no Luxembourg Guarantor guarantees any amounts due under this Indenture if and to the extent the granting of a guarantee for such amounts would constitute an unlawful financial assistance violating article 1500-7 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended.

Section 11.04 Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 11.05 No Waiver.

Neither a failure nor a delay on the part of either the Trustee, the Security Agent or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.06 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.07 Execution of Supplemental Indenture for Future Guarantors.

(a) Each Restricted Subsidiary which will become or is required to become a Guarantor pursuant to Section 4.14 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit D to this Indenture, pursuant to which such Subsidiary shall become a Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.

(b) Certain Subsidiaries of the Issuer which will guarantee or be required to guarantee the Senior Term Facilities or certain other Indebtedness permitted under this Indenture, subject to the Intercreditor Agreement and the Agreed Security Principles, shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit D to this Indenture, pursuant to which such Subsidiary shall become a Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations and accede to the Intercreditor Agreement.

Section 11.08 No Notation Required.

The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

Section 11.09 Release of Note Guarantees.

The Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged upon:

(a) a direct or indirect sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of (i) the Capital Stock of such Guarantor (as a result of which such Guarantor would no longer be a Restricted Subsidiary), or (ii) all or substantially all the assets of the Guarantor, to a Person other than the Issuer or a Restricted Subsidiary and otherwise in compliance with this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement;

(b) the designation in accordance with Section 4.12 of the Guarantor as an Unrestricted Subsidiary;

(c) payment in full of principal, interest and all other obligations on the Notes or Legal Defeasance or Covenant Defeasance under Article 8 hereof or satisfaction and discharge of this Indenture under Article 10 hereof;

(d) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement, including in respect of the provisions relating to an IPO Debt Pushdown;

(e) upon the release or discharge of the Guarantee and any other obligations of such Guarantor under the Senior Term Facilities Agreement, provided that such Guarantor is not providing a Guarantee in respect of any other Credit Facility that replaces the Senior Term Facilities Agreement at such time that will not also be released substantially simultaneously with the release of the Notes Guarantee and/or a Guarantee under the Senior Term Facilities Agreement;

(f) as described in Section 4.14(e) hereof;

(g) upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with Section 5.01;

(h) in connection with a Permitted Transaction;

(i) upon the achievement of Investment Grade Status by the Notes; and

(j) as described in Article 9 hereof.

Upon any occurrence giving rise to a release of a Note Guarantee, as specified in this Section 11.09, the Trustee, upon receipt of an Officer’s Certificate from the Issuer in accordance with the provisions of Section 14.03, which the Trustee shall be entitled to rely on absolutely and without further inquiry, will take all necessary actions at the reasonable request and cost of the Issuer, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, to effectuate any release of a Note Guarantee in accordance with these provisions, subject to customary protections and indemnifications. Each of the releases set forth above shall be effected by the Trustee without the consent of the Holders and will not require any other action or consent on the part of the Trustee. None of the Issuer, the Trustee or any Guarantor will be required to make a notation on the Notes to reflect any such release, termination or discharge. The Issuer may in its sole discretion, and without prejudice to any future election in relation thereto, elect to have any Note Guarantee remain in place as opposed to being released.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.09 will remain liable for the full amount of principal of, premium, if any, interest and Additional Amounts, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

CHARGED PROPERTY, SECURITY AND INTERCREDITOR AGREEMENT

Section 12.01 The Charged Property.

(a) Except as provided for in Section 4.06, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of, premium on, and interest (to the extent lawful) and Additional Amounts, if any, on the Notes and the Note Guarantees thereof and performance of all other obligations under this Indenture, and the Notes and the Note Guarantees and the Transaction Security Documents, shall be secured by Liens, subject to Permitted Liens, as provided in the Transaction Security Documents which the Issuer and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and shall be secured by all Transaction Security Documents hereafter delivered as required or permitted by this Indenture, the Transaction Security Documents and the Intercreditor Agreement.

(b) Each of the Issuer, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuer and the Guarantors of those obligations, except that such demand shall only be made with the prior written notice to the Trustee and as permitted under the Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c) The Security Agent shall not be responsible for the legality, validity, effectiveness, suitability, adequacy or enforceability of the Transaction Security Documents or any obligation or rights created or purported to be created thereby or pursuant thereto or any security or the priority thereof constituted or purported to be constituted thereby or pursuant thereto, nor shall it be responsible or liable to any person because of any invalidity of any provision of such documents or the unenforceability thereof, whether arising from statute, law or decision of any court.

(d) The Issuer and the Guarantors hereby agree that the Security Agent shall hold the Charged Property in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Transaction Security Documents and the Intercreditor Agreement and the Security Agent and the Trustee are hereby authorized to execute and deliver the Transaction Security Documents and the Intercreditor Agreement (including any other agreements, deeds or other documents in relation thereto) on behalf of all of the Holders. The declaration of trust pursuant to which the Security Agent declares itself trustee of the Charged Property (to the extent permitted by the applicable law), for which it will hold on trust for the Topco Secured Parties (as such term is defined in the Intercreditor Agreement), is contained in the Intercreditor Agreement.

(e) Each Holder, by its acceptance of any Notes and the Note Guarantees thereof, shall be deemed (without any further consent of the Holders) to have:

(1) appointed and authorized the Security Agent and the Trustee to give effect to the provisions in the Intercreditor Agreement, any Additional Intercreditor Agreements and the Transaction Security Documents and perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the Transaction Security Documents securing such Indebtedness, together with any other incidental rights, power and discretions;

(2) agreed to be bound by the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Transaction Security Documents; and

(3) irrevocably appointed the Security Agent and the Trustee to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Transaction Security Documents (including the execution of, and compliance with, any waiver, modification, amendment, renewal or replacement expressed to be executed by the Trustee or the Security Agent on its behalf).

(f) The Trustee and each Holder, by accepting the Notes and the Note Guarantees thereof, acknowledges that, as more fully set forth in the Transaction Security Documents and the Intercreditor Agreement, the Charged Property as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Transaction Security Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Transaction Security Documents and the Intercreditor Agreement and actions that may be taken thereunder.

(g) Subject to the terms of this Indenture and the Intercreditor Agreement and the Transaction Security Documents, the Issuer and the Guarantors shall have the right to remain in possession and retain exclusive control of the Charged Property securing the Notes, to freely operate the Charged Property and to collect, invest and dispose of any income therefrom.

(h) Neither the Trustee nor the Security Agent nor any of their respective officers, directors, managers, employees, attorneys or agents will be responsible or liable for the existence, genuineness or value of any property securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Transaction Security Documents, for the priority or sufficiency of any Lien, or for any defect or deficiency as to any such matters.

Section 12.02 Limitations on the Charged Property.

(a) The Liens will be limited as necessary to recognize certain defenses generally available to providers of Liens (including those that relate to fraudulent conveyance or transfer, thin capitalization, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

Section 12.03 Impairment of Security Interest.

(a) The Parent and the Issuer shall not, and the Issuer shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take any action that would have the result of materially impairing the Security Interest with respect to the Charged Property (it being understood that (i) the Incurrence of Permitted Collateral Liens, or the confirmation or affirmation of security interests in respect of the Charged Property, (ii) the occurrence of or implementation or any step in the Transaction or any Permitted Transaction and (iii) the implementation of an IPO Pushdown shall under no circumstances be deemed to materially impair the Security Interest with respect to the Charged Property) for the benefit of the Trustee and the Holders, and the Parent and the Issuer shall not, and the Issuer shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Transaction Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, any interest in any of the Charged Property that is prohibited by Section 4.11; provided, that the Parent, the Issuer and its Restricted Subsidiaries may Incur any Lien over any of the Charged Property that is not prohibited by Section 4.11, including Permitted Collateral Liens, and the Charged Property may be discharged, transferred or released in any circumstances not prohibited by this Indenture, the Intercreditor Agreement or the Transaction Security Documents.

(b) Notwithstanding Section 12.03(a), nothing in this Section 12.03 shall restrict the discharge, transfer or release of any Charged Property or Lien in any circumstance in accordance with this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Transaction Security Documents. Subject to the foregoing, the Transaction Security Documents may be amended, extended, renewed, restated, supplemented, replaced or otherwise modified or released (1) to cure any ambiguity, omission, defect or inconsistency therein; (2) for the purposes of Incurring Permitted Collateral Liens; (3) to add to the Charged Property; (4) for the purposes of undertaking any Permitted Transaction, a Permitted Tax Restructuring, an IPO Pushdown, the Transaction and/or a transaction not prohibited by Section 5.01; (5) to make any other change thereto that does not adversely affect the Holders in any material respect; or (6) to amend, extend, renew, restate, supplement, replace or otherwise modify or release any Transaction Security Documents followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets; provided, however, that in the case of Sections 12.03(b)(5) and 12.03(b)(6), no Transaction Security Document may be amended, extended, renewed, restated, supplemented, replaced or otherwise modified or released, unless contemporaneously with such amendment, extension, renewal, restatement supplement, replacement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Issuer delivers to the Security Agent and the Trustee, either (i) a solvency opinion, in form and substance reasonably satisfactory to the Security Agent and the Trustee, from an Independent Financial Advisor or appraiser or investment bank of international standing which confirms the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, replacement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), (ii) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the person granting any such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, replacement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), or (iii) an Opinion of Counsel (subject to any qualifications customary for this type of Opinion of Counsel), in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, replacement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Transaction Security Document, so amended, extended, renewed, restated, supplemented, replaced, modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, replacement, modification or release and to which the new Indebtedness secured by the Permitted Collateral Lien is not subject.

(c) In the event that the Issuer and its Restricted Subsidiaries comply with this Section 12.03, the Trustee and the Security Agent shall (subject to the provisions of the Intercreditor Agreement and Article 7 hereof) consent to such actions without the need for instructions from the Holders.

Section 12.04 Release of Liens.

Subject to the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement, release of the Security Interests in respect of the Charged Property will be permitted under any one or more of the following circumstances:

(1) other than the Liens over the Capital Stock of the Issuer, in connection with any sale or other disposition of Charged Property to (a) a Person that is not the Issuer or a Restricted Subsidiary (but excluding any transaction subject to Section 5.01), if such sale or other disposition does not violate Section 4.09 and is otherwise not prohibited by this Indenture or (b) any Restricted Subsidiary; provided that this Section 12.04(1)(b) shall not be relied upon in the case of a transfer of Capital Stock or of accounts receivable (including intercompany loan receivables and hedging receivables) to a Restricted Subsidiary (except to a Securitization Subsidiary) unless the relevant property and assets remain subject to, or otherwise become subject to, a Lien in favor of the Notes following such sale or disposal;

(2) in the case of a Guarantor that is released from its Note Guarantee pursuant to the terms of this Indenture, the release of the property and assets, and Capital Stock, of such Guarantor;

(3) as described in Article 9 hereof and Section 4.11;

(4) upon payment in full of principal, interest and all other obligations on the Notes, or Legal Defeasance or Covenant Defeasance under Article 8 hereof or satisfaction and discharge of this Indenture under Article 10 hereof;

(5) if the Issuer designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property and assets, and Capital Stock, of such Unrestricted Subsidiary, and the release of any assets designated by the Issuer as Receivables Assets in connection with a Receivables Facility;

(6) in connection with the granting of Liens on such property or assets, which may include Charged Property, or the sale or transfer of such property or assets, which may include Charged Property, in each case pursuant to a Qualified Securitization Financing;

(7) in connection with a Permitted Transaction; or

(8) as otherwise permitted in accordance with this Indenture.

In addition, the Security Interests created by the Transaction Security Documents will be released (a) in accordance with the Intercreditor Agreement or any Additional Intercreditor Agreement, including in respect of the provisions relating to an IPO Debt Pushdown and (b) as may be permitted by Section 12.03.

The Security Agent and the Trustee (but only if required) will take all necessary action reasonably requested by, and at the cost of, the Issuer to effectuate any release of Charged Property securing the Notes and the Note Guarantees, in accordance with this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Transaction Security Document. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee (unless action is required by it to effect such release). The Security Agent and the Trustee shall be entitled to request and rely solely upon an Officer’s Certificate and Opinion of Counsel, each certifying which circumstance, as described above, giving rise to a release of the Security Interests has occurred, and that such release complies with this Indenture.

Section 12.05 Additional Intercreditor Agreements.

(a) At the request of the Issuer, in connection with the Incurrence by the Issuer or any of its Restricted Subsidiaries of (1) any Indebtedness secured on Charged Property or as otherwise required or not prohibited herein; and (2) any Refinancing Indebtedness in respect of Indebtedness referred to in Section 12.05(a)(1), the Issuer, the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders (taken as a whole)), including substantially the same terms with respect to release of Note Guarantees and priority and release of the Security Interests; provided that (A) such Additional Intercreditor

Agreement will not impose any personal obligations on the Trustee or the Security Agent or, in the reasonable opinion of the Trustee or the Security Agent, as applicable, adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee or the Security Agent under this Indenture, any Additional Intercreditor Agreement or the Intercreditor Agreement; and (B) if more than one such intercreditor agreement is outstanding at any time, the correlative terms of such intercreditor agreements must not conflict.

(b) At the direction of the Issuer and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to:

(1) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement;

(2) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Issuer or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes and the Note Guarantees);

(3) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement;

(4) further secure the Notes (including Additional Notes);

(5) make provision for equal and ratable pledges of the Charged Property to secure Additional Notes;

(6) to facilitate a Permitted Tax Restructuring, a Permitted Reorganization or the Transaction;

(7) implement any Permitted Collateral Liens;

(8) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof; or

(9) make any other change to any such agreement that does not adversely affect the Holders (taken as a whole) in any material respect, making all necessary provisions to ensure that the Notes and the Note Guarantees are secured by Liens of equivalent priority over the Charged Property.

The Issuer shall not otherwise direct the Trustee or the Security Agent to enter into any amendment to any Intercreditor Agreement or Additional Intercreditor Agreement, other than: (i) in accordance with this Section 12.05(b); (ii) with the consent of the requisite majority of Holders, except as otherwise permitted under Article 9; or (iii) as otherwise permitted by such Intercreditor Agreement or Additional Intercreditor Agreement, and the Issuer may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or the Security Agent or, in the reasonable opinion of the Trustee or the Security Agent, adversely affect their respective rights, duties, liabilities, indemnities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(c) In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Trustee (and Security Agent, if applicable) shall consent on behalf of the requisite majority of Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, that such transaction would comply with Section 4.06.

Section 12.06 Appointment of Security Agent.

The parties hereto acknowledge and agree, and each Holder by accepting a Note acknowledges and agrees, that the Issuer hereby appoint Goldman Sachs Bank USA to act as Security Agent hereunder in respect of the Charged Property under the Transaction Security Documents in accordance with the Intercreditor Agreement. Goldman Sachs Bank USA hereby accepts its appointment and is directed and instructed to enter into the Transaction Security Documents. Any resignation or replacement of the Security Agent shall be made in accordance with the terms of the Intercreditor Agreement.

The Security Agent hereunder shall have such duties and responsibilities as are explicitly set forth herein and in the respective Transaction Security Documents and the Intercreditor Agreement and no others. Furthermore, the liability of the Security Agent shall be limited as set forth in the Intercreditor Agreement. In the event there is an inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the “Security Agent Provisions”) as contained in the Intercreditor Agreement and this Indenture, on the one hand, and in any of the other Notes Documents, on the other hand, the Security Agent Provisions contained in this Notes Indenture and the Intercreditor Agreement shall prevail and apply.

Section 12.07 Authorization of Actions to Be Taken by the Trustee.

Subject to the provisions of Section 7.01 and Section 7.02 and the terms of the Transaction Security Documents (including any consent of the Holders required thereunder), the Trustee may, in its sole discretion, direct, on behalf of the Holders, the Security Agent to take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Transaction Security Documents or the Intercreditor Agreement; and

(2) collect and receive any and all amounts payable in respect of the Obligations of the Issuer or any Guarantor hereunder.

Subject to the provisions hereof and the Transaction Security Documents, the Trustee and/or the Security Agent will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Charged Property by any acts that may be unlawful or in violation of the Transaction Security Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Charged Property (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee and/or the Security Agent).

Section 12.08 Authorization of Receipt of Funds by the Trustee Under the Transaction Security Documents.

The Trustee and/or the Security Agent is authorized to receive any funds for the benefit of the Holders distributed under the Transaction Security Documents or Intercreditor Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

ARTICLE 13

NOTE GUARANTEE SUBORDINATION

Section 13.01 Agreement to Subordinate.

Each Guarantor agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Note Guarantees is subordinated in right of payment, to the extent and in the manner provided in the Intercreditor Agreement and any Additional Intercreditor Agreement, to the prior payment in full of all Senior Indebtedness of such Guarantor (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness. Each Holder, by accepting the Notes, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement and any Additional Intercreditor Agreement.

Section 13.02 Notice.

The Issuer and each Guarantor will promptly notify the Trustee and the Paying Agent of any facts known to them that would cause a payment of any obligations with respect to a Note Guarantee to violate the Intercreditor Agreement or any Additional Intercreditor Agreement, but failure to give such notice will not affect the subordination of the Note Guarantee to the Senior Indebtedness as provided in the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 13.03 Turnover.

If at any time on or before the date on which the Senior Indebtedness has been paid and fully discharged the Trustee or any Holder receives a payment or distribution in respect of or on account of any Note Guarantee in violation of the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement, subject to the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement, the Trustee or such Holder, as the case may be, shall promptly pay all amounts and distributions received to the Security Agent to the extent provided for in the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 13.04 Authorization to Effect Subordination.

Each Holder, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary, or appropriate to effectuate the subordination as provided in the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.

Section 13.05 Reliance by Holders of Senior Indebtedness.

Each Holder, by the Holder’s acceptance thereof, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Indebtedness of any Guarantor, regardless of whether such Senior Indebtedness was acquired before or after the issuance of the Notes or any relevant Note Guarantee, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Section 13.06 Subject to the Intercreditor Agreement.

This Indenture is entered into with the benefit of and subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement. The rights and benefits of the Topco Creditors (as defined in the Intercreditor Agreement) are limited by and subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement. The Senior Secured Creditors (as defined in the Intercreditor Agreement), acting through agents or trustees, have third party beneficiary rights in respect of such statements.

ARTICLE 14

MISCELLANEOUS

Section 14.01 Notices.

Any notice or communication by the Issuer or the Trustee to the others is duly given if in writing in English and by publication on the website or online data system maintained in accordance with Section 4.02 or delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer or any Guarantor:

BK LC Lux Finco 1 S.à r.l.

40, avenue Monterey

L-2163 Luxembourg

Grand Duchy of Luxembourg

Attention: [***]

with copies to:

Kirkland & Ellis International LLP

30 St Mary Axe

London EC3A 8AF

United Kingdom

Facsimile: [***]

Attention: [***]

If to the Trustee, the Principal Paying Agent and Transfer Agent:

Glas Trust Company LLC

3 Second Street

Suite 206

Jersey City, New Jersey 07311

USA

Attention: [***]

Email: [***]

If to the Security Agent:

Goldman Sachs Bank USA

200 West Street

New York, NY 10282

USA

Attention: [***]

Email: [***]

The Issuer, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices to Holders of Notes will be validly given if electronically delivered or mailed to them at their respective addresses in the register of the Holders, if any, maintained by the registrar. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to the Relevant Clearing Systems in accordance with the applicable procedures of the Relevant Clearing Systems, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of book-entry interests. To the extent the mandatory rules and procedures of the Relevant Clearing Systems conflict with any such requirements, a notice will be deemed to satisfy the requirements of this Indenture if it complies with the mandatory rules and procedures of the Relevant Clearing Systems. In addition, if and for so long as the Notes are listed on the Official List of the Exchange and if and to the extent that the rules of the Authority so require, notices of the Issuer with respect to the Notes will be sent to the Authority.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to electronically deliver or mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is electronically delivered or mailed in the manner provided above, it is duly given, whether or not the addressee receives it. If a notice or communication is given through a Relevant Clearing System, it is duly given on the day the notice is given to such Relevant Clearing System.

If the Issuer electronically delivers or mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

All notices and communications shall be in the English language or accompanied by a translation into English certified as being a true and accurate translation. In the event of any discrepancies between the English and the other than English versions of such notices or communications, the English version of such notice or communication shall prevail.

Section 14.02 Communications.

(a) In no event shall any of the Agents, the Trustee or any affiliate an Agent or the Trustee be liable for any losses arising from any of the Agents, the Trustee or any of their respective affiliates receiving or transmitting any data from the Issuer or the Guarantors, any authorized Person or Officer or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or email.

(b) The parties hereto accept that some methods of communication are not secure and neither the Trustee, any Agent nor any of their respective affiliates shall incur no liability for receiving instructions via any such non-secure method. Each of the Agents, the Trustee or any of their respective affiliates is authorized to comply with and rely upon any such notice, instructions or other communications believed by it to have been sent or given by an authorized Person or Officer or an appropriate party to the transaction (or authorized representative thereof). The Issuer or an authorized officer of the Issuer shall use all reasonable endeavors to ensure that instructions transmitted to an Agent, the Trustee or any of their respective affiliates pursuant to this Indenture are complete and correct. Any instructions shall be conclusively deemed to be valid instructions from the Issuer or authorized officer of the Issuer to such Agent, Trustee or any of their respective affiliates for the purposes of this Indenture.

Section 14.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance satisfactory to the Trustee (which must include the statements set forth in Section 14.04 hereof) stating that, in the opinion of the signer, all conditions precedent provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with (provided that any such Opinion of Counsel may assume matters of fact, including as a factual matter that one or more conditions precedent have occurred).

Section 14.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition precedent provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition precedent has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such condition precedent has been complied with.

Section 14.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06 No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No director, manager, officer, employee, incorporator or stockholder of the Issuer or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 14.07 Governing Law.

THIS INDENTURE AND THE NOTES, INCLUDING ANY NOTE GUARANTEES, AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. FOR THE AVOIDANCE OF DOUBT, THE GOVERNING LAW OF THIS INDENTURE AND THE NOTES MAY BE AMENDED WITH THE CONSENT OF HOLDERS OF AT LEAST A MAJORITY IN PRINCIPAL AMOUNT OF THE NOTES THEN OUTSTANDING (INCLUDING CONSENTS OBTAINED IN CONNECTION WITH A PURCHASE OF, OR TENDER OFFER OR EXCHANGE OFFER FOR, NOTES). FOR THE AVOIDANCE OF DOUBT, THE PROVISIONS OF ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW OF AUGUST 10, 1915 ON COMMERCIAL COMPANIES, AS AMENDED, ARE EXPRESSLY EXCLUDED.

Section 14.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.09 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Security Agent in this Indenture will bind their respective successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.03.

Section 14.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.13 Submission to Jurisdiction; Appointment of Agent.

The Issuer and each Guarantor irrevocably submit to the non-exclusive jurisdiction of any New York state or U.S. federal court located in the Borough of Manhattan in the City and State of New York over any suit, action or proceeding arising out of or relating to this Indenture, the Notes and the Note Guarantees. The Issuer and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection which they may have, pursuant to New York law or otherwise, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. In furtherance of the foregoing, the Issuer and each Guarantor incorporated outside the United States hereby irrevocably designate and appoint U.S. Newco (at its office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, DE 19808, United States) as its agent to receive service of all process brought against them with respect to any such suit, action or proceeding in any such court in the City and State of New York, such service being hereby acknowledged by it to be effective and binding service in every respect and the Guarantors incorporated outside the United States agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. U.S. Newco hereby accepts such appointment and hereby agrees to act as said agent for service of process. Copies of any such process so served shall also be given to the Issuer in accordance with Section 14.01 hereof, but the failure of the Issuer to receive such copies shall not affect in any way the service of such process as aforesaid.

Nothing in this Section shall limit the right of the Trustee or any Holder to bring proceedings against the Issuer in the courts of any other jurisdiction or to serve process in any other manner permitted by law.

Section 14.14 Power of Attorney.

If any party to this Indenture is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Indenture or any agreement or document referred to herein or made pursuant hereto, including any Note, and the relevant power or powers of attorney is or are expressed to be governed by the laws of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.

Section 14.15 Prescription.

Claims against the Issuer or any Guarantor for the payment of principal, premium, if any, or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed six years after the applicable due date for payment of interest.

Section 14.16 USA Patriot Act.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee, Security Agent, and Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agents. Accordingly, each of the parties agree to provide to the Trustee, Security Agent and Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and Agents to comply with Applicable Law.

[Signatures on following pages]

SIGNATURES

Dated as of April 29, 2021

BK LC LUX FINCO 1 S.À R.L., as Issuer

By:	/s/ Francis Zeler
Name: Title:	Francis Zeler Sole Manager

(Signature Page to Indenture)

BK LC LUX SPV S.À R.L., as Initial Guarantor

By:	/s/ Francis Zeler
Name: Title:	Francis Zeler Sole Manager

(Signature Page to Indenture)

BIRKENSTOCK GROUP B.V. & CO. KG, represented by its general partner (Komplementär) Birkenstock Administration B.V.

as Initial Guarantor,

By:	/s/ Andreas Grundhöfer
Name: Title:	Andreas Grundhöfer Managing Director

(Signature Page to Indenture)

BIRKENSTOCK US BIDCO, INC., as Initial Guarantor

By:	/s/ Nikhil Thukral
Name:	Nikhil Thukral
Title:	President

(Signature Page to Indenture)

BK LC LUX FINCO 2 S.À R.L., as Parent

By:	/s/ Francis Zeler
Name:	Francis Zeler
Title:	Sole Manager

(Signature Page to Indenture)

SIGNED for and on behalf of GLAS TRUST COMPANY LLC, as Trustee

By:	/s/ Martin Reed
Name:	Martin Reed
Title:	Senior Vice President

(Signature Page to Indenture)

SIGNED for and on behalf of

GLAS TRUST COMPANY LLC,

as Principal Paying Agent, Transfer Agent and Registrar

By:	/s/ Martin Reed
Name: Martin Reed
Title: Senior Vice President

(Signature Page to Indenture)

SIGNED for and on behalf of

GOLDMAN SACHS BANK USA,

as Security Agent

By:	/s/ Yasmine Bassili
Name: Yasmine Bassili
Title: Managing Director

(Signature Page to Indenture)

EXHIBIT A

1[FORM OF FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

BK LC Lux Finco 1 S.à r.l.

[5.25]% Senior Notes due 2029

[REGULATION S/RULE 144A]

ISIN:____________

Common Code: _________

No. ___	€[_______]

[BK LC Lux Finco 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252262 (the “Issuer”), for value received promises to pay to Banque Internationale à Luxembourg S.A., or its registered assigns, acting as common depositary (the “Common Depositary”) on behalf of Clearstream Banking S.A. and Euroclear Bank SA/NV, or their registered assigns, upon surrender hereof, the principal sum of [___] EURO, subject to any adjustments listed on the Schedule of Increases, Decreases or Exchanges of Interests in the Global Note attached hereto, on [April 30], 2029.]

Interest Payment Dates: [April 30] and [October 30], commencing [October 30], 2021. Record Dates: [The Clearing System Business Day immediately before the Interest Payment Date] / [April 15] and [October 15].

Date: ____________.

Reference is hereby made to the further provisions of this Note set forth herein, which further provisions shall for all purposes have the same effect as if set forth at this place.

[1]	Bracketed language to be flexed as appropriate for relevant series of Notes once broken out.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed by its duly authorized director, officer or other authorized signatory.

BK LC Lux Finco 1 S.à r.l.

By:
Name:
Title:

Certificate of Authentication

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: _____________

Signed for and on behalf of:

GLOBAL LOAN AGENCY SERVICES LIMITED

not in its personal capacity, but in its capacity as

Authentication Agent appointed by

GLAS Trust Company LLC,

as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

[5.25]% Senior Note due 2029

Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Indenture.

(1) Interest. BK LC Lux Finco 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252262 (the “Issuer”), promises to pay interest on the principal amount of this Note at [5.25]% per annum from April 29, 2021 until maturity. The Issuer will pay interest, in cash, semi-annually in arrears on [April 30] and [October 30] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing on [October 30], 2021. Each interest period will end on (but not include) the relevant interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. The Issuer shall pay interest on overdue principal and interest on the Notes will accrue, including Additional Amounts, if any, at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer will pay interest on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the Issuer delivers Global Notes to the Trustee for cancellation on a date that is on or after the record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of the Relevant Clearing System, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business (in Euroclear or Clearstream, as applicable) on the Clearing System Business Day immediately before the due date for such payment, where “Clearing System Business Day” means a day on which the Relevant Clearing System for which the global note representing the Notes is being held is open for business, or to the extent Definitive Registered Notes have been issued, Holders of record at the close of business on the [April 15] and [October 15] preceding the applicable interest payment date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose as provided in the Indenture or, at the option of the Issuer, payment of interest, Additional Amounts, if any, may be made by bank transfer to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium and Additional Amounts, if any, on all Global Notes and all other Notes, the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in euro.

(3) Paying Agent and Registrar. The Issuer initially appoints GLAS Trust Company LLC to act as Principal Paying Agent and Transfer Agent with respect to the Notes, and initially appoints GLAS Trust Company LLC to act as the Registrar. The Issuer may change any Paying Agent, Registrar or Transfer Agent without notice to any Holder. The Issuer or any of the Issuer’s Subsidiaries, acting as agent of the Issuer solely for this purpose, may act as Paying Agent or Registrar in respect of the Notes. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of such Notes. For so long as the Notes are listed on the Official List of the Exchange and if and to the extent that the rules of The International Stock Exchange Authority Limited (the “Authority”) so require, the Issuer will notify the Authority of any change of Paying Agent, Registrar or Transfer Agent in accordance with Section 14.01 of the Indenture and, in the case of Definitive Registered Notes, in addition to such notification, mail such notice by first-class mail to each Holder’s registered address, as it appears on the register for the Notes, with a copy to the Trustee.

(4) Indenture. The Issuer issued the Notes under the Indenture, dated as of April 29, 2021 (the “Indenture”), among, inter alios, the Issuer, the Guarantors party thereto, the Trustee and the Security Agent. The terms of the Notes include those stated in the Indenture. The Notes include all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of the Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Optional Redemption.

(a) At any time and from time to time prior to [April 30], 2024 the Issuer may, at its option, redeem the Notes, in whole or in part, upon giving notice as described under Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium with respect to the Notes as of, and accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date.

For purposes of this Note:

“Applicable Premium” means the greater of:

(1) 1% of the principal amount of such Note; and

(2) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (A) the redemption price of such Note at [April 30], 2024 (such redemption price (expressed in percentage of principal amount) being set forth in the table appearing in paragraph 5(d) of this Note (excluding accrued and unpaid interest)), plus (B) all required interest payments due on such Note to and excluding [April 30], 2024 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date (or, if greater than such Bund Rate, zero) plus 50 basis points; over

(b) the outstanding principal amount of such Note;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. For the avoidance of doubt, calculation of the Applicable Premium shall not be an obligation or duty of the Trustee or the Paying Agent.

“Bund Rate” as selected by the Issuer, means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity as officially compiled and published in the most recent financial statistics that have become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected in good faith by the Issuer) most nearly equal to the period from the redemption date to [April 30], 2024; provided, however, that if the period from the redemption date to [April 30], 2024 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to [April 30], 2024 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used; and provided, further, that in no case shall the Bund Rate be less than zero.

(b) At any time and from time to time prior to [April 30], 2024, the Issuer may, at its option, redeem an aggregate principal amount of Notes, upon giving notice as described under Section 3.03 of the Indenture, not to exceed the Net Cash Proceeds received by the Issuer from one or more Equity Offerings or a contribution to the Issuer’s common share capital made with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to [105.25]% of the principal amount of such Notes plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date; provided that:

(1) the aggregate principal amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes of the same series);

(2) at least 50% of the original aggregate principal amount of the Notes originally issued under the Indenture on the Issue Date (excluding Additional Notes of the same series) remains outstanding immediately after the occurrence of each such redemption (unless all Notes are redeemed substantially concurrently); and

(3) each such redemption occurs not later than 180 days after the closing of the related Equity Offering.

(c) At any time and from time to time on or prior to [April 30], 2024, the Issuer may, at its option, redeem all, but not less than all, of the outstanding Notes issued under the Indenture on the Issue Date (together with any Additional Notes), upon giving notice as described under Section 3.03 of the Indenture, with the Net Cash Proceeds received from a Qualified IPO at a redemption price equal to [105.25]% of the principal amount of such Notes, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date.

(d) At any time and from time to time on or after [April 30], 2024, the Issuer may, at its option, redeem the Notes in whole or in part, upon notice as described under Section 3.03 of the Indenture, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on [•] of the year indicated below:

Date	Redemption Price
2024	[102.6250]%
2025	[101.3125]%
2026, and thereafter	[100.0000]%

(e) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f) Notwithstanding the foregoing, in connection with any tender offer for any series of Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes of such series, in whole or in part, that remain outstanding following such purchase at a price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but excluding, the date of such redemption. Without prejudice to any provision of the Indenture regarding Notes deemed not to be outstanding for voting purposes if held by the Issuer or its Affiliates, in determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes of a series have validly tendered and not validly withdrawn Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer and such determination.

(g) Subject to the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement, the Issuer and its Subsidiaries may repurchase the Notes at any time and from time to time in the open market or otherwise.

(6) Redemption for Taxation Reasons.

(a) The Issuer may redeem the Notes in whole, but not in part, at any time at its discretion upon giving not less than 10 nor more than 60 days’ prior written notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but excluding the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(i) any change in, or amendment to, the law or treaties (or any regulations, official guidance or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(ii) any amendment to, or change in an official application, administration or written interpretation of such laws, treaties, regulations, official guidance or rulings (including by reason of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) (each of the foregoing in clause (i) and this clause (ii), a “Change in Tax Law”), a Payor is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts (or increased Additional Amounts) with respect to the Notes (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable). Such Change in Tax Law must be formally announced and become effective on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date). The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obliged to make at least one payment on the Notes and (b) mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to the Indenture.

(b) Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and that the obligation to pay Additional Amounts cannot be avoided by the relevant Payor taking reasonable measures available to it (but in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts) and (b) a written opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely conclusively on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without liability or further inquiry, in which event it will be conclusive and binding on the Holders.

(7) Mandatory Redemption or Sinking Fund. The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, the Issuer may be required to make offers to purchase Notes pursuant to Section 4.09 and Section 4.13 of the Indenture.

(8) Repurchase at Option of Holder. (a) If a Change of Control occurs, unless (i) a third party makes a Change of Control Offer or (ii) the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described in Section 8(b) of this Note, the Issuer will make an offer to purchase all of the Notes provided that Notes of €100,000 or less in principal amount may only be redeemed in whole and not in part) pursuant to the offer described in Section 4.13(b) of the Indenture (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date. Within 60 days following any Change of Control, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of the Relevant Clearing System or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of the Relevant Clearing System, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in Section 4.13 of the Indenture.

(b) The Issuer will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to the Indenture as described under Section 5 of this Note, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(c) The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.09(a) of the Indenture will be deemed to constitute “Excess Proceeds”. In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 4.09(c) of the Indenture, the Issuer will be required to commence an Asset Disposition Offer pursuant to Section 3.08 and Section 4.09(c) of the Indenture to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes (and if required or permitted by the terms of any other Pari Passu Indebtedness, to the holders or lenders of such Pari Passu Indebtedness) that may be purchased, prepaid or redeemed out of the Excess Proceeds at the offer price set forth in the Indenture.

(9) Notice of Redemption. Notice of redemption shall be given in accordance with Section 3.03 of the Indenture and the effect of notice of redemption is set forth in Section 3.04 of the Indenture.

(10) Denominations, Transfer, Exchange. The Notes are in global registered form without coupons in minimum denominations of €[100,000] and integral multiples of [€1,000] in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Registrar may not require a Holder to pay any Taxes and fees, except as otherwise set forth in the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

(11) Persons Deemed Owners. The Issuer, the Guarantors, the Trustee, the Security Agent, the Paying Agent, the Transfer Agent and the Registrar will be entitled to treat the registered Holder of a Note as the owner thereof for all purposes.

(12) Amendment, Supplement and Waiver. The provisions governing amendment, supplement and waiver are set forth in Article 9 of the Indenture.

(13) Defaults and Remedies. Events of Default and remedies are set forth in Article 6 of the Indenture.

(14) Trustee Dealings with Issuer. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.

(15) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) Authentication. This Note will not be valid until authenticated by the manual, electronic or facsimile signature of the Trustee or an authentication agent.

(17) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(18) ISIN Numbers and Common Codes. The Issuer has caused ISIN numbers and Common Codes to be printed on the Notes and the Trustee may use ISIN numbers and Common Codes in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(19) Governing Law. The Indenture and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the governing law of the Indenture and the Notes may be amended with the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). For the avoidance of doubt, the application of articles 470-1 to 470-19 (inclusive) of the Luxembourg law on commercial companies, dated 10 August 1915, as amended, is expressly excluded.

(20) Availability of Documents. Copies of the Indenture and the Notes will be made available at the office of the Issuer upon written request to the address of the Issuer on and after the grant of listing of the Notes.

(21) Subject to Intercreditor Agreement. Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture and the Intercreditor Agreement, as the same may be amended from time to time, and acknowledges that the claims of the Holders are subject to the Intercreditor Agreement. Each Holder, by accepting a Note, authorizes and requests the Security Agent to, on such Holder’s behalf, (i) make all undertakings, representations, offers and agreements of the Security Agent set forth in the Intercreditor Agreement and (ii) take all actions called for to be taken by the Security Agent in the Intercreditor Agreement.

ASSIGNMENT FORM

To assign the Note, fill in the form below:

(I) or (we) assign and transfer the Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 or 4.13 of the Indenture, check the appropriate box below:

☐ Section 4.09                    ☐ Section 4.13

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

€
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES, DECREASES OR EXCHANGES OF INTERESTS IN THE

GLOBAL NOTE

The initial aggregate principal amount of this Global Note is [ ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made (or otherwise in accordance with the applicable procedures of the Relevant Clearing System):

Date of Increase/Decrease/ Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Principal Paying Agent

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Issuer]

[Trustee]

Re: [5.25]% Senior Notes due 2029

[(Common Code                                     ; ISIN                                )]

Reference is hereby made to the indenture, dated as of April 29, 2021 (the “Indenture”), among, inter alios, BK LC Lux Finco 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252262 (the “Issuer”), GLAS Trust Company LLC, as trustee (the “Trustee”), GLAS Trust Company LLC, as Principal Paying Agent, Transfer Agent and Registrar and Goldman Sachs Bank USA, as Security Agent in respect of the Issuer’s [5.25]% Senior Notes due 2029. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                 , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €                             (the “Transfer”), to                                                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Registered Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Registered Note and in the Indenture and under the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and the transferred beneficial interest will be held immediately after such Transfer through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and under the Securities Act.

3. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Registered Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Registered Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Registered Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to an Effective Registration Statement. The Transfer is being effected in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

(d) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the

Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Registered Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Registered Notes and in the Indenture.

4. ☐ Check if Transfer is to the Issuer or any of its Subsidiaries. The transfer is being effected in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (ISIN: [•]; Common Code: [•]), or

(ii)	☐ Regulation S Global Note (ISIN: [•]; Common Code: [•]), or

(b)	☐ a Restricted Definitive Registered Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (ISIN: [•]; Common Code: [•]), or

(ii)	☐ Regulation S Global Note (ISIN: [•]; Common Code: [•]), or

(iii)	☐ Unrestricted Global Note (ISIN: [•]; Common Code: [•]), or

(b)	☐ a Restricted Definitive Registered Note, or

(c)	☐ an Unrestricted Definitive Registered Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Issuer]

[Trustee]

Re: [5.25]% Senior Notes due 2029

[(Common Code_________________; ISIN_________________)]

Reference is hereby made to the indenture, dated as of April 29, 2021 (the “Indenture”), among, inter alios, BK LC Lux Finco 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252262 (the “Issuer”), GLAS Trust Company LLC, as trustee (the “Trustee”), GLAS Trust Company LLC, as Principal Paying Agent, Transfer Agent and Registrar and Goldman Sachs Bank USA, as Security Agent in respect of the Issuer’s [5.25]% Senior Notes due 2029. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €___________ (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Registered Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Registered Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the U.S. Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Registered Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Registered Note in an equal principal amount, the Owner hereby certifies (i) the Definitive Registered Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Registered Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Registered Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Registered Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Registered Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Registered Note to Unrestricted Definitive Registered Note. In connection with the Owner’s Exchange of a Restricted Definitive Registered Note for an Unrestricted Definitive Registered Note in an equal principal amount, the Owner hereby certifies (i) the Unrestricted Definitive Registered Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Registered Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Registered Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Registered Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Registered Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Registered Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Registered Note in an equal principal amount, the Owner hereby certifies that the Restricted Definitive Registered Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Registered Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Registered Note and in the Indenture and under the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Registered Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Registered Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [•], among [name of New Guarantor[s]]1 (the “New Guarantor”), BK LC Lux Finco 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252262 (the “Issuer”) and GLAS Trust Company LLC, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture, under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuer and the Trustee, inter alios, have entered into an indenture, dated as of April 29, 2021 (as amended, supplemented, waived or otherwise modified) (the “Indenture”), providing for the issuance of the Issuer’s 5.25% Senior Notes due 2029;

WHEREAS, pursuant to Section 4.14 of the Indenture, [each of] the undersigned New Guarantor[s] is required to execute a supplemental indenture substantially in the form hereof or other appropriate agreement providing for such New Guarantor’s Note Guarantee on the same terms and conditions as those set forth in the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, [each of] the New Guarantor[s], the Issuer, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. Pursuant to, and subject to the provisions of and the limitations described under, Article 11 of the Indenture, the Agreed Security Principles and the Intercreditor Agreement, [each of][the] New Guarantor[s] (which term includes each other New Guarantor that hereinafter guarantees the Notes pursuant to the terms of the Indenture) hereby unconditionally and irrevocably guarantees, jointly and severally with each other New Guarantor and all Guarantors, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (i) the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, interest and Additional Amounts, if any, on the Notes (to the extent permitted by law), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case

[1]	Insert as appropriate.

of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each New Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guaranteed Obligations of [each of][the] New Guarantor[s] to the Holders and to the Trustee pursuant to the Indenture as supplemented hereby, are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

[Relevant limitations imposed by local law analogous to Section 11.02 of the Indenture to be inserted, if and as applicable].

3. Ratification of Indenture: Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder, by accepting the Notes whether heretofore or hereafter authenticated and delivered (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that [each of] the New Guarantor[s] and each Guarantor shall be released from all its obligations with respect to this Note Guarantee in accordance with the terms of the Indenture, including Section 11.09 and upon any defeasance of the Notes in accordance with Article 8.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY NOTE GUARANTEES, AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. FOR THE AVOIDANCE OF DOUBT, THE GOVERNING LAW OF THE INDENTURE AND THE NOTES MAY BE AMENDED WITH THE CONSENT OF HOLDERS OF AT LEAST A MAJORITY IN PRINCIPAL AMOUNT OF THE NOTES THEN OUTSTANDING (INCLUDING CONSENTS OBTAINED IN CONNECTION WITH A PURCHASE OF, OR TENDER OFFER OR EXCHANGE OFFER FOR, NOTES). FOR THE AVOIDANCE OF DOUBT, THE APPLICATION OF ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES, DATED 10 AUGUST 1915, AS AMENDED, IS EXPRESSLY EXCLUDED.

5. Submission to Jurisdiction. Each of the parties hereto irrevocably submit to the non-exclusive jurisdiction of any New York state or U.S. federal court located in the Borough of Manhattan in the City and State of New York over any suit, action or proceeding arising out of or relating to the Indenture, the Notes and the Note Guarantees. [Each of][The] New Guarantor[s] irrevocably waive, to the fullest extent permitted by law, any objection which they may have, pursuant to New York law or otherwise, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. In furtherance of the foregoing, [each of][the] New Guarantor[s] incorporated outside the United States hereby irrevocably designate and appoint U.S. Newco (at its office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, DE 19808, United States) as its agent to receive service of all process brought against them with respect to any such suit, action or proceeding in any such court in the City and State of New York, such service being hereby acknowledged by it to be effective and binding service in every respect and [each of][the] New Guarantor[s] incorporated outside the United States agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Copies of any such process so served shall also be given to the Issuer in accordance with Section 14.01 of the Indenture, but the failure of the Issuer to receive such copies shall not affect in any way the service of such process as aforesaid.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals of fact contained herein shall be treated as statements of the other parties hereto and not the Trustee.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF NEW GUARANTOR[S]], as New Guarantor

By:
Name:
Title:

[•], as Issuer

By:
Name:
Title:

SIGNED for and on behalf of [•], as Trustee acting by its two authorized signatories

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

AGREED SECURITY PRINCIPLES

1.	Agreed Security Principles

(a)	Capitalized terms used in this Exhibit E without definitions in this Indenture have the meanings assigned to them in the Intercreditor Agreement.

(b)

The guarantees and security to be provided under the Note Documents will be given in accordance with the security principles set out in this Exhibit E (the “Agreed Security Principles”). This Exhibit E identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided under any Note Document.

(c)

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(ii)

a key factor in determining whether or not (and the terms on which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes, notarial costs, translation costs and all applicable legal and notarial fees and adverse effects on the ability of the Group to obtain or maintain local facilities or other financing arrangements, including any factoring or similar arrangement in each case permitted under this Indenture) which will not be disproportionate to the benefit accruing to the Holders of obtaining such guarantee or security;

(iii)

members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their Officers or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any Officer of or for any member of the Group provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(iv)

guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Issuer and the Security Agent;

(v)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(vi)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(vii)

any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement (other than restrictions contained in the constitutional documents of a member of the Group or in any intra-Group loan agreement), which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document;

(viii)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Note Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an occurrence of an Event of Default which has resulted in a notice being served by the Trustee under Section 6.02 of this Indenture and such notice has not been withdrawn, cancelled or otherwise ceased to have effect (a “Declared Default”) which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this sub-paragraph (viii);

(ix)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(x)

no guarantee or security will be required to be given by or over any Acquired Person or Asset (and no consent shall be required to be sought with respect thereto) which are required to support Acquired Indebtedness to the extent such Acquired Indebtedness is permitted by this Indenture to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition permitted by this Indenture shall be required to become a Guarantor or grant security with respect to the Notes if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Indebtedness in respect of such Acquired Indebtedness) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Indebtedness the Incurrance of which is not prohibited by this Indenture and/or to the extent constituting a Permitted Lien unless specifically required by a Note Document to the contrary;

(xi)

to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security as a result of any assignment or transfer of the Notes by a Holder (and, unless explicitly agreed to the contrary in this Indenture, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Holder);

(xii)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xiii)

security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(xiv)

to the extent legally effective, all security will be given in favour of the Security Agent and not the Holders individually (with the Security Agent to hold one set of security documents for all the Holders); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents); no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Holder;

(xv)

guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group;

(xvi)

each security document shall be deemed not to restrict or condition any transaction permitted under this Indenture or the Intercreditor Agreement and the security granted under each security document shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(xvii)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(xviii)

the Topco Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Note Documents prior to the occurrence of a Declared Default which is continuing;

(xix)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xx)

other than a general filing relating to a floating charge or blanket lien, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group or not located in Canada, Germany, Luxembourg, the UK or the US (including any state thereof and the District of Columbia) (a “Guarantor Jurisdiction”, provided that if the Issuer or a Guarantor is incorporated in a jurisdiction which is not a Guarantor Jurisdiction, the jurisdiction of the Issuer or that Guarantor shall be a Guarantor Jurisdiction but only in relation to the Issuer or that Guarantor) or otherwise over the shares of a member of the Group not located in a Guarantor Jurisdiction; and

(xxi)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Topco Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) a Declared Default is continuing.

(d)	Notwithstanding any term of any Note Document, no loan or other obligation of any Guarantor incorporated in the US (a “US Obligor”) under any Note Document may be, directly or indirectly:

(i)	guaranteed by a CFC or by a FSHCO, or guaranteed by a Subsidiary of a CFC or FSHCO;

(ii)	secured by any assets of a CFC, FSHCO or a Subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(iii)	secured by a pledge or other security interest in equity interests in a CFC or a FSHCO in excess of sixty-five (65) per cent. of such equity interests of a CFC or FSHCO;

(iv)

secured by (A) leasehold interests in real property, unless otherwise elected by such US Obligor in its sole discretion, including any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters, (B) fee-owned real property, (C) motor vehicles, airplanes and other assets subject to certificates of title, (D) letter of credit rights (other than supporting obligations), (E) commercial tort claims, (F) cash and deposit, securities and commodity accounts, other than to the extent constituting proceeds of collateral that are not otherwise excluded assets, (G) any assets to the extent the security in such assets could, as determined by such US Obligor (acting reasonably and in good faith), result in material adverse US tax, accounting or regulatory consequences to any member of the Group or any of its direct or indirect owners (including the Investors), (H) equity interests issued by, or assets of, unrestricted subsidiaries, immaterial subsidiaries, broker-dealer subsidiaries, not-for-profit subsidiaries, special purpose entities, receivables subsidiaries and captive insurance subsidiaries, (I) equity interests issued by, or assets of, any person other than a material wholly-owned subsidiary incorporated in a Guarantor Jurisdiction, (J) a security interest to the extent the burden or cost (including adverse tax, regulatory or accounting consequences) of granting or perfecting such security interest outweighs the benefit of such security to the Topco Secured Parties, as determined by such US Obligor (acting reasonably and in good faith), (K) intent-to-use trademark applications prior to the filing of a statement of use, (L) any lease, license, permit, franchise, charter, authorization or agreement (and the assets subject thereto at the time of the acquisition of such assets) to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit, franchise, charter, authorization or agreement or result in the creation of a security interest thereunder or create a right of termination in favor of any other party thereto (other than a member of the Group) or otherwise require consent thereunder (provided that there shall be no obligation to obtain such consent) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), in each case excluding the proceeds thereof which are not otherwise excluded assets, (M) property subject to a purchase money agreement, capital lease or similar arrangement to the extent the creation of a security interest therein is prohibited thereby or creates a right of termination in favor of any other party thereto or otherwise requires third-party consent thereunder (other than a member of the Group), in each case excluding the proceeds thereof which are not otherwise excluded assets, (N) any assets located or titled outside of the U.S. or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required), (O) margin stock, (P) any property or assets, a security interest in which (x) is prohibited by law (including all applicable laws and regulations restricting assignments of, and security interests in, government receivables) or agreement binding on such property or asset at the time of its acquisition, (y) could require governmental or other third party consent pursuant to such agreement, approval, license or authorization (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or (z) would create a right of termination in favor of any government or third party, in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and (Q) any assets with respect to which granting a security interest in such assets could result in a material adverse effect on the ability of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Note Documents, excluding the proceeds thereof (to the extent not otherwise constituting excluded assets); or

(v)

guaranteed by any other Subsidiary or secured by a pledge of or security interest in any other Subsidiary or other asset, if it could, as determined by the Issuer (acting reasonably and in good faith), result in material adverse US tax, accounting or regulatory consequences to any member of the Group or any of its direct or indirect owners (including the Investors).

(e)

For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Obligor incorporated in Canada or any successor thereto, as part of its duties as the Security Agent, is hereby irrevocably authorized and appointed to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for all Topco Secured Parties, in order to hold any hypothec granted under the laws of the Province of Quebec pursuant to a deed of hypothec as security for any obligations of any member of the Group under any of the Note Documents and to exercise such rights and duties as are conferred upon a hypothecary representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Security Agent of any deed of hypothec made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. In the event of the resignation and appointment of a successor Security Agent such successor Security Agent shall also act as the successor hypothecary representative on behalf of all Topco Secured Parties, under each deed of hypothec without any further documentation or other formality being required to evidence the appointment of the successor hypothecary representative (subject to the registration of a notice of replacement as required by Article 2692 of the Civil Code of Québec). Notwithstanding any provision herein to the contrary, this provision shall be governed and construed in accordance with the laws of the Province of Quebec

(f)	The limitations described in paragraph (c) above shall not apply to the Initial Guarantors (or their successors).

2.	Guarantees

Subject to the guarantee limitations set out in the Note Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Guarantors under the Note Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Guarantors under the Note Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3.	Governing Law and Scope

(a)

The guarantees and security to be provided in respect of the Notes in accordance with the Agreed Security Principles are only to be given by Material Subsidiaries which are incorporated in the Guarantor Jurisdictions. No security or guarantees shall be required to be given by (or over the shares or investments in) (i) any entity not incorporated in a Guarantor Jurisdiction or (ii) any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly owned by another member of the Group.

(b)

All security (other than share security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. Any security over a Structural Intercompany Receivable (as defined in the Senior Term Facilities Agreement) will be, at the option of the Issuer, governed by the governing law of such structural intra-group loan document or English law.

4.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken in connection with the Notes:

(a)	security will not be enforceable or crystallise until the occurrence of a Declared Default which is continuing;

(b)

the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing (and, with respect to any security over shares, stocks or partnership interests of a Guarantor incorporated or organized in the United States, following five (5) Business Days’ prior written notice to the pledgor of such shares, stocks or partnership interests that the beneficiary of the security or Agent is exercising such rights);

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Note Documents; accordingly:

(i)

they should not contain additional representations, undertakings or indemnities (including in respect of insurance, information, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless required for the creation or perfection of security under applicable law; and

(ii)

nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if permitted by the terms of the other Note Documents (and accordingly to such extent, the Security Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security);

(d)

no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts);

(g)

security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually;

(h)

each security document must contain a clause which records that if there is a conflict between the security document and this Indenture or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Indenture or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Issuer, the Security Agent will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(i)	each security document must contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) permitted by the [Debt Documents] (as defined in the Intercreditor Agreement) (other than this Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

5.	Bank Accounts

(a)

If the Issuer or a Guarantor grants security over its material current bank accounts it will be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) until the occurrence of a Declared Default which is continuing. For the avoidance of doubt, there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of a Declared Default which is continuing.

(b)

Subject to paragraph (c) below, no notice of security may be prepared or served on and consent to the security requested from, the account bank until the occurrence of a Declared Default which is continuing.

(c)

If the Issuer or a Guarantor grants security over its material current bank accounts (and (x) the giving of notice of security is market practice in the relevant jurisdiction and (y) it is possible to give such notice of security without disrupting the operation of the account(s) in question, in each case as determined by the Issuer in its sole discretion), notice of the security will be served on the account bank in relation to applicable accounts within ten (10) Business Days from (and excluding) the date of the security document (or accession thereto) and the applicable grantor of the security will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the grantor of the security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business no notice of security will be served until the occurrence of a Declared Default which is continuing.

(d)

Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. No member of the Group will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(e)

If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of a Declared Default which is continuing.

6.	Fixed assets

Without prejudice to the Overriding Principle, if the Issuer or a Guarantor grants security over its material fixed assets it will be free to deal with those assets in the course of its business until the occurrence of a Declared Default which is continuing. No notice, whether to third parties or by attaching a notice to the fixed assets, will be prepared or given until the occurrence of a Declared Default which is continuing. No list of fixed assets shall be required.

7.	Insurance policies

(a)

If the Issuer or a Guarantor grants security over its material insurance policies (excluding any third party liability or public liability insurance and any directors and officers insurance in respect of which claims thereunder may be mandatorily prepaid, provided that the relevant insurance policy allows security to be so granted), notice of any security interest over insurance policies will only be served on an insurer of the Group assets upon written request of the Security Agent, which may only be given after the occurrence of a Declared Default which is continuing.

(b)

Prior to a Declared Default which is continuing, no loss payee or other endorsement will be made on the insurance policy, no insurance certificates shall be required to be delivered to any Secured Party and no Secured Party will be named as co-insured.

8.	Intellectual property

No fixed security shall be granted over intellectual property prior to a Declared Default which is continuing provided that a floating charge and/or all asset security shall be granted over intellectual property to the extent required pursuant to paragraph 12 (The Overriding Principle) below provided further that:

(a)	no security will be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement;

(b)

without prejudice to the Overriding Principle, if security is granted over the relevant material intellectual property, the grantor shall be free to deal with, use, licence and otherwise commercialise those assets in the course of its business (including allowing its intellectual property to lapse if no longer material to its business) until a Declared Default which is continuing; and

(c)

notice of any security interest over intellectual property will only be served on a third party from whom intellectual property is licensed upon written request of the Security Agent, which may only be given after the occurrence of a Declared Default which is continuing. No intellectual property security will be required to be registered under the law of that security document, the law where the grantor is regulated, or at any relevant supranational registry. Security over intellectual property rights will be taken on an “as is, where is” basis and the Group will not be required to procure any changes to, or corrections of filings on, external registers.

9.	Receivables

Without prejudice to the Overriding Principle, if the Issuer or a Guarantor grants security over any of its receivables it will be free to deal with, amend, waive or terminate those receivables in the course of its business until the occurrence of a Declared Default which is continuing (and, with respect to any receivables of an Obligor incorporated or organized in the United States, following five (5) Business Days’ prior written notice to such Obligor that the beneficiary of the security or Agent is exercising such rights). No notice of security may be prepared or served until the occurrence of a Declared Default which is continuing (other than security over the Structural Intercompany Receivables). No list of receivables shall be required. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of a Declared Default which is continuing.

10.	Real estate

No security shall be granted over real property.

11.	Shares

(a)

Security over shares, stocks or partnership interests granted by a Guarantor will be limited to those over a wholly-owned Guarantor incorporated in a Guarantor Jurisdiction. For the avoidance of doubt, no security shall be required to be granted by, or over the shares in, entities which are not wholly-owned Guarantors incorporated in a Guarantor Jurisdiction.

(b)

Until a Declared Default is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction (as agreed between the legal counsel of the Group and the legal counsel of the Agent in the relevant jurisdiction)) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition. With respect to any company incorporated in Germany, the voting rights and powers in relation to the shares in such company will remain with the grantor of the security at all times.

(c)

With respect to the shares in any member of the Group that have been pledged pursuant to a Transaction Security Document, where customary and applicable as a matter of law, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent:

(i)

(with respect to any Transaction Security Document entered into pursuant to Part I of Schedule 2 (Conditions Precedent) of the Senior Term Facilities Agreement), as soon as reasonably practicable following the Acquisition Closing Date (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)); and

(ii)

(with with respect to any other Transaction Security Document), as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)) of that Transaction Security Document.

12.	The Overriding Principle

(a)

The parties agree that the overriding intention is for security in respect of the Note Documents only to be granted over the SUN Collateral and the Shared Collateral (this paragraph (a) being the “Overriding Principle”).

(b)

Save as described in paragraph (a) above, no other security will be granted in respect of the Note Documents and for the avoidance of doubt, save as set out in paragraph (a) above, no member of the Group shall be required to grant a floating charge (or any floating “all asset” or similar security interest, however described) over its assets located in any jurisdiction.

13.	Voluntary Credit Support

(a)

If, in accordance with this Exhibit E, a person is not required to grant any guarantee or to grant security over an asset, the Issuer may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security (“Voluntary Credit Support”).

(b)

Each Topco Secured Party shall be required to accept such Voluntary Credit Support and the Security Agent shall enter into any document requested by the Issuer to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as the Issuer shall, in its sole discretion, elect.

14.	Amendment

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a Transaction Security Document, the Holders authorise, instruct and direct the Security Agent to, and the Security Agent shall promptly (at the option and upon request of the Issuer) (i) enter into such amendments to such Transaction Security Document or (ii) release and terminate such Transaction Security Document and enter into a replacement Transaction Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency.

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

This solvency certificate (this “Certificate”) is delivered by BK LC Lux Finco 1 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B252262 (the “Issuer”), in connection with the indenture dated as of April 29, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) (undefined capitalized terms used herein shall have the meanings set forth in the Indenture), the Guarantors party thereto and GLAS Trust Company LLC, as trustee (the “Trustee”), GLAS Trust Company LLC, as Principal Paying Agent, Transfer Agent and Registrar and Goldman Sachs Bank USA, as Security Agent. I hereby certify as follows in my capacity as [Director]/[Financial Officer] of the Issuer, not individually and without any personal liability hereunder:

1. I am, and at all pertinent times mentioned herein, have been the duly qualified and acting [Director]/[Chief Financial Officer] of the Issuer. [In such capacity I have responsibility for the overall management of the financial affairs of [ ]3 and the preparation of the financial statements of [ ]. I am familiar with the properties, business, assets and liabilities of [ ] and their business plans for the foreseeable future.] I am authorized to execute this Certificate on behalf of the Issuer.

2. In connection with the preparation of this Certificate, I have made such investigations and inquiries as I deem necessary and reasonably prudent therefor and to accurately make the certifications expressed herein. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and continue to be reasonable as of the date hereof. Specifically, I have [add description of underlying investigation].

Based on the foregoing, on behalf of the Issuer, I have reached the following conclusions:

(A)	As of the date hereof, after the incurrence of the Permitted Collateral Lien:

(i)

the fair value of the assets of [ ] are in excess of the total amount of its debts and other liabilities (including, without limitation, contingent and prospective liabilities, computed as the amount that, in light of all the facts and circumstances now existing, represents the amount that can reasonably be expected to become an actual or matured liability);

(ii)	the present fair saleable value of the assets of [ ] is greater than its probable total liability on its existing debts as such debts become absolute and matured; and

[3]	Person granting Lien

G-1

(iii)

[ ] is able to pay its debts as they fall due and has not (a) been deemed or declared to be unable to pay its debts under applicable law, (b) suspended or threatened to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, or (c) commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(B)

[ ] is not subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, compromise agreement or assignment with any creditor of [ ], reprieve from payment, controlled management, claims of fraudulent conveyance that would reasonably be expected to result in a judgment that [ ] would be unable to satisfy, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

(C)	To the best of my knowledge, [ ] is not, on the date hereof and will, as a result of its incurrence of the Permitted Collateral Lien, not be in a state of cessation of payments.

(D)

No application has been made by [ ] or, as far as the Issuer is aware, by any other person for the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or similar officer pursuant to any insolvency or similar proceedings.

(E)

No application has been made by [ ] for a voluntary winding-up or liquidation nor, to the best of my knowledge, has any judicial winding-up or liquidation been commenced or initiated against [ ] nor, to the best of my knowledge, has any suspension of payments, moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of [ ] been initiated against [ ].

(F)

To the best of my knowledge, no corporate action, legal proceedings or other procedure or step has been taken in relation to any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of [ ].

“Fair saleable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

The foregoing conclusions shall not be rendered untrue by the existence of any winding-up petition or any analogous procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within 28 days of commencement or, if earlier, the date on which it is advertised.

None of the Issuer or any of its Restricted Subsidiaries intends, in incurring the Permitted Collateral Lien or in incurring (by way of assumption or otherwise) any related obligations or liabilities (contingent or otherwise), to disturb, delay, hinder or defraud either present or future creditors or other Persons to which the Issuer or any of its Restricted Subsidiaries is or are intended to become, on or after the date hereon, indebted.

[•]

By:
Name:
Title: